SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]


Check the appropriate box:


[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                              U.S. AGGREGATES, INC.
                      -------------------------------------
                (Name of Registrant as Specified in Its Charter)

            ---------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.

[X]    Fee  computed on the table below per Exchange  Act Rules
       14a-6(i)(4)  and 0-11.

       (1)  Title of each class of securities to which transaction applies: N/A

       (2)  Aggregate number of securities to which transaction applies: N/A

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

       (4)  Proposed maximum aggregate value of transaction: $150,000,000

       (5)  Total fee paid: $30,000.00

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount Previously Paid: N/A

       (2)  Form, Schedule or Registration Statement No.: N/A

       (3)  Filing Party: N/A

       (4)  Date Filed: N/A

                              U.S. AGGREGATES, INC.
                       400 SOUTH EL CAMINO REAL, SUITE 500
                           SAN MATEO, CALIFORNIA 94402

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 AUGUST 21, 2001

TO THE STOCKHOLDERS:


     NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of U.S. Aggregates, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, August 21, 2001, at 9:00 a.m. local time, at 333 Bush Street, 17th Floor, San Francisco, California 94104 for the following purposes:

     1. To approve the sale (the "Transaction") of substantially all of the assets of SRM Aggregates, Inc., Bradley Stone & Sand, Inc., BHY Ready Mix, Inc., Mulberry Rock Corporation, Grove Materials Corporation and Bama Crushed Corporation, each of which are wholly-owned subsidiaries of the Company, and DeKalb Stone, Inc., a majority owned subsidiary of the Company ("Sellers"), to Florida Rock Industries, Inc. ("Buyer") in accordance with the Asset Purchase Agreement between the Company, the Sellers and Florida Rock Industries, Inc., dated as of July 11, 2001.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.


     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on July 26, 2001 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

     APPROVAL OF THE TRANSACTION AT THE SPECIAL MEETING IS ASSURED. THE COMPANY'S LARGEST STOCKHOLDER WHICH OWNS A MAJORITY OF THE SHARES OF THE
COMPANY'S OUTSTANDING COMMON STOCK IS OBLIGATED TO VOTE IN FAVOR OF THE TRANSACTION AT THE SPECIAL MEETING PURSUANT TO A VOTING AGREEMENT DATED AS OF JULY 11, 2001 BETWEEN SUCH STOCKHOLDER AND THE BUYER.

     The Company intends to mail this notice of special meeting, proxy statement and proxy on or about August 1, 2001.

                                            By Order of the Board of Directors,



                                            Hobart Richey
                                            Secretary

San Mateo, California
August 1, 2001

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET............................................................4
FORWARD-LOOKING STATEMENTS-CAUTIONARY STATEMENTS..............................9
QUESTIONS AND ANSWERS ABOUT  THE SPECIAL MEETING AND THE PROPOSED ASSET SALE..9
SPECIAL MEETING OF STOCKHOLDERS AUGUST 21, 2001..............................12
         PURPOSE.............................................................12
         GENERAL.............................................................12
         VOTING AND REVOCABILITY OF PROXIES..................................12
         SOLICITATION........................................................12
         STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING.......................13
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......13
THE ASSET SALE...............................................................14
         THE COMPANY.........................................................15
         SIGNIFICANT DEVELOPMENTS IN 2000....................................17
         GOVERNMENTAL AND ENVIRONMENTAL REGULATION...........................18
         PROPERTIES..........................................................19
         LEGAL PROCEEDINGS...................................................20
         MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED MATTERS..........21
         THE SELLERS.........................................................21
         BUYER...............................................................22
         BACKGROUND OF THE SALE..............................................23
         NEGOTIATIONS RELATING TO THE SALE...................................23
         REASONS FOR THE SALE................................................24
         OPINION OF DEUTSCHE BANC ALEX. BROWN INC............................25
         EFFECT OF THE ASSET SALE............................................30
         DESCRIPTION OF THE COMPANY FOLLOWING THE TRANSACTION................30
         PURCHASED ASSETS....................................................31
         PURCHASE PRICE......................................................31
         ASSUMPTION OF LIABILITIES...........................................31
         REPRESENTATIONS AND WARRANTIES......................................32
         COVENANTS...........................................................32
         CONDITIONS TO CLOSING...............................................32
         VOTING AGREEMENT....................................................32
         TERMINATION.........................................................33
         INDEMNIFICATION.....................................................33
         APPRAISAL RIGHTS....................................................33
         ACCOUNTING TREATMENT................................................33
         FEDERAL TAX CONSEQUENCES............................................34
         GOVERNMENTAL AND REGULATORY APPROVALS...............................34
         ESTIMATED CLOSING...................................................34

         RECOMMENDATION OF THE BOARD OF DIRECTORS FOR THE TRANSACTION........34
         PRO FORMA FINANCIAL INFORMATION.....................................34
         PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET......................35
         FINANCIAL STATEMENTS................................................41
AVAILABILITY OF 10-K REPORT..................................................42
WHERE YOU CAN FIND MORE INFORMATION..........................................42
OTHER BUSINESS...............................................................42



ANNEX A CERTAIN FINANCIAL STATEMENTS OF THE COMPANY AND ITS WHOLLY-OWNED SUBSIDIARY SRM HOLDINGS
          CORP...............................................................F-1


ANNEX B  -ASSET PURCHASE AGREEMENT, DATED AS OF JULY 11, 2001, BY AND
          AMONG SRM AGGREGATES, INC., BRADLEY STONE & SAND, INC.,
          BHY READY MIX, INC., DEKALB STONE, INC., MULBERRY ROCK
          CORPORATION, BAMA CRUSHED CORPORATION, GROVE MATERIALS
          CORPORATION, U.S. AGGREGATES, INC., AND FLORIDA ROCK
          INDUSTRIES, INC....................................................B-1


ANNEX C  -OPINION OF DEUTSCHE BANC ALEX. BROWN
          INC................................................................C-1

                               SUMMARY TERM SHEET

         This section summarizes selected information about the proposed sale, contained in this proxy statement (the "Transaction"), of substantially all of the assets of SRM Aggregates, Inc., Bradley Stone & Sand, Inc., BHY Ready Mix, Inc., Mulberry Rock Corporation, Grove Materials Corporation and Bama Crushed Corporation, each of which are wholly-owned subsidiaries of the Company, and DeKalb Stone, Inc., a majority owned subsidiary of the Company ("Sellers"). This section may not contain all of the information that is important to you. To understand the Transaction fully, we strongly encourage you to read carefully this entire proxy statement. We have included a copy of the Asset Purchase Agreement in this proxy statement as Annex B.

Time, Place and Date of the   The  special  meeting  will be held at 9:00  a.m.,
Special Meeting (page 12)     local time,  August 21,  2001 at 333 Bush  Street,
                              17th Floor, San Francisco, California 94104.

Purpose of Meeting (page 12)  We are holding  this  meeting to approve and adopt the Asset Purchase Agreement and to transact such other business as may properly come before the meeting.

Record Date of Stockholders You are entitled to vote at the special meeting if Entitled to Vote (page 12) you owned shares of our to Vote common stock at the close of business on July 26, 2001, the record
                              date for the  special  meeting.  You will have one
                              vote for each share of our common  stock you owned
                              on the record  date.  As of July 26,  2001,  there
                              were  14,900,593  shares of Company  common  stock
                              entitled  to be  voted  held by  approximately  53
                              stockholders of record.

Vote Required (page 14)       Approval   of   the   Transaction   requires   the
                              affirmative vote of the holders of a majority of our outstanding shares of common stock.

The Company (page 15)         U.S.  Aggregates,  Inc.
                              400 South El Camino Real, Suite 500
                              San Mateo, California 94402

                              U.S. Aggregates, Inc. is a Delaware corporation. The Company owns all of the outstanding shares of SRM Holdings Corp. SRM Holdings Corp. owns all of the outstanding shares of SRM Aggregates, Inc., which in turn owns all of the outstanding shares of Bradley Stone & Sand, Inc., BHY Ready Mix, Inc., Mulberry Rock Corporation, Bama Crushed Corporation, and Grove Materials Corporation, and a majority of the outstanding shares of DeKalb Stone, Inc. The Company is a leading producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. The Company serves local markets in nine states in two regions of the United States, the Mountain states and the Southeast.

Sellers (page 21)             SRM Aggregates,  Inc., Bradley Stone & Sand, Inc.,
                              DeKalb Stone,  Inc.,  Mulberry  Rock  Corporation,
                              Bama Crushed Corporation,  BHY Ready Mix, Inc. and
                              Grove Materials Corporation have their principal executive offices located at:

                              4200 Colonnade Parkway, Suite 100
                              Birmingham, Alabama 35243

                              The Sellers with the exception of BHY Ready Mix, Inc. are producers of aggregates. The Sellers' products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. The Sellers serve local markets in the Southeastern United States.

                              BHY Ready Mix, Inc. is a producer of concrete for use in the construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. BHY Ready Mix, Inc. operates one ready mix plant located in Chattanooga, Tennessee, which serves the local Chattanooga market with 25 trucks.


Buyer (page 22)               Florida Rock Industries, Inc.
                              155 East 21st Street
                              Jacksonville, Florida 32206-2104

                              Florida Rock Industries, Inc., is a Florida corporation. Buyer's common stock is publicly traded on the New York Stock Exchange. The Buyer is a leading producer of construction aggregates, ready-mix concrete, cement, concrete block and prestressed concrete. The Buyer serves local markets in the States of Florida, Georgia, Virginia, Maryland, North Carolina and the District of Columbia.

Reasons for the Sale          In arriving at our determination  that the sale is
(page 24)                     fair  to,  and  in  the  best  interests  of,  our
                              constituents, the Board of Directors considered a number of factors, including, without limitation, the following:


                              o reduction of the Company's debt through repayment of a portion of the outstanding principal owing under its senior secured credit facilities;

                              o     the   businesses,    financial    condition,
                                    earnings and recent results of operations of the Company and the Sellers;

                              o     the amount of purchase price; and

                              o the opinion of the Company's financial advisor Deutsche Banc Alex. Brown Inc.
                                    ("DBAB") as of July 10, 2001, subject to matters stated in that opinion, regarding the consideration to be received by the Company in the Transaction.


Recommendations of the Board  Our Board of Directors  has  unanimously  approved
of Directors (page 24)        the Asset  Purchase  Agreement and has  determined
                              that the terms of the Transaction are
                              fair  to,  and  in  the  best  interests  of,  our
                              stockholders.   Our   Board  of   Directors   also
                              unanimously  recommends that you approve the Asset
                              Purchase Agreement and the Transaction.

                              The Asset Purchase Agreement is attached as Annex B to this proxy statement. We encourage you to read the Asset Purchase Agreement, as it is the legal document that governs the Transaction.


Management Ownership          As of July 26, 2001,  our  directors and executive
(page 14)                     officers  beneficially owned and have the right to
                              vote, in the  aggregate,  8,309,203  shares of our
                              outstanding   common   stock,    representing   an
                              aggregate   of   approximately    55.8%   of   our
                              outstanding shares.

Assured Approval of           As of the  close of  business  on July  26,  2001,
Transaction (page 32)         Golder,  Thoma,  Cressey,   Rauner  Fund  IV  L.P.
                              ("GTCR") owned  approximately  7,824,997 shares of
                              the Company's  common stock, or 52.5% of the total
                              currently outstanding shares. UNDER THE TERMS OF A
                              VOTING  AGREEMENT  DATED  AS  OF  JULY  11,  2001,
                              BETWEEN GTCR AND BUYER,  GTCR IS OBLIGATED TO VOTE
                              IN  FAVOR  OF  THE   TRANSACTION  AT  THE  SPECIAL
                              MEETING. BECAUSE GTCR OWNS A MAJORITY OF THE TOTAL
                              CURRENTLY   OUTSTANDING  SHARES  OF  THE  COMPANY,
                              APPROVAL OF THE TRANSACTION AT THE SPECIAL MEETING
                              IS ASSURED.

 Opinion of Financial Advisor In connection  with the sale of certain  assets of
 (page 25)                    the  Sellers  to  Buyer,  the  Company's  Board of
                              Directors received an opinion from DBAB, its financial advisor. THE OPINION OF DBAB IS DIRECTED
                              TO THE BOARD OF  DIRECTORS  OF THE  COMPANY AND IS
                              NOT A RECOMMENDATION  TO STOCKHOLDERS WITH RESPECT
                              TO ANY MATTER RELATING TO THE TRANSACTION.

                              The Company received an oral opinion from DBAB on July 10, 2001, confirmed subsequently by a written opinion on July 11, 2001, to the effect that, as of that date and subject to the matters stated in that opinion, the consideration to be received by the Company pursuant to the proposed Transaction was fair from a financial point of view to the Company. We have included this opinion in this proxy statement as Annex C. THE COMPANY URGES ITS STOCKHOLDERS TO READ THE OPINION OF DBAB IN ITS ENTIRETY.

Effect of the Sale            Upon  completion of the sale, the Company  intends
(page 30)                     to  apply  the  net  proceeds  of the  sale  after
                              deducting Transaction expenses as follows:

                              o partial repayment of the Company's senior secured credit facilities;

                              o depending on the result of negotiations with the lenders of its senior secured credit facilities, working capital; and

                              o depending on the result of negotiations with the lenders of its senior secured credit facilities, paying taxes that will be owed as a result of the sale, if any.

Future Operations             The  Company's  ability  to  continue  as a  going
(page 30)                     concern  is  dependent  upon a number of  factors,
                              none of which are assured. These include, among others:

                              o     consummation of the Transaction;

                              o reaching an agreement with the lenders under its senior secured credit facilities regarding the allocation of the proceeds to be received upon consummation of the Transaciton;

                              o     achieving sufficient profitable  operations;
                                    and

                              o     refinancing   or    restructuring   of   the
                                    Company's remaining debt.

                              See   "Description  of the Company  Following  the
                              Transaction" at page 30.



Purchased Assets (page 31)    Buyer  is  purchasing  substantially  all  of  the
                              assets of the Sellers.

Assumption of Liabilities     As of the  Closing of the  Transaction,  the Buyer
(page 31)                     will  assume  certain  liabilities  of the Sellers
                              relating to the assets purchased by Buyer.

Purchase Price (page 31)      The aggregate purchase price to be received by the
                              Sellers   on  the   Closing   will  be   equal  to
                              $150,000,000.  The purchase  price will be paid in
                              cash  less  approximately   $42,000,000  to  cover
                              certain   liabilities  assumed  by  Buyer  or  the
                              payment of such liabilities, and less $15,000,000 to be placed in an escrow account, to be released upon the receipt of certain third-party waivers.
                              There is no assurance that such waivers will be obtained.

Effective Time of the Asset   The Transaction will occur promptly  following the
Sale (page 32)                requisite  stockholder approval and the waiver, or
                              expiration, of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of
                              1976, as amended.

Representations and           The  Asset  Purchase  Agreement  contains  various
Warranties of the Sellers     customary  representations  and warranties made by
(page 32)                     the Sellers.  Such  representations and warranties
                              include,  without limitation,  the solvency of the
                              Sellers following the transaction,  authorization,
                              organization  and  corporate  power,   absence  of
                              conflicts,   financial   statements,   absence  of
                              certain  developments,  real  property,  title  to
                              personal   property,   equipment  leases,   taxes,
                              contracts,   intellectual  property,   litigation,
                              licenses   and  permits,   employees,   affiliated
                              transactions, compliance with laws, environmental and the absence of undisclosed liabilities.

Representations and           The  Asset  Purchase  Agreement  contains  various
Warranties of the Buyer       customary  representations  and warranties made by
(page 32)                     Buyer. Such representations and warranties include
                              the authority of the Buyer, corporate power and organization, absence of conflicts and the absence of litigation.

Conditions to Consummation    The completion of the Transaction depends upon the
of the Transaction (page 32)  satisfaction   of   a   number    Transaction   of
                              conditions, including, among other things:

                              o approval of the Asset Purchase Agreement by the stockholders of the Company holding not less than the majority of the outstanding shares of common stock, which approval is assured as a result of the Voting Agreement dated as of July 11, 2001 between the Buyer and GTCR;

                              o accuracy in all material respects of the representations and warranties contained in the Asset Purchase Agreement;


                              o compliance in all material respects with all agreements and obligations of each of the Sellers and Buyer that are required to be complied with before consummation of the Transaction;

                              o receipt of all consents and waivers of third parties that are required to be obtained before the consummation of the Transaction;

                              o the expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;


                              o receipt of legal opinions from counsel to the Company, Sellers and Buyer as to certain corporate matters;

                              o absence of any law or injunction preventing the Transaction;

                              o receipt of commitments to issue title insurance for certain tracts of real property specified in the Asset Purchase Agreement; and

                              o the inspection and testing to Buyer's satisfaction, in accordance with specifications set forth in the Asset Purchase Agreement, of aggregates reserves at certain quarries being sold to Buyer by Sellers.

                              Both the Sellers and Buyer can elect to waive certain conditions to their own performance.

Appraisal Rights (page 33)    The Company is organized  under the corporate laws
                              of the State of  Delaware.  Delaware  law does not
                              provide for appraisal or other similar  rights for
                              dissenting  stockholders  in  connection  with the
                              Transaction.     Accordingly,     the    Company's
                              stockholders will have no right to dissent and obtain payment for their shares.

Federal Tax                   The Sellers  will  recognize a taxable gain on the
Consequences (page 34)        sale of the assets  which will result in corporate
                              federal tax.  However,  the Company estimates that
                              the  gain  will  be   largely   offset  by  losses
                              available to the Company. Consummation of the sale will not be a taxable event for the stockholders of the Company.

Termination of the Asset The Sellers and Buyer may mutually agree to Purchase Agreement (page 33) terminate the Asset Purchase Agreement at any time before the time the Asset Purchase Sale becomes
                              effective.  The  Sellers may  terminate  the Asset
                              Purchase  Agreement  if the Board of  Directors of
                              any  Seller  determines,   based  on  advice  from
                              counsel,  that it is required by law to  terminate
                              the   Agreement   in  order  to  comply  with  its
                              fiduciary  duties.  In  addition,   the  Buyer  or
                              Sellers may terminate the Asset Purchase Agreement if specified events occur. These include:

                              o if the conditions set forth in the Asset Purchase Agreement have not been satisfied or waived by October 8, 2001;

                              o if either party has failed to comply with any of its obligations or covenants and such failure has not been waived by the other party;

                              o if the Asset Purchase Agreement is deemed to be unenforceable in any bankruptcy or similar proceeding in which any of the Sellers is the debtor; or

                              o if a majority of the Company's stockholders vote against approval of the Transaction.

Termination Fee; Expense      The Asset Purchase  Agreement requires the Sellers
Reimbursement (page 33)       to  pay  Buyer  a  termination  fee  of 2% of  the
                              Purchase Price plus third-party expenses not to exceed $500,000, if the Company fails to receive stockholder approval prior to October 8, 2001, or if any of the boards of directors of the eight
                              Sellers terminate the Asset Purchase Agreement based on advice of its counsel that it is required by law to do so, and the Company or the Sellers within 360 days of the termination enter into a similar transaction to sell to another party the assets or stock of the Sellers or to sell the stock or the assets of the Company (as long as the Sellers remain subsidiaries of the Company).

Regulatory Matters (page 34)  The  closing  of the  Transaction  by  Sellers  in accordance with the terms of the Asset Purchase Agreement is subject to the filing of a notification with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, the waiver, or expiration, of any waiting periods in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the filing of this proxy statement with the Securities and Exchange Commission.



                FORWARD-LOOKING STATEMENTS-CAUTIONARY STATEMENTS

         The Company is including the following cautionary statement in this proxy statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. This proxy statement contains certain forward-looking statements and information based on management's belief as well as assumptions made by and information currently available to management. When used in this proxy statement, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions including, among other matters, future growth in the construction industry; the ability of U.S. Aggregates to complete acquisitions and effective integration of acquired companies operations; successful implementation of strategic business alternatives; and general risks related to the markets in which U.S. Aggregates operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those projected. Additional information regarding these risk factors and other uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

                           QUESTIONS AND ANSWERS ABOUT
                 THE SPECIAL MEETING AND THE PROPOSED ASSET SALE

          The following questions and answers are intended to address briefly some commonly asked questions regarding the Special Meeting and the Asset Purchase Agreement between SRM Aggregates, Inc., Bradley Stone & Sand, Inc., BHY Ready Mix, Inc., Mulberry Rock Corporation, Bama Crushed Corporation, and Grove Materials Corporation, each wholly owned subsidiaries of the Company, DeKalb

Stone, Inc., a majority owned subsidiary of the Company ("Sellers"), the Company and Florida Rock Industries, Inc. ("Buyer"), dated as of July 11, 2001, and the sale of substantially all of the assets of the Sellers. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

Q:             WHAT PROPOSAL WILL I BE VOTING ON AT THE SPECIAL MEETING?

A: You will be asked to consider and vote upon a proposal to approve the sale of substantially all of the assets of the Sellers (the "Transaction"), pursuant to the Asset Purchase Agreement, dated as of July 11, 2001 between the Company, the Sellers and Florida Rock Industries, Inc. The Asset Purchase Agreement is attached to this proxy statement as Annex B.

Q:             CAN I STILL SELL MY SHARES?

A: Neither the Transaction nor the Asset Purchase Agreement will affect your right to sell or otherwise transfer your shares of the Company's common stock.


Q: IF THE TRANSACTION IS COMPLETED, WHAT WILL THE SELLERS RECEIVE FOR THE SALE OF SRM AGGREGATES, INC.?

A: If the Transaction is completed, the Sellers will receive $150,000,000, less approximately $42,000,000 to cover certain liabilities assumed by Buyer or the payment of such liabilities, and less $15,000,000 to be placed in an escrow account, to be released to the Sellers upon the receipt of certain third-party waivers. There is no assurance that such waivers will be obtained.

Q:             WILL  ANY  OF  THE  MONEY   RECEIVED  FROM  THE   TRANSACTION  BE
               DISTRIBUTED TO THE COMPANY'S STOCKHOLDERS?

A: No. The Company intends to use all proceeds received in the Transaction to repay a portion of its senior secured credit facilities and depending on the result of negotiations with the lenders under its senior secured credit facilities, the remainder will be available for working capital and payment of taxes, if any.

Q:             WHAT VOTE IS REQUIRED TO APPROVE THE TRANSACTION?

A: To approve the Transaction, stockholders holding a majority of the outstanding shares entitled to vote must affirmatively vote to approve the Transaction.

Q:             WHO IS ENTITLED TO VOTE ON THE TRANSACTION?

A: Only holders of record of the Company's common stock as of the close of business on July 26, 2001 will be entitled to notice of and to vote at the special meeting to approve the Transaction. Beneficial holders as of that date who are not holders of record will only be allowed to vote in person at the special meeting if they present a letter signed by the record holder indicating the number of shares such beneficial holder is entitled to vote.

Q: IS THE APPROVAL OF THE TRANSACTION BY THE STOCKHOLDERS OF THE COMPANY AT THE SPECIAL MEETING ASSURED?

A: Yes. As of the close of business on July 26, 2001, Golder, Thoma, Cressey, Rauner Fund IV L.P. ("GTCR") owned approximately 7,824,997 shares of the Company's common stock, or 52.5% of the total currently outstanding shares. Under the terms of a Voting Agreement dated as of July 11, 2001, between GTCR and Buyer, GTCR is obligated to vote in favor of the Transaction at the Special Meeting. Because GTCR owns a majority of the total currently outstanding shares of the Company, approval of the Transaction at the Special Meeting is assured.

Q:             WHEN AND WHERE IS THE SPECIAL MEETING?

A:             The special meeting will be held on August 21, 2001, at 9:00 a.m.
               local time, at 333 Bush Street, 17th Floor, San Francisco, California 94104.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:             MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a written revocation or a later-dated, signed proxy card before the special meeting or simply attend the special meeting and vote in person.

Q:             WHAT DO I NEED TO DO NOW?

A: PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING. You may vote by signing your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meeting. Because a vote of a majority of the Company's outstanding shares is required to approve the Transaction, your failure to vote is the same as your voting against the Transaction.

Q:             WHAT  ARE  CERTAIN   U.S.   FEDERAL  TAX   CONSEQUENCES   OF  THE
               TRANSACTION?

A: The sale of substantially all of the assets of Sellers will be a taxable transaction to the Sellers for United States federal tax purposes (as well as for state, local and foreign tax purposes). However, the Company estimates that any federal tax will be offset by losses available to the Company. The Transaction will not be a taxable transaction for United States federal income tax purposes for the Company's stockholders.

Q:             WHOM SHOULD I CALL IF I HAVE QUESTIONS?


A: If you have questions about the Transaction or the Asset Purchase Agreement you may call the Company's Secretary and General Counsel, Hobart Richey at (724) 772-0065.

                         SPECIAL MEETING OF STOCKHOLDERS

                                 AUGUST 21, 2001

PURPOSE

         The special meeting will be held at 9:00 a.m. on August 21, 2001 at 333 Bush Street, 17th Floor, San Francisco, California 94104. We are holding the meeting:

         1. To approve the sale of substantially all of the assets of SRM Aggregates, Inc., Bradley Stone & Sand, Inc., BHY Ready Mix, Inc., Mulberry Rock Corporation, Grove Materials Corporation and Bama Crushed Corporation, each of which are wholly-owned subsidiaries of the Company, and DeKalb Stone, Inc., a majority owned subsidiary of the Company ("Sellers"), to Florida Rock Industries, Inc. in accordance with the Asset Purchase Agreement between the Company, the Sellers and Florida Rock Industries, Inc. dated as of July 11, 2001.

         2. To transact such other business as may properly come before the meeting.

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of U.S. Aggregates, Inc., a Delaware corporation (the "Company"), for use at a special meeting of stockholders (the "Special Meeting") to be held on Tuesday, August 21, 2001, at 9:00 a.m. local time, at which stockholders of record on July 26, 2001 will be entitled to vote. On July 26, 2001, the Company had issued and outstanding 14,900,593 shares of Common Stock, par value $.01 per share. The special meeting will be held at 333 Bush Street, 17th Floor, San Francisco, California 94104.

VOTING AND REVOCABILITY OF PROXIES

         All properly executed proxies that are not revoked will be voted at the meeting in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted FOR approval of all proposals in accordance with the recommendation of the Company's Board of Directors. Any person giving a proxy in the form accompanying this statement has the power to revoke such proxy at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office an instrument of revocation or a duly executed proxy bearing a later date, or by filing written notice of revocation with the secretary of the meeting prior to the voting of the proxy, or by voting the shares subject to the proxy by written ballot.

         Broker non-votes and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote, will be counted in determining whether a quorum is present at the Special Meeting. The vote required for the approval of the sale of assets is described below. For all other proposals, abstentions by stockholders present in person or by proxy at the meeting are counted as votes against a proposal for purposes of determining whether or not the proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         Each holder of Common Stock is entitled to one vote for each share of Common Stock held.

SOLICITATION

         The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional material furnished to stockholders.

Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or employees of the Company; no additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy material to certain beneficial owners of the Company's Common Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Proposals of stockholders that are intended to be presented at the Company's 2002 annual meeting of stockholders must be received by the Company no later than December 31, 2001 in order to be included in the proxy statement and proxy relating to that meeting. Stockholders wishing to present a proposal in person at the Company's 2002 Annual Meeting must give the Company written notice of their proposal no later than April 6, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables, based in part upon information supplied by officers, directors and principal stockholders, set forth certain information regarding the ownership of the Company's Common Stock as of July 26, 2001 by (i) all those known by the Company to be beneficial owners of more than 5% of any class of the Company's voting securities; (ii) each director; (iii) each named executive officer; and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership Of Certain Beneficial Owners(a).


                     NAME AND ADDRESS                AMOUNT OF DIRECT BENEFICIAL  PERCENT   OF
                    OF BENEFICIAL OWNER                        OWNERSHIP            CLASS(b)
                   -------------------                        ---------               -----
Golder, Thoma, Cressey, Rauner Fund IV, L.P.                  7,824,997              52.5%
     6100 Sears Tower
     Chicago, Illinois 60606

Goldman Sachs Asset Management                                1,218,100               8.2%
     1 New York Plaza
     New York, New York 10004

T. Rowe Price Associates, Inc.(c)                             1,070,400               7.2%
     100 E. Pratt Street
     Baltimore, Maryland 21202

Liberty Wagner Asset Management, L.P.                         1,042,700               7.0%
     227 West Monroe Street, Suite 3000
     Chicago, Illinois 60606



--------------------

(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the company.

(b) Calculation based on 14,900,593 shares of Common Stock outstanding as of July 26, 2001.

(c) These securities are owned by various individuals and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc.

         is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, expressly disclaims that it is, in fact, the beneficial owners of such securities.


Security Ownership Of Directors And Executive Officers.



            NAME OF           AMOUNT AND NATURE OF BENEFICIAL       PERCENT OF
        BENEFICIAL OWNER             OWNERSHIP (a)(b)                CLASS(c)
        ----------------            ---------------                 ----------
   Morris L. Bishop, Jr.                 135,560                           *
   Franz L. Cristiani                      3,000(d)                        *
   David A. Donnini                    7,827,997(e)                    52.5%
   Edward A. Dougherty                    23,424(d)(f)                     *
   James A. Harris                       309,940(g)                     2.1%
   Bruce V. Rauner                     7,827,997(e)                    52.5%
   Hobart Richey                          36,116(h)                        *
   Stanford Springel                           0                           *
   Raymond R. Wingard                      3,500(d)                        *
   Daniel W. Yih                       7,824,997(i)                    52.5%
   All Directors and Executive         8,342,537                       56.0%
   Officers as a Group

-----------------
* Does not exceed 1% of the referenced class of securities.

(a)      Ownership is direct unless indicated otherwise.

(b) Includes shares beneficially owned and shares which may be acquired within 60 days from July 26, 2001.

(c) Calculation based on 14,900,593 shares of Common Stock outstanding as of July 26, 2001.

(d) Includes 3,000 shares issuable upon the exercise of stock options granted to each Messrs. Cristiani, Dougherty and Wingard.

(e) Includes 3,000 shares issuable upon the exercise of stock options granted to each Messrs. Donnini and Rauner and 7,824,997 shares held by Golder, Thoma, Cressey, Rauner Fund IV, L.P. to which Messrs. Donnini and Rauner disclaim any beneficial interest.

(f) Includes 20,424 shares owned by The Edward A. Dougherty and Linda F. Dougherty 1998 Family Trust.

(g) Includes 49,737 shares owned by the James A. Harris Charitable Remainder Unitrust.

(h)      Owned by Jeanne T. Richey.

(i) Includes 7,824,997 shares held by Golder, Thoma, Cressey, Rauner Fund IV, L.P. to which Daniel W. Yih disclaim any beneficial interest.



                                 THE ASSET SALE

         The following is a summary of the material aspects of the sale ("Transaction") of substantially all of the assets of SRM Aggregates, Inc., Bradley Stone & Sand, Inc., BHY Ready Mix, Inc., Mulberry Rock Corporation, Bama Crushed Corporation and Grove Materials Corporation, each of which are wholly-owned subsidiaries of the Company, and DeKalb Stone, Inc., a majority owned subsidiary of the Company ("Sellers"), to Florida Rock Industries, Inc. ("Buyer"). This summary and all other discussions of the terms and conditions of the Transaction included elsewhere in this proxy statement are qualified in their entirety by reference to the Asset Purchase Agreement, a copy of which is attached as an Annex hereto and incorporated by reference herein.

         The affirmative vote of the holders of a majority of the shares of common stock voting in person or by proxy on this proposal is required to approve the Transaction.

THE COMPANY

U.S. Aggregates, Inc.


         U.S. Aggregates, Inc. was founded in January 1994 and is a leading producer of aggregate related products. Aggregates consist of crushed stone, sand and gravel. In 2000, the Company shipped approximately 19.7 million tons of aggregates, primarily to customers in nine Southeast and Mountain states, generating net sales and a loss from operations of $291.7 million and $5.0 million, respectively. In 2000, approximately 88% of the aggregates shipped by the company were processed materials consisting of crushed stone or sand and gravel, and approximately 12% were unprocessed material.

         The following table shows, for the periods indicated, the Company's total shipments of aggregates, asphalt and ready-mix concrete.

                              U.S. AGGREGATES, INC
             SHIPMENTS OF AGGREGATES, ASPHALT AND READY-MIX CONCRETE




                                                                    YEARS ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------------------------------
                                      2000                1999                 1998                1997                1996
                                      ----                ----                 ----                ----                ----
                                                                            (Millions)
Tons of aggregates sold:
   Sold directly to customers       15.0                13.7                 11.9                 6.6                 5.1
   Used internally...........        4.7                 5.4                  3.9                 2.9                 2.1
      Total tons of
        aggregates sold......       19.7                19.1                 15.8                 9.5                 7.2
        Percentage of
         aggregates
         used internally for
         asphalt
         and concrete........       23.9%               28.3%                24.7%               30.5%               29.2%
Tons of asphalt sold.........        1.8                 2.2                  1.6                 1.3                 0.9
Yards of ready-mix concrete
   sold                              1.6                 1.8                  1.4                 0.9                 0.9




The Transaction will result in a substantial reduction in the Company's total sales and aggregate reserves. See the Section below entitled "Description of the Company Following the Transaction."

         The Company markets its aggregates products to customers in a variety of industries, including public infrastructure, commercial and residential construction contractors; producers of asphalt, concrete, ready-mix concrete, concrete blocks, and concrete pipes; and railroads. In 2000, approximately 76% of the Company's aggregates volume was sold directly to customers, and the balance was used to produce asphalt (which generally contains 90% aggregates by volume) and ready-mix concrete (which generally contains 80% aggregates by volume). As a result of dependence upon the construction industry, the profitability of aggregates producers is sensitive to national, regional and local economic conditions, and particularly to downturns in construction spending and to changes in the level of infrastructure spending funded by the public sector. In fact, the Company's performance in the second half of 2000 was affected by the slowing economy and reduced government spending, especially in its Western operations. Currently, the Company does not have any customer that accounts for more than 10% of sales.

         Also as a result of the Company's dependence on the construction industry, the Company's business is seasonal with peak revenues and profits occurring primarily in the months of April through November. Bad weather conditions during this period can adversely affect operating income and cash flow and could therefore have a disproportionate impact on the Company's results for the full year. Quarterly results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. In the fourth quarter of 2000, poor weather conditions in Utah negatively impacted the Company's sales and profits.

         Because of the high cost of transporting aggregates, asphalt and ready-mix concrete, the Company believes that high-quality aggregate reserves located near customers is central to its long-term success. Accordingly, the Company has focused on the acquisition and development of aggregate production sites and companies that are well positioned to serve growing local markets. Since the Company's inception, the Company completed and integrated 28 business and asset acquisitions, including both operating companies and aggregate production facilities. In 2000, the Company continued to expand into new geographical markets in the Southeast, Utah and Nevada. Distribution of aggregate products in the Southeast was expanded with the startup of a major distribution yard in Memphis, Tennessee.

         As a result of the Company's ambitious acquisition program, the Company acquired certain non-core assets over the last few years. In 2000, the Company outlined a plan to sell certain assets to strengthen its strategic position, reduce debt and improve liquidity. In 2000, the Company sold its ready-mix operations in Birmingham and subsequently the remaining ready-mix concrete and concrete block operations in the Alabama market to Ready-Mix USA, Inc., one of the largest producers of ready-mix in Alabama. The revenues and total assets related to the sold properties represented approximately 11% and 4%, respectively, of the Company's 2000 consolidated totals. Terms of the sale include the establishment of a long-term contract for the Company to provide Ready-Mix USA with aggregates for its ready-mix operations.

         In 2001, the Company continued its plan to sell certain assets to improve its strategic position, reduce debt and improve its liquidity. Effective as of March 30, 2001, the Company sold certain of its operations in northern Utah to Oldcastle Materials, Inc. The sales proceeds were utilized to pay debt and certain operating leases and provided the Company with additional liquidity. In connection with the sale, the Company entered into a long-term, royalty bearing lease of a quarry to Oldcastle. The revenues and total assets related to the sold properties represented approximately 14% and 6%, respectively, of the Company's 2000 consolidated totals.

         The localized nature of the business also limits competition to those producers in proximity to the Company's production facilities. Although the Company experiences competition in all of its markets, the Company believes that it is generally a leading producer in the market areas it serves. Competition is based primarily on aggregate production site location and price, but quality of aggregates and level of customer service are also important factors. The Company competes directly with a number of large and small producers in the markets it serves.

         A material rise in the price or a material decrease in the availability of oil could and did adversely affect operating results. The cost of transporting the Company's products, the cost of processing material and the cost of asphalt are all correlated to the price of oil. Any increase in the price of oil may and did reduce the demand for the Company's products. The Company estimates that in 2000 the total increase in oil, fuel and energy costs were in excess of $9 million. As a result of competitive pressures, the Company was not able to pass through these cost increases, and profits were negatively impacted.

         Environmental and zoning regulations have made it increasingly difficult for the construction aggregates industry to expand existing quarries and to develop new quarry operations. Although it cannot be predicted what policies will be adopted in the future by federal, state and local governmental bodies regarding these matters, the Company anticipates that future restrictions will not have a material adverse effect upon its business.

         As of year-end, the Company employed approximately 1,476 employees, of whom approximately 1,259 are hourly, 216 are salaried and 1 is part-time. Approximately 313 of the Company's employees are represented by labor unions. The expiration dates of the various labor union contracts are from July 2001 through April 2003. On July 17, 2001 the Company reached an agreement on a new labor union contract with certain employees represented by a labor union who since July 15, 2001 had been working without a contract as a result of the contract's expiration. The Company considers its relations with employees to be good.

SIGNIFICANT DEVELOPMENTS IN 2001

         As a result of issues raised regarding certain financial and accounting matters affecting the Company's Western operations and upon the recommendation of the Company's auditors, the Company's Board of Directors authorized its Audit Committee to expand the scope of the year-end audit and to increase its oversight of the audit for the fiscal year ended December 31, 2000. In connection with the year-end audit, the Company determined that it was necessary to restate the earnings for the first three quarters of 2000. For the first quarter, the Company restated its net loss of $2.6 million, or $0.17 per diluted share, to a net loss of $5.1 million, or $0.34 per diluted share. For the second quarter, the Company restated its net income of $6.8 million, or $0.45 per diluted share, to net income of $3.1 million, or $0.20 per diluted share. For the third quarter, the Company restated its net income of $5.5 million, or $0.36 per diluted share, to net income of $1.7 million, or $0.11 per diluted share. The restatements relate primarily to the reclassification of certain capitalized items to operating expenses, the recognition of certain additional operating expenses, and an increase of the reserve for self-insurance claims. As a result of the Audit Committee's review, certain members of management resigned, were put on administrative leave, or were terminated.

         As a result of the Company's poor financial results in 2000, the Company was in default of the covenants in its senior secured credit facilities as well as its subordinated debt facilities. The Company entered into amendments (the Fifth and Sixth Amendments) with its senior secured lenders which waived all existing covenant defaults, adjusted future financial covenants, deferred certain principal payments until March 31, 2002, provided the Company with additional liquidity upon the sale of certain assets, established monthly interest payment schedules, increased interest rates, and provided for certain fees if the debt is not refinanced by a certain date in the future. The Company also entered into an amendment with its subordinated note holder to waive existing covenant defaults and to accept deferral of interest payments through May 22, 2002 in exchange for increased interest rates, a deferred fee of $900,000 and warrants for 671,582 shares with a nominal exercise price. In connection with the amendments of the senior secured credit facility and the subordinated notes, Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV"), the Company's largest shareholder, loaned the Company $2 million as junior subordinated debt. GTCR Fund IV received a deferred fee of $450,000 and warrants for 435,469 shares with a nominal exercise price in exchange for its agreement to provide the Company with the junior subordinated debt.

         On May 30, 2001, the Company entered into an amendment with its senior secured creditors (the Seventh Amendment) pursuant to which the lenders agreed to make certain additional term loans to the Company in an aggregate amount of $6,000,000. In connection with the amendment, the Company agreed to certain changes to the senior secured credit facilities including an agreement to pay a $1 million success fee upon consummation of the Transaction which is being acted upon at this meeting, and other matters. The consent of the lenders to the Asset Purchase Agreement is required under the amendment and has been obtained.

         The Company is currently not in compliance with certain financial covenants under the senior secured credit facility. While there is no assurance, based on discussions with the lenders, the Company believes that it will be able to obtain a waiver of such non-compliance.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

         The Company's operations are subject to and affected by federal, state and local laws and regulations relating to the environment, health and safety and other regulatory matters. Certain of the Company's operations may from time to time involve the use of substances that are classified as toxic or hazardous substances within the meaning of these laws and regulations. Environmental operating permits are, or may be, required for certain of the Company's operations, and such permits are subject to modification, renewal and revocation. The Company continually evaluates whether it must take additional steps at its locations to ensure compliance with these laws and regulations. The Company believes that its operations are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on its business, financial condition or results of operations. However, future events, such as changes in or modified interpretations of existing laws and regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of its products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on the Company. In accordance with the Company's accounting policy for environmental costs, amounts are accrued and included in the Company's financial statements when it is probable that a liability has been incurred and such amount can be reasonably estimated. Costs incurred by the Company in connection with environmental matters in the preceding two fiscal years were not material to the Company's operations or financial condition.

         The Company, as well as other companies in the aggregates industry, produce some products containing varying amounts of crystalline silica. Excessive and prolonged inhalation of very small particles of crystalline silica has been associated with non-malignant lung disease. The carcinogenic potential of excessive exposure to crystalline silica has been evaluated for over a decade by a number of research groups including the International Agency for Research on Cancer, the National Institute for Occupational Safety and Health and the National Toxicology Program, a part of the Department of Health and Human Services. Results of various studies have ranged from classifying crystalline silica as a probable to a known carcinogen. Other studies concluded higher incidences of lung cancer in some operations was due to cigarette smoking, not silica. Governmental agencies, including the Occupational Safety and Health Administration and Mine Safety Health Administration, coordinate to establish standards for controlling permissible limits on crystalline silica. In the early 1990s, they considered lowering silica exposure limits but decided to retain existing limits. The Occupational Safety and Health Administration held stakeholder meetings in the fall of 2000, relating to the release of new rules to implement more stringent regulations controlling permissible limits on crystalline silica. No new regulations have been put in place through March 2001. The Company believes it currently meets government guidelines for crystalline silica exposure and will employ technologies as they become available to ensure worker safety and comply with regulations.

         An operating subsidiary of the Company has received a notice of violation regarding the removal and disposal of asbestos-containing insulation from two above-ground asphalt storage tanks at one of the subsidiary's facilities and is the subject of several related state and federal civil and criminal investigations. The agencies involved include the Federal Environmental Protection Agency, the United States Department of Justice, the Occupational Safety and Health Administration and the Utah Department of Air Quality (DAQ). The site has been fully cleaned under the supervision and with the approval of the Utah DAQ, and costs related to the clean-up have been recorded. In order to resolve this matter, the Company (1) has entered into an agreement with the Utah DAQ under which a fine of $50,000 has been paid and certain environmental remediation actions also worth $50,000 have been carried out; (2) has entered into an agreement with the U.S. Attorney's office for Utah to plead to a felony and to pay a fine of $300,000; and (3) is negotiating an environmental compliance agreement with the Environmental Protection Agency.

PROPERTIES

         In 2000, 27 of the Company's aggregates production sites each had shipments of greater than 100,000 tons. Of these sites, 10 are located on property the Company owns, two are on land owned in part and leased in part and 15 are on leased property. In addition to the Company's quarry sites, it owns other real property. As of the date of this proxy statement, the Company owns 60 pieces of real property and has leasehold or permit or similar rights to 63 other pieces of real property. Most of these properties are subject to a security interest in favor of the Company's senior secured creditors. The Company's significant quarry leases expire between the years 2012 to 2039 and in some cases are renewable for additional periods. The Company believes that no single aggregate production site is of major significance to its operations.

         The Company's estimated aggregate reserve position prior to the Transaction exceeds 1.3 billion tons. The Company owns approximately 600 million tons and leases approximately 700 million tons of its aggregate reserves. Following the consummation of the Transaction, reserves are estimated at 767 million tons. The yield from the extraction of reserves is based on an estimate of the volume of materials which can be economically extracted to meet current market and product applications. The aggregate reserves and historical volumes of sales, giving effect to the Transaction are shown on page 30. The Company's mining plans are developed by experienced mining and operating personnel based on internal and outside drilling and geological studies and surveys. In some cases, zoned properties must be extracted in phases as reserves in a particular area of the reserve are exhausted.

         Leases of aggregate reserve sites usually provide for royalty payments based on revenues from aggregates sold at a specific location. Leases usually expire after a specific time period and may be renewable for additional terms. Most leases have extension options providing for at least 20 years of operation based on 2000 extraction rates. With minor exceptions, where lease options total less than 20 years, the Company has developed and zoned additional reserves that will allow it to serve its markets on a competitive basis and ensure long term availability. Generally, reserves at the Company's aggregate production sites are adequate for in excess of 20 years production at 2000 rates of extraction. At one of the Company's quarries it is required to extract a minimum amount of 100,000 tons of aggregate per year and at another quarry, 500,000 tons of aggregate per year in order to maintain its rights to mine reserves on these leased properties. The Company anticipates fulfilling these minimum extraction requirements during the lease terms.

         The  following  table  presents  the  Company's   current  estimate  of
aggregate reserves (in millions of tons) by market area.

                              U.S. AGGREGATES, INC.
                        AGGREGATE RESERVES BY MARKET AREA

                                            ZONED/
                                           PERMITTED   UNZONED       TOTAL

Alabama* ................................      566          -          566
Eastern Tennessee*.......................       75          -           75
Northern Utah............................      362          -          362
Central Utah.............................      110         54          164
So. Utah/SE Nevada/NW Arizona............      124         83          207
Idaho....................................       34          -           34
                                           -------    --------     --------
   SUBTOTAL..............................    1,271        137        1,408
                                             =====      =====       ======
   RESERVES SOLD.........................      641          -          641
                                               ---     ------         ----
   TOTAL AFTER TRANSACTION...............      630        137          767
                                               ===      =====         ====


          *Quarry sites to be sold in connection with this Transaction.

The Transaction will result in a substantial reduction in the Company's total sales and aggregate reserves. See the Section below entitled "Description of the Company Following the Transaction."

         Management believes the raw material reserves are sufficient to permit production at present operational levels for the foreseeable future. The Company does not anticipate any material difficulty in obtaining the raw materials that it uses for production.

         The Company is required by the laws of various states to reclaim aggregate sites after reserves have been depleted. Each site's mining plan includes a reclamation plan, which has been developed for that site to maximize the value of the end use of the site.

         The Company has two aggregate production sites in Georgia. A major building materials producer has an option to lease one site under a long-term lease. The other aggregate production site is not anticipated to open in the near future.

LEGAL PROCEEDINGS

         An operating subsidiary of the Company, which is not a party to the Transaction, has received a notice of violation regarding the removal and disposal of asbestos-containing insulation from two above ground asphalt storage tanks at one of the subsidiary's facilities and is the subject of several related state and federal civil and criminal investigations. The agencies involved include the Federal Environmental Protection Agency, the United States Department of Justice, the Occupational Safety and Health Administration and the Utah Department of Air Quality (DAQ). The site has been fully cleaned up under the supervision and with the approval of the Utah DAQ and costs related to the clean up have been recorded. In order to resolve this matter, the Company (1) has entered into an agreement with the Utah DAQ under which a fine of $50,000 has been paid and certain environmental remediation actions also worth $50,000 have been carried out; and (2) has entered into an agreement with the U.S. Attorney's office for Utah to plead to a felony and to pay a fine of $300,000; and (3) is negotiating an environmental compliance agreement with the Environmental Protection Agency.

         An operating subsidiary of the Company, which is not a party to the Transaction, was served with a Civil Investigative Demand appending interrogatories and requests for the production of documents requested in connection with an antitrust investigation by the Utah Attorney General's Office related to the sale of asphalt, aggregate, ready-mix concrete, concrete block and related products and services. The Company has supplied the requested information to the satisfaction of the Utah Attorney General's Office and will continue to cooperate fully in the course of the investigation. The Company believes there is no merit to this investigation.

         The Company was served with a Civil Investigative Demand appending interrogatories and requests for documents in connection with an antitrust investigation by the Utah Attorney General's Office relating to the sale and lease of certain assets in Northern Utah. The Company has supplied the requested information to the satisfaction of the Utah Attorney General's Office and will continue to cooperate fully in the course of the investigation. The Company believes there is no merit to this investigation.

         The Company and certain of its officers and directors were served with several complaints in suits purported to be class actions filed on behalf of plaintiffs and others similarly situated, which allege certain violations of the federal securities laws. The complaints seek damages and other relief. The Company has retained counsel and intends to vigorously defend these complaints.

         From time to time, the Company and its subsidiaries have been involved in various legal proceedings relating to it and its subsidiaries' operations and properties which, except for the proceedings described in the previous paragraph, we believe are routine in nature and incidental to the conduct of it and its subsidiaries' business. The Company and its subsidiaries' ultimate legal and financial liability with respect to these matters cannot be estimated with certainty, but we believe, based on its examination of such matters, that none of these proceedings, if determined adversely, would have a material adverse effect on its business, financial condition or results of operations.

MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED MATTERS


         The Company's Common Stock is traded on the New York Stock Exchange under the symbol "AGA," where it commenced trading on August 13, 1999 following the Company's initial public offering. As of July 26, 2001, the number of shareholders of record approximated 53. The closing price of the Common Stock on the New York Stock Exchange on July 26, 2001, was $_____. The prices in the following table represent the high and low sales prices for the Company's Common Stock as reported on the New York Stock Exchange:


QUARTER ENDED                                     HIGH        LOW
-------------                                     ----        ---
September 30, 1999 (from August 13, 1999)..      $15.46      $11.78
December 31, 1999..........................      $14.96       $9.48
March 31, 2000.............................      $16.22      $11.91
June 30, 2000..............................      $20.22      $12.73
September 30, 2000.........................      $19.21      $14.81
December 31, 2000..........................      $16.31       $6.38
March 31, 2001.............................       $9.06       $5.90
June 30, 2001..............................       $5.00       $0.69


         For each of the first three quarters of 2000, the Board of Directors authorized a dividend of $0.03 per share of common stock payable April 10, 2000, July 10, 2000, and October 10, 2000 to holders of record on March 27, 2000, June 26, 2000, and September 26, 2000, respectively.

         The Company's policy is to pay out a reasonable share of net cash provided by operating activities as dividends, consistent with the goal of maintaining debt ratios with prudent and generally acceptable limits. The future payment of dividends, however, is being restricted by its credit facility agreements and as such the Company does not anticipate paying dividends in the foreseeable future.

         U.S.  Aggregates  has its principal  executive  offices at 400 South El
Camino  Real,  Suite  500,  San  Mateo,   California  94402  (telephone  number:
650-685-4880).


THE SELLERS

SRM Aggregates, Inc.


         SRM Aggregates, Inc. is an Alabama corporation, principally engaged in the mining, processing and sale of aggregates. During 2000, SRM Aggregates, Inc. completed construction of two new crushing plants in Alabama, substantially increasing capacity and improving its ability to supply rock to the Mississippi, south Alabama and west Tennessee markets. On April 24, 2000, SRM Aggregates, Inc. sold all of its ready-mix operations located in Birmingham, Alabama. On December 18, 2000, SRM Aggregates, Inc. sold the remainder of its ready-mix operations located in the State of Alabama. SRM Aggregates, Inc. operates six aggregate crushing plants, all located within the State of Alabama. SRM Aggregates, Inc. has its principal executive offices at 4200 Colonnade Parkway, Suite 100, Birmingham, Alabama 35243 (telephone number: 205-970-2400).

Bradley Stone & Sand, Inc.

         Bradley Stone and Sand, Inc. is a Tennessee corporation, principally engaged in the mining, processing and sale of aggregates. Bradley Stone and Sand, Inc. operates one rock crushing plant and two sand plants in the east Tennessee area near Chattanooga. Bradley Stone & Sand, Inc. has its principal executive offices at 4200 Colonnade Parkway, Suite 100, Birmingham, Alabama 35243 (telephone number: 205-970-2400).

BHY Ready Mix, Inc.

         BHY Ready Mix, Inc. is a Tennessee corporation and a producer of concrete for use in construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. BHY Ready Mix, Inc. operates one ready mix plant located in Chattanooga, Tennessee, which serves the local Chattanooga market. BHY Ready Mix, Inc. has its principal executive offices at 4200 Colonnade Parkway, Suite 100, Birmingham, Alabama 35243 (telephone number: 205-970-2400).

DeKalb Stone, Inc.

         DeKalb Stone, Inc. is a Georgia corporation. SRM Aggregates, Inc., a wholly-owned subsidiary of the Company, owns 70.67% of the outstanding capital stock of Dekalb Stone, Inc. Dekalb Stone, Inc. owns the rights to a developing quarry site on the east side of Atlanta. This quarry is not currently operating. DeKalb Stone, Inc. has its principal executive offices at 4200 Colonnade Parkway, Suite 100, Birmingham, Alabama 35243 (telephone number: 205-970-2400).

Mulberry Rock Corporation

         Mulberry Rock Corporation is a Georgia corporation and owns the land and rights to a developing quarry site on the west side of Atlanta. This quarry is not currently operating and is subject to an option to lease to Blue Circle, Inc. Mulberry Rock Corporation has its principal executive offices at 4200 Colonnade Parkway, Suite 100, Birmingham, Alabama 35243 (telephone number:
205-970-2400).

Bama Crushed Corporation

         Bama Crushed Corporation is an Alabama corporation and owns the rights to a developing quarry site on the south side of Birmingham. This quarry is not currently operating. Bama Crushed Corporation has its principal executive offices at 4200 Colonnade Parkway, Suite 100, Birmingham, Alabama 35243 (telephone number: 205-970-2400).

Grove Materials Corporation

         Grove Materials Corporation is an inactive company with no assets. Grove Materials Corporation has its principal executive offices at 4200 Colonnade Parkway, Suite 100, Birmingham, Alabama 35243 (telephone number:
205-970-2400).

BUYER

Florida Rock Industries, Inc.


         Florida Rock Industries, Inc., is a Florida corporation. The Buyer's common stock is publicly traded on the New York Stock Exchange. The Buyer is principally engaged in the production and sale of ready mixed concrete and the mining, processing and sale of aggregates. The Buyer also produces and sells concrete block, prestressed concrete and calcium products and sells other building materials. During fiscal 2000, the Buyer completed construction of a portland cement plant which produces and sells portland and masonry cement. Substantially all of the Buyer's operations are conducted within the Southeastern United States, primarily in Florida, Georgia, Virginia, Maryland, Washington, D.C. and North Carolina. The Buyer also has an investment in a stone quarry and a sand and gravel plant in Charlotte County, New Brunswick, Canada. Florida Rock Industries, Inc. has its principal executive offices at 155 East 21st Street, Jacksonville, Florida 32206-2104 (telephone number: 904-355-0817).

BACKGROUND OF THE SALE

         In the Spring of 2000, DBAB was retained by the Company to assist it in a review of strategic alternatives. During the summer of 2000, preliminary discussions were held with several parties concerning a potential transaction for all of the assets of the Company but no agreement was reached with any potential purchaser. During the course of these discussions, DBAB received inquiries from a number of parties interested in a potential transaction for the Southeastern assets of the Company. As directed by the Board of Directors, DBAB informed inquiring parties that the Southeastern assets of the Company were not for sale at that time.

         Commencing in the fall of 2000, the Company faced significant operating challenges in its Western operations which had a negative impact on the Company's overall financial performance. In April 2001, the Company announced its financial results for the fourth quarter and the full year 2000. During the fourth quarter of 2000, total Company sales declined 24% from the prior year while EBITDA was a loss of $14.7 million versus a profit of $11.2 million during the prior year quarter. In addition, the Company announced that an agreement had been reached with the Company's senior secured creditors to waive all existing defaults and defer all principal payments until March 2002.

         In the Spring of 2001, the Company received unsolicited inquiries from two parties regarding interest in the sale of the Company's Southeastern operations. The Company's management was directed to initiate preliminary discussions with the parties to determine whether there was a basis for a transaction on terms acceptable to the Company. On May 2, 2001, DBAB was contacted and informed that the Company had recently received two unsolicited proposals for the purchase of some or all of the Southeastern assets of the Company. In addition, DBAB was told that the Company was facing liquidity issues and was evaluating alternatives to address its cash requirements including the sale of assets. As a result, DBAB was asked to approach potentially interested parties to solicit offers to acquire the Southeastern assets. During the first week of May 2001, DBAB contacted a number of parties to determine interest in pursuing a transaction for the Southeastern assets. The parties contacted indicated varying degrees of willingness to consider a potential transaction and to work under a rigorous deadline to complete an evaluation of the assets under consideration. Updated financial information was prepared by the Company and distributed to each of the interested parties to assist each prospective purchaser in its evaluation of a potential transaction. Each of the parties was also given the opportunity to conduct due diligence. In late May, the Company received detailed proposals regarding a transaction from three interested parties accompanied with draft purchase and sale agreements.

NEGOTIATIONS RELATING TO THE SALE

         In late May 2001, the Buyer submitted a written offer letter to purchase the Southeastern assets of the Company, including a draft of the Asset Purchase Agreement. DBAB contacted the Buyer on May 25 to clarify selected terms of its offer letter and the Asset Purchase Agreement. The Buyer was encouraged to continue with its due diligence investigation and the Company and Buyer agreed to work towards a negotiated agreement on selected open contractual issues. During several subsequent discussions between DBAB, the Company and the Buyer and their legal advisors, sufficient consensus on key terms was reached to warrant a meeting between senior management of both Buyer and the Company to finalize negotiations on a definitive purchase agreement. At a meeting held on June 19, 2001 Buyer and the Company reached an understanding on the remaining outstanding business issues subject to completion of due diligence and the drafting and execution of a definitive agreement. Over the following week, Buyer continued with its due diligence investigation. On June 28, Buyer informed the Company that it was reducing the aggregate value of its offer from $160 million to $150 million and would require certain additional modifications to the Asset Purchase Agreement. The Buyer's stated reason for the purchase price reduction was that the financial performance of the Sellers had weakened since the time of its initial proposal. At a meeting of the Company's Board of Directors held on June 28, 2001, the Board evaluated Buyer's revised proposal and directed the Company's management and DBAB to work towards a definitive agreement with Buyer. During the next two weeks, Buyer continued its due diligence investigation while final negotiations on the Asset Purchase Agreement were completed. In the immediate period leading up to the final agreement between the Company and the Buyer, the Company and DBAB had further discussions with several parties previously contacted, and determined that there was no party interested in a transaction on terms superior to the terms proposed by the Buyer. On July 9, both Buyer and the Sellers had reached substantial agreement on all principal terms of a definitive agreement documenting the proposed Transaction. In the afternoon of July 9, the Company received by facsimile a definitive agreement for the Transaction executed by the Buyer. On July 10, a telephonic Board of Directors meeting was held to review the Transaction. The Board of Directors approved the Transaction during this meeting.

REASONS FOR THE SALE

         The Board believes that the Transaction is in the best interests of the Company and unanimously recommends that the stockholders of the Company vote FOR approval of the Transaction.

         The following are material factors, among others, considered by the Board in reaching its conclusion to recommend the asset sale:



         o the purchase price offered by Buyer, considered in light of the estimated aggregates reserves in the quarries being purchased by Buyer and the liabilities of the Sellers being assumed by Buyer;

         o the businesses, financial condition, earnings and recent results of operations of the Company and the Sellers;

         o the reduction of the Company's debt through repayment of a portion of the outstanding principal owing under its senior secured credit facilities; and

         o the oral opinion and written opinion of DBAB provided to the Board on July 10, 2001 stated that the purchase price to be received pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to the Company. A full text of the opinion is attached as Annex C to this proxy statement and is incorporated herein by reference.

         In view of the wide variety of factors considered in connection with its evaluation of the Transaction, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to specific factors considered in reaching its determination.

OPINION OF DEUTSCHE BANC ALEX. BROWN INC.


         Deutsche Banc Alex. Brown Inc. has acted as financial advisor to US Aggregates, Inc. in connection with the Transaction. At the July 10, 2001 meeting of the Company's Board of Directors, DBAB delivered its oral opinion, subsequently confirmed in writing on July 11, 2001, to the Company's Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by DBAB, the consideration to be received by the Sellers was fair, from a financial point of view, to the Company.

         The full text of DBAB's written opinion, dated July 11, 2001 (the "DBAB Opinion"), addressed to, and for the use and benefit of, the Company's Board of Directors, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by DBAB in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The Company's stockholders are urged to read the DBAB Opinion in its entirety. The summary of the DBAB Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the DBAB Opinion.

         In connection with DBAB's role as financial advisor to the Company, and in arriving at its opinion, DBAB has, among other things, reviewed certain publicly available financial information and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. DBAB also held discussions with the members of the senior management of the Company regarding the businesses and prospects of the Sellers' assets that are subject to the Transaction ("Sellers' Assets"). In addition, DBAB (i) compared certain financial information for the Sellers' Assets with similar information for selected companies whose securities are publicly traded,
(ii) reviewed the financial terms of selected recent transactions which it deemed comparable in whole or in part, (iii) reviewed the terms of the Asset Purchase Agreement and certain related documents, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

         In preparing its opinion, DBAB did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Sellers, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion.
Accordingly, for purposes of its opinion, DBAB assumed and relied upon the accuracy and completeness of all such information. DBAB did not conduct a physical inspection of any of the properties or assets and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Sellers. With respect to the financial forecasts and projections made available to DBAB and used in its analysis, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Sellers and the Company as to the matters covered thereby. In rendering its opinion, DBAB expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. The DBAB Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to DBAB as of, the date of such opinion.

         For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of each of the Sellers, the Company and Florida Rock Industries, Inc. contained in the Asset Purchase Agreement, are true and correct, that the Company and the Buyer will each perform all of the covenants and agreements to be performed by it under the Asset Purchase Agreement and all conditions to the obligation of each of the Company and the Buyer to consummate the Transaction will be satisfied without any waiver thereof. DBAB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Sellers, the Company or the Buyer is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Sellers, the Company or the Buyer or materially reduce the contemplated benefits of the Transaction to the Company.

         Set forth below is a brief summary of certain financial analyses performed by DBAB in connection with its opinion and reviewed with the Company's Board of Directors at its meeting on July 10, 2001.

Analysis of Selected Publicly Traded Companies.

         DBAB compared certain financial information and commonly used valuation measurements for the Sellers' Assets with the corresponding information and measurements for a group of publicly traded companies that included, among others, Florida Rock Industries, Inc., Martin Marietta Materials, Inc., and Vulcan Materials Company (the "Selected Companies").

         Such financial  information and valuation  measurements of the Selected
Companies   reviewed  by  DBAB  included,   among  other  things:

         o        operating performance;

         o ratios of common equity market value as of July 9, 2001 as adjusted for debt and cash ("Enterprise Value") to latest twelve months' ("LTM") earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"), and earnings before interest expense and income taxes ("EBIT").

         To calculate the trading multiples for the Selected Companies, DBAB used publicly available information concerning historical financial performance to determine the LTM EBITDA and LTM EBIT.

         The range of EBITDA and EBIT multiples calculated by DBAB for the Selected Companies was 7.3x to 11.5x, and 12.2x to 20.4x, respectively.

         Based on its review of historical and forecast financial data of the Sellers' Assets provided by management of the Company, DBAB calculated the Enterprise Value to EBITDA and Enterprise Value to EBIT multiples implied by the Transaction. DBAB determined that the Enterprise Value to EBITDA multiples for the LTM period ending March 31, 2001, and forecast fiscal year 2001 to be 8.9x and 8.6x, respectively, and the Enterprise Value to EBIT multiples for the same periods to be 12.3x and 13.2x, respectively.

         None of the companies utilized, as a comparison is identical to the Sellers' Assets. Accordingly, DBAB believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DBAB's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Analysis of Selected Precedent Transactions.


         DBAB reviewed the financial terms, to the extent publicly available, of selected proposed, pending or completed mergers and acquisition transactions since January 1997 involving companies in the Heavy Building Materials industry (the "Selected Transactions"). The Selected Transactions reviewed were:



               ACQUIROR                                    TARGET                         DATE ANNOUNCED
--------------------------------------- ---------------------------------------------- ----------------------
CRH plc                                 Mount Hope Rock Products                             04/30/01
Hanson PLC                              Davon Inc                                            01/04/00
Vulcan Materials Company                Titan Cement Company                                 10/04/00
Martin Marietta Materials               Meridian Aggregates Company                          09/06/00
Titan Cement Company                    Tarmac America Inc.                                  08/28/00
CRH plc                                 Northern Ohio Paving Co. and Dolomite Group          06/21/00
CSR Ltd.                                Florida Crushed Stone Company                        06/13/00
CSR Ltd.                                American Limestone Company                           05/29/00
Hanson                                  Pioneer International                                11/29/99
Anglo-American                          Tarmac                                               11/05/99
CRH plc (Oldcastle Materials)           Thompson-McCully Companies                           07/08/99
Hanson Building Materials America       Tidewater Sand & Gravel, Inc. and Moe Sand Co.       07/07/99
CRH plc (Oldcastle Materials)           Millington Quarry and Dell Contractors               07/05/99
Florida Rock Industries, Inc.           Harper Brothers, Inc.                                05/22/99
Aggregate Industries plc                Bill Smith Sand & Gravel Company                     12/28/98
Vulcan Materials Company                CalMat Company                                       11/16/98
Martin Marietta Materials               Meridian Aggregates Company                          11/04/98
Hanson Building Materials America       Becker Minerals, Inc. (Alfred McAlpine Inc.)         10/07/98
Martin Marietta Materials               Redland Stone                                        10/05/98
Blue Circle Americas                    Needler Group                                        06/16/98
CRH plc (Oldcastle Materials)           MA Segale                                            05/02/98
Lafarge Corporation                     Redland Assets                                       03/17/98
Hanson Building Materials America       H.G. Fenton Material Company                         02/17/98
US Aggregates, Inc.                     Monroc                                               01/29/98
Martin Marietta Materials               American Aggregate (CSR America)                     01/31/97


The following tables set forth the transaction multiples calculated by DBAB:


                                   ENTERPRISE VALUE TO
                                       LTM EBITDA
---------------------------------------------------------------------
Selected Transactions

     Adjusted Range                    5.6x   -   11.2x

     Adjusted Median                        7.8x

                                   ENTERPRISE VALUE TO
                                         LTM EBIT
---------------------------------------------------------------------
Selected Transactions

     Adjusted Range                    6.8x   -   16.1x

     Adjusted Median                         12.2x

         All multiples for the Selected Transactions were based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the four-year period during which the transactions occurred.

         Because the reasons for and circumstances surrounding each of the Selected Transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of the Company and the companies involved in the Selected Transactions, DBAB believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DBAB's opinion, concerning differences between the characteristics of these Selected Transactions and the Transaction that could affect the value of the Sellers' Assets and the Company.

Discounted Cash Flow Analysis.


         DBAB performed discounted cash flow analyses for the Sellers' Assets. DBAB calculated the discounted cash flow values for the Sellers' Assets as the sum of the net present values of (i) the estimated future cash flow the Sellers' Assets will generate for the years 2001 through 2005, plus (ii) the value of Sellers' Assets at the end of such period. The terminal values of the Sellers' Assets were calculated based on projected EBITDA for 2005 and a range of multiples of 6x and 8x. DBAB used discount rates ranging from 12% to 16%. The discount rates are based on DBAB's judgment of the required return expected by industry participants for operations of the size and character of the Sellers' Assets, and used such terminal value multiples based on its review of the trading characteristics of the common stock of the Selected Companies. The estimated future cash flows were based on the financial projections for the Sellers' Assets for the years 2001 through 2005. DBAB performed the discounted cash flow analyses based on the above assumptions utilizing (a) the Company's management financial projections for the Sellers' Assets for the years 2001 through 2005 (the "Base Case"), and (b) such Base Case projections adjusted by a constant EBITDA margin assumption for the years 2002 through 2005 (the "Sensitized Case"). The Base Case analysis indicated a range of discounted cash flow values of $102.1 million to $156.3 million and the Sensitized Case indicated a range of discounted cash flow values of $84.4 million to $129.1 million.

Estimated Pro Forma Effects.


         DBAB analyzed certain estimated pro forma effects of the Transaction, including the estimated pro forma effects to pre-tax income and certain credit statistics for the Company post Transaction assuming the adjusted pre-tax proceeds from the Transaction will be allocated for debt retirement. Based on expected pre-tax income from the Sellers' Assets as provided by the Company's management, and the current interest rates on the Company's outstanding indebtedness, DBAB estimated that the impact of the Transaction on a pro forma full fiscal 2001 basis would have a positive pre-tax benefit to the Company's operating results of $9.4 million, assuming the full collection of escrowed amounts under the Asset Purchase Agreement. In addition, Company's current net debt to LTM EBITDA multiple was calculated as 10.0x, compared to 8.4x after giving effect to the Transaction. LTM EBITDA to Interest was calculated at 0.9x, and pro forma LTM EBITDA to Interest after giving effect to the Transaction was calculated at 0.9x, assuming the full collection of escrowed amounts under the Asset Purchase Agreement.

         The foregoing summary describes all analyses and factors that DBAB deemed material in its presentation to Company's Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by DBAB in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. DBAB believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, DBAB did not assign specific weights to any particular analyses.

         In conducting its analyses and arriving at its opinions, DBAB utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling DBAB to provide its opinion to the Company's Board of Directors as to the fairness to the Company of the consideration and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, DBAB made, and was provided by Company's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, or DBAB, neither the Company nor DBAB nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. DBAB expresses no opinion on the impact of the Transaction of the financial position, prospects, or solvency of the Company, or the price at which the common stock of the Company will trade following the Transaction.

         The terms of the Transaction were determined through negotiations between the Company and the Buyer and were approved by the Company's Board of Directors. Although DBAB provided advice to the Company during the course of these negotiations, the decision to enter into the Transaction was solely that of the Company's Board of Directors. As described above, the opinion and presentation of DBAB to the Company's Board of Directors were only one of a number of factors taken into consideration by the Company's Board of Directors in making its determination to approve the Transaction. DBAB's opinion was provided to the Company's Board of Directors to assist it in connection with its consideration of the Transaction and does not constitute a recommendation to any holder of the Company's Common Stock as to how to vote with respect to the Transaction.

         The Company selected DBAB as financial advisor in connection with the Transaction based on DBAB's qualifications, expertise, reputation and experience in mergers and acquisitions, historical relationship with the Company, and knowledge of the Sellers' Assets. The Company has retained DBAB pursuant to a letter agreement dated April 17, 2000, as amended on May 2, 2001 (the "Engagement Letter"). As compensation for DBAB's services in connection with the Transaction, the Company will pay DBAB a cash fee of $750,000, of which $100,000 has already has been advanced as a retainer fee. In addition, the Company agreed to pay an additional cash fee of $750,000 if the Transaction is consummated. Regardless of whether the Transaction is consummated, the Company has agreed to reimburse DBAB for reasonable fees and disbursements of DBAB's counsel and all of DBAB's reasonable travel and other out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the retention of DBAB under the Engagement Letter. The Company has also agreed to indemnify DBAB and certain related persons to the full lawful extent against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the Transaction.

         DBAB is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. DBAB was the lead manager in connection with Company's August 1999 initial public offering of common stock. In addition, from time to time DBAB has advised the Buyer on certain matters, including the implementation of the Buyer's Shareholder Rights Plan in 1999 for which it received customary fees. DBAB and its affiliates may actively trade securities of the Company or the Buyer for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

EFFECT OF THE ASSET SALE



         Following the consummation of the Transaction, the only assets retained by Sellers will be insurance policies and rights thereunder; documents relating to the organization, maintenance and existence of Sellers' as corporations, all rights of Sellers' under the Asset Purchase Agreement and other Transaction documents; any equity interest in the Sellers; any employee benefit plans; and all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of set off and similar rights with respect to any of the foregoing retained assets or any liabilities not assumed by the Buyer. Therefore, following the consummation of the Transaction, the Sellers will have no continuing business operations, other than in connection with the winding up of their affairs, and it is anticipated that each of the subsidiaries of SRM Aggregates, Inc. will merge into SRM Aggregates, Inc. and that SRM Aggregates, Inc. will then merge into its parent, SRM Holdings, Inc.

         Following consummation of the Transaction, the Company will retain substantial assets in the Western United States and the stockholders of the Company will retain their equity interest in the Company. The sale will not result in any changes in the rights of the Company's stockholders. As indicated above, the Company will not distribute any of the proceeds derived from the sale to its stockholders.

DESCRIPTION OF THE COMPANY FOLLOWING THE TRANSACTION


         Following consummation of the Transaction the Company will continue to have a significant amount of debt. The Company estimates, subject to negotiations with the lenders under its senior secured credit facilities, that it will be able to repay at Closing from proceeds received in the Transaction approximately $75.5 million of the principal and interest owing under its senior secured credit facilities. Assuming repayment of $75.5 million, as of June 30, 2001, the remaining principal and interest owing under the Company's senior credit facilities will total approximately $78.6 million. In addition, following the consummation of the Transaction, as of June 30, 2001, the Company will continue to owe $60.7 million, consisting of principal and interest, under its subordinated and other debt obligations. The Company's ability to continue to operate its remaining businesses is dependent upon the consummation of the transaction and upon reaching a satisfactory agreement with its lenders regarding the allocation between such lenders and the Company of the proceeds to be received upon consummation of the Transaction. While there is no assurance, the Company believes that it will be able to negotiate such an agreement.

         While the earlier transactions (the sale of Alabama ready-mix and concrete block businesses and certain operations in Northern Utah) involved the sale of only 10% combined of the Company's assets, the sale of the Southeastern businesses includes a substantial portion of the Company's aggregate sales tonnage and reserves, as is set forth below on a pro forma basis.

AGGREGATE SALES TONNAGE



                                                                     MILLION TONS
                                                                     ------------
                                               2000         1999          1998         1997         1996
                                               ----         ----          ----         ----         ----
Total Sales Tonnage.....................        19.7         19.1         15.8          9.5          7.2
Less SRM Aggregates, Inc. Sales Tonnage.         8.5          7.5          6.8          5.4          4.4
                                               -----        -----        -----         -----         ---
Pro Forma Sales Tonnage.................        11.2         11.6          9.0          4.1          2.8


AGGREGATES RESERVES

                                          MILLION TONS
                                          ------------
Total Reserves Tonnage..................       1,408
Less SRM Aggregates, Inc. Reserves Tonnage       641
                                               -----
Remaining Tonnage ......................         767


         The remaining assets of the Company following consummation of the Transaction will consist of aggregates production operations, ready-mix operations, concrete block operations, paving operations and asphalt production operations in the States of Arizona, California, Idaho, Nevada and Utah. The pro forma book value as of March 31, 2001 (assuming the Transaction occurred as of such date) of such remaining assets following consummation of the Transaction is estimated to be approximately $306.7 million and the pro forma book value of net assets (assets minus liabilities) is estimated to be $101.9 million.

         The Company following consummation of the Transaction intends to evaluate various strategic options relating to the Company's continuing operations. Some of the options to be evaluated by the Company include restructuring the Company's debt by selling off non-strategic assets, complete sale of the Company's assets, conversion of existing debt to equity and raising additional equity. However, there can be no assurance that such options will be available, or if available, on terms acceptable to the Company. The Company's ability to continue as a going concern following consummation of the Transaction is dependent upon the refinancing or restructuring of its remaining debt. In addition, there is no assurance that the Company following consummation of the Transaction will be able to achieve operations sufficiently profitable to service its remaining debt.

PURCHASED ASSETS

         Pursuant to the Asset Purchase Agreement, the Sellers will sell to Buyer substantially all of the assets of Sellers. The purchased assets include those used in the mining and processing of aggregates and the production and delivery of ready mix concrete, which are located primarily in Alabama and
Tennessee, and which are more generally set forth in the Asset Purchase Agreement as the cash, cash equivalents and marketable securities, accounts, notes and other receivables, inventory, machinery, equipment, furniture, fixtures, leasehold improvements, vehicles, tooling and other tangible personal property, real property, intellectual property, agreements, contracts, leases, licenses, commitments, prepayments, deposits and certain prepaid expenses, claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment, franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and documents of the Sellers (to the extent transferable).

PURCHASE PRICE

          The aggregate purchase price to be paid to the Sellers will be equal to $150,000,000. The purchase price will be paid in cash less approximately $42,000,000 to cover operating and capital leases assumed or paid by the Buyer, and less $15,000,000 to be placed in an escrow account, to be released to the Sellers upon the receipt of certain third-party waivers. There is no assurance that such waivers will be obtained.

ASSUMPTION OF LIABILITIES

         As of the closing of the Transaction, the Buyer will assume certain liabilities of the Sellers. The liabilities being assumed by Buyer are, accounts payable; current liabilities and expenses; obligations and liabilities under agreements, contracts, leases, licenses, commitments and purchase orders;
obligations and liabilities for refunds, advertising, coupons, adjustments, allowances, repairs, exchanges, returns and warranties, merchantability and other claims; and certain other liabilities arising under debt obligations of the Sellers. However, Buyer will not assume any other liabilities, including, without limitation, with respect to income taxes, intercompany advances, claims brought by security holders of the Company against the Company or the Sellers, employee benefit plans, worker's compensation laws, welfare benefit plans, potential environmental claims, promissory notes, certain capital leases, contingent liabilities, and liabilities relating to assets not purchased by the Buyer.

REPRESENTATIONS AND WARRANTIES

         The Asset Purchase Agreement contains various customary representations and warranties of the Sellers and Buyer. Sellers' representations and warranties include those as to their solvency following the transaction, corporate authority, organization and power, absence of conflicts, financial statements, absence of certain developments, real property, title to personal property, equipment leases, taxes, contracts, intellectual property, litigation, license and permits, employees, affiliated transactions, compliance with laws, environmental and absence of undisclosed liabilities. Buyer's representations and warranties include those as to its corporate authority, power and organization, absence of conflicts and absence of undisclosed liabilities.

COVENANTS

         From the date of the Asset Purchase Agreement through the Closing Date, the Sellers will not, except as contemplated by the Asset Purchase Agreement, make any loans or enter into any transactions with insiders of the Sellers, distribute any cash or pay any dividends (except for payments to creditors and dividends or distributions between Sellers), establish or make contributions not in the ordinary course of business to employee benefit plans, enter into contracts or agreements not in the ordinary course of business. In addition, the Sellers from the date of the Asset Purchase Agreement through the Closing Date will operate their respective businesses in the ordinary course of business, use commercially reasonable efforts to obtain certain title commitments, consents and estoppels from third parties, cooperate with Buyer to make all filings required by law or the Asset Purchase Agreement and to use commercially reasonable efforts to obtain payoff letters for certain debt obligations of the Sellers.

         From the date of the Asset Purchase Agreement through the Closing Date the Buyer will coordinate with the Sellers all contact or communications with the employees, customers or suppliers of the Sellers, in connection with the Transaction, and will make all filings required under the Asset Purchase Agreement or applicable laws.

CONDITIONS TO CLOSING

         The obligations of the Buyer and the Sellers to consummate the Transaction are subject to the satisfaction and waiver of the following conditions: (i) there shall have been no material breach by the Buyer or Sellers in the performance of their covenants and agreements; (ii) each of the representations and warranties of the Buyer and Sellers shall be true and correct as of the Closing Date, except as permitted or otherwise contemplated by the Asset Purchase Agreement or is consented to by the Buyer or Sellers; (iii) the transaction shall have been approved by the holders of a majority of the Company's outstanding shares of Common Stock; (iv) no court or government agency shall have issued any order enjoining the Transaction; (v) commitments to issue title insurance for certain tracts of real estate shall have been issued by First American Title Insurance Company; (vi) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired; (vii) certain third-party consents and waivers shall have been obtained; (viii) the receipt of legal opinions from counsel to the Company, Sellers and Buyer as to certain corporate matters; (ix) the remediation of certain environmental matters; and (x) the inspection and testing to Buyer's reasonable satisfaction, in accordance with specifications set forth in the Asset Purchase Agreement, of aggregates reserves at quarries being sold to Buyer by Sellers.

VOTING AGREEMENT


         Under the terms of a Voting Agreement dated July 11, 2001, between the Buyer and Golder, Thoma, Rauner Fund IV L.P. ("GTCR"), GTCR is obligated to vote in favor of the Transaction at the

Special Meeting. Because as of the record date GTCR owned a majority of the outstanding shares of the Company, approval of the Transaction is assured.

TERMINATION

         The Asset Purchase Agreement may be terminated prior to closing of the Transaction under the following circumstances: (i) by mutual consent of the parties; (ii) by the Buyer, if the Sellers shall have failed to comply in any material respect with any of their obligations or covenants and such failure has not been waived by the Buyer; (iii) by the Sellers, if the Buyer shall have failed to comply in any material respect with its obligations or covenants and such failure has not been waived by the Sellers; (iv) by the Sellers, if the board of directors of any of the Sellers determines, based on the advice of counsel, that it is required by law to terminate the Asset Purchase Agreement in order to comply with its fiduciary duties; (v) by either the Sellers or the Buyer, if the Asset Purchase Agreement is deemed to be unenforceable in any bankruptcy or similar proceeding in which any of the Sellers is the debtor; and
(vi) by either the Sellers or the Buyer, if the closing has not occurred on or prior to October 8, 2001.

         The Asset Purchase Agreement requires the Sellers to pay Buyer a termination fee of 2% of the Purchase Price plus third-party expenses not to exceed $500,000 if the Company fails to receive stockholder approval prior to October 8, 2001 or if any of the Sellers' boards of directors terminates the Asset Purchase Agreement, based on advice of its counsel that it is required by law to do so, and the Company or the Sellers within 360 days of the termination enter into a similar transaction to sell to another party the assets of the Sellers.

INDEMNIFICATION

         The Asset Purchase Agreement provides that, subject to certain minimum and maximum limits on liability, the Company, Buyer and Sellers will indemnify each other, and hold each other harmless from any penalties, fines, costs, amounts paid in settlement, obligations, expenses, fees, liability, deficiency, damage or claim, including court costs and reasonable attorneys' fees and expenses, as a result of:

         o        the   breach  by  the   Company,   Buyer  or  Sellers  of  any
                  representation or warranty made by the Company, Buyer or Sellers contained in the Asset Purchase Agreement;

         o the breach by the Company, Buyer or Sellers of any covenant or agreement made by the Company, Buyer or Sellers contained in this Agreement; and

         o in addition, the Company and Sellers have agreed to indemnify the Buyer for any liabilities not assumed by Buyer, and Buyer will indemnify the Company and Sellers for liabilities assumed by Buyer.

APPRAISAL RIGHTS


         The Company is organized under the corporate laws of the State of Delaware. Delaware law does not provide for appraisal or other similar rights for dissenting stockholders in connection with the sale. Accordingly, the Company's stockholders will have no right to dissent and obtain payment for their shares.

ACCOUNTING TREATMENT


         The Transaction will be treated as a sale for accounting purposes. A book loss (net of tax) will be recognized to the extent that the proceeds from the Transaction are less than the sum of (i) the book value of the net assets sold and (ii) transaction expenses. Based upon the Pro Forma Financial information contained elsewhere herein, as of March 31, 2001 the Company estimates that, excluding the $15 million of contingent proceeds to be held in escrow, if the Transaction occurred on such date the Company would incur a book pre-tax loss and net loss of approximately $15.3 million and $10 million, respectively. To the extent that the Company satisfies certain conditions as set forth in the Asset Purchase Agreement related to the escrowed funds and such funds, or portion thereof are released to the Company in subsequent periods the pre-tax book loss could be reduced by up to a maximum of $15 million. There can be no assurance that the Company will be able to satisfy the conditions set forth in the Asset Purchase Agreement to effect a release of all or a portion of the escrowed funds.

FEDERAL TAX CONSEQUENCES

         As described above, even though the Sellers will recognize a book loss on the sale of assets (excluding the $15 million of escrowed funds) they will recognize taxable gain on the sale of the assets which will result in corporate tax. In general, the Sellers will recognize gains or losses on the sale of the assets equal to the difference, if any, between the amount realized by the Sellers from the sale of each asset less the Sellers' adjusted tax basis in each such asset. The amount realized by the Sellers will be equal to the sum of the amount of money received by the Sellers plus the amount of any liabilities of the Sellers that are assumed by the Buyer in consideration for each such asset. However, the Company estimates that any federal tax will be largely offset by losses available to the Company. Consummation of the sale will not be a taxable event for United States federal income tax purposes for the stockholders of the Company.

GOVERNMENTAL AND REGULATORY APPROVALS


         The Company is aware of no government or regulatory approvals required for the consummation of the asset sale other than filing this proxy statement with the Securities and Exchange Commission and the filing of a notification with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and the waiver or expiration of any waiting periods in accordance with the Hart-Scott-Rodino Antitrust Act of 1976, as amended.

ESTIMATED Closing

         If the Company's stockholders approve the Transaction, the Company expects that the closing of the Transaction will take place on or about August 22, 2001, or at such other time as the Company and the Buyer may agree upon.

RECOMMENDATION OF THE BOARD OF DIRECTORS FOR THE TRANSACTION


          THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE TRANSACTION. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS APPROVAL OF THE ASSET SALE PURSUANT TO THE TERMS OF THE ASSET PURCHASE AGREEMENT BY THE STOCKHOLDERS OF THE COMPANY.

PRO FORMA FINANCIAL INFORMATION


          The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that would actually have occurred if the transaction had been consummated as of January 1, 2001 or January 1, 2000 for income statement purposes, or March 31, 2001 for balance sheet purposes. This pro forma financial information is also not necessarily indicative of results which may be obtained in the future.

          The pro forma adjustments, as described in the notes to the pro forma condensed consolidated balance sheet and pro forma consolidated statements of operations, are based on available information and upon certain assumptions that management believes are reasonable. The unaudited pro forma consolidated financial information should be read in conjunction with the U.S. Aggregates, Inc. financial statements, including the related notes thereto.

          The Company is in the process of finalizing its results for the second quarter ended June 30, 2001. In that connection and in the context of continuing to operate its western businesses, the Company believes it will record in the quarter ended June 30, 2001 one-time non-cash charges in the range of $20 million to $25 million relating to asset writedowns, inventory revaluations and other charges (excluding the book loss on the sale of the Southeastern operations to Buyer). The following pro forma financial statements do not reflect such charges.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


          The following unaudited pro forma condensed consolidated balance sheet at March 31, 2001 has been prepared to reflect the proposed sale of the Company's Southeastern operations based on the assumption that the sale was consummated at that date. The pro forma condensed consolidated balance sheet should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the Company's 2000 Annual Report on Form 10-K and the condensed consolidated financial statements of the Company for the three months ended March 31, 2001 and 2000 included in the Company's March 2001 Quarterly Report on Form 10-Q.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                        MARCH 31, 2001
                                                                     ----------------------------------------------------------
                                                                     CONSOLIDATED    DISPOSITIONS (a) ADJUSTMENTS (b) PRO FORMA
                                                                     ------------    -------------   -------------   ----------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                          $    1,688     $    (137)      $  10,000(b)     $ 11,551
  Trade accounts receivable, net                                         32,085        (8,969)             --          23,116
  Inventories, net                                                       27,828       (11,154)             --          16,674
  Prepaid expenses and other current assets                               6,567        (2,438)             --           4,129
  Receivable from asset sale                                             22,220            --              --          22,220
                                                                     ----------     ---------       ---------        --------
            Total current assets                                         90,388       (22,698)         10,000          77,690
                                                                     ----------     ---------       ---------        --------
PROPERTY, PLANT AND EQUIPMENT                                           332,034       (83,895)             --         248,139
Less: Accumulated depreciation and depletion                            (42,717)       11,617              --         (31,100)
                                                                     ----------     ---------       ---------        --------
            Net property, plant and equipment                           289,317       (72,278)             --         217,039
                                                                     ----------     ---------       ---------        --------
INTANGIBLE ASSETS, net                                                   18,377       (10,404)             --           7,973
OTHER ASSETS                                                             15,933       (10,744)         (1,142)(e)       4,047
                                                                     ----------     ---------       ---------        --------
             Total assets                                            $  414,015     $(116,124)      $   8,858        $306,749
                                                                     ==========     =========       =========        ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES                                                  $   76,181     $ (12,514)      $  (3,356)(b)(h) $ 60,311
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, net of current portion    183,952            --         (75,821)(b)(h)  108,131
DEFERRED INCOME TAXES, net                                               40,481            --          (5,357)(g)      35,124
OTHER                                                                     1,527          (258)             --           1,269
                                                                     ----------     ---------       ---------        --------
           Total liabilities                                            302,141       (12,772)        (84,534)        204,835
                                                                     ----------     ---------       ---------        --------
MINORITY INTEREST, net                                                       11           (11)             --              --
                                                                     ----------     ---------       ---------        --------
SHAREHOLDERS' EQUITY:
          Common stock, $.01 par value, 100,000,000 shares authorized,
          14,908,222 shares outstanding, including 7,629 shares of
               treasury stock                                               149            --              --           149
          Additional paid-in capital                                    123,648            --              --       123,648
          Notes receivable from sale of stock                            (1,267)           --              --        (1,267)
          Treasury stock, at cost                                            (2)           --              --            (2)
          Retained earnings (deficit)                                   (10,665)     (103,341)         93,392       (20,614)
                                                                     ----------     ---------       ---------      --------
             Total shareholders' equity                                 111,863      (103,341)         93,392       101,914
                                                                     ----------     --------        ---------     ---------
             Total liabilities, minority interest and
                shareholders' equity                                 $  414,015     $(116,124)      $   8,858     $ 306,749
                                                                     ==========     =========       =========     =========
Net book value per share                                             $     7.51                                   $    6.84
                                                                     ==========                                   =========
Weighted average common shares outstanding                           14,900,593                                  14,900,593


NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET:
-------------------------------------------------------


(a) To eliminate the balance sheet of the Southeastern operations from the consolidated balance sheet as of March 31, 2001.

(b) To give effect to the proposed sale as of March 31, 2001, reflecting the application, subject to negotiation with the Company's senior secured lenders, of a portion of the cash proceeds from the sale toward the reduction of senior company debt with the balance available for working capital. For purposes of these pro forma statements, the Company has assumed that $10 million of proceeds will be available for working capital needs. The pro forma loss applicable to the above proposed sale is as follows:

         CALCULATION OF PRO FORMA LOSS

           Gross proceeds from the sale..................................................$150,000
           Deferred proceeds............................................................. (15,000)     (c)
                                                                                         --------
                  Net proceeds to the Company.............................................135,000



           Net assets sold..............................................................(103,341)
           Pay-off / assumption of off-balance sheet liabilities.........................(41,823)     (d)
           Estimated expenses related to the sale.........................................(4,000)     (e)
           Deferred finance charges written off...........................................(1,142)     (f)
                                                                                        --------
           Pro forma pre-tax loss.......................................................($15,306)
           Tax (provision) benefit........................................................$5,357      (g)
                                                                                        --------
                  Pro forma loss.........................................................($9,949)
                                                                                        =========
         CALCULATION OF NET CASH PROCEEDS
           Net proceeds to the Company..................................................$135,000
           Pay-off / assumption of off-balance sheet liabilities.........................(41,823)     (d)
           Estimated expenses related to the sale.........................................(4,000)     (e)
                                                                                        --------
                  Net cash proceeds to the Company.......................................$89,177
                                                                                        ========
         APPLICATION OF NET CASH PROCEEDS

           Repayment of parent company long-term debt....................................$75,522
           Repayment of the Southeastern debt..............................................3,655      (h)
           Estimated cash available for working capital...................................10,000
                                                                                        --------
                  Net cash proceeds to the Company.......................................$89,177
                                                                                        ========


(c) A portion of the proceeds are contingent and will therefore be deferred and deposited in escrow to be released to the Company only upon the satisfaction of certain conditions set forth in the Asset Purchase Agreement.

(d) Off-balance sheet liabilities of $41,823, primarily representing equipment operating lease obligations, will either be assumed by the Buyer or paid off at closing, thereby reducing the cash proceeds.

(e) Includes investment banking fees, legal and professional fees, and a $1 million success fee payable to the senior secured lenders upon consummation of the Transaction pursuant to the Seventh Amendment to the Senior Secured Credit Agreement.

(f) Deferred finance charges of $1,142 have been written off in connection with the pro forma pay-down of senior debt.

(g) Income taxes are provided for at a blended federal and state statutory rate of 35%.

(h)  Repayment of capital leases and notes not assumed by the Buyer.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


          The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and for the three months ended March 31, 2001 have been prepared to reflect the proposed sale of the Southeastern operations, assuming that such sale took place on January 1 of each 2000 and 2001, respectively. The statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the period ended December 31, 2000 and the condensed consolidated financial statements for the three months ended March 31, 2001 and 2000 in the Company's Form 10-Q for the quarter ended March 31, 2001. The pro forma consolidated statements of operations are not necessarily indicative of the results of operations of the Company as they may be in the future or as they might have been had the sale been effective January 1, 2001 or 2000.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                   (UNAUDITED)



                                                               THREE MONTHS ENDED MARCH 31, 2001
                                                  ------------------------------------------------------------
                                                                                      OTHER
                                                                                    PRO FORMA
                                                   CONSOLIDATED    DISPOSITIONS (a) ADJUSTMENTS      PRO FORMA
                                                  -------------   ------------     -----------     -----------
NET SALES                                         $      43,732    $ (17,270)         $    --       $   26,462
COST OF PRODUCTS SOLD                                    40,746      (13,096)              --           27,650
                                                  -------------    ---------          -------       ----------
         Gross profit                                     2,986       (4,174)              --           (1,188)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES              8,037       (1,816)              --            6,221
DEPRECIATION, DEPLETION AND AMORTIZATION                  4,418       (1,026)              --            3,392
(GAIN) ON DISPOSAL OF ASSETS                                (49)          --               --              (49)
RESTRUCTURING COSTS                                       1,190           --               --            1,190
                                                  -------------    ---------          -------       ----------
         Loss from operations                           (10,610)      (1,332)              --          (11,942)
OTHER INCOME (EXPENSES):
      Interest and financing, net                        (7,870)         157            1,673(b)(c)     (6,040)
      Other, net                                           (102)          --               --             (102)
                                                  -------------    ---------          -------       ----------
         Loss before income taxes                       (18,582)      (1,175)           1,673          (18,084)
BENEFIT FROM INCOME TAXES                                 6,504          411(d)          (586)(d)        6,329
                                                  -------------    ---------          -------       ----------
         Net loss                                 $     (12,078)   $    (764)         $ 1,087       $  (11,755)
                                                  =============    =========          =======       ==========
Loss per common share--basic
      Net loss available for common shareholders  $       (0.81)                                    $    (0.79)
                                                  =============                                     ==========
      Weighted average common shares outstanding     14,900,593                                     14,900,593

Loss per common share--diluted
      Net loss available for common shareholders  $       (0.81)                                    $    (0.79)
                                                  =============                                     ==========
      Weighted average common shares outstanding     14,900,593                                     14,900,593

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)






                                                                                   YEAR ENDED DECEMBER 31, 2000
                                                                ------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                                CONSOLIDATED      DISPOSITIONS (a)     ADJUSTMENTS     PRO FORMA
                                                                ------------      ------------         ------------   ------------

NET SALES                                                        $  291,689         $ (92,568)        $        --     $    199,121
COST OF PRODUCTS SOLD                                               235,374           (66,172)                 --          169,202
                                                                -----------        ----------          ------------   ------------
                Gross profit                                         56,315           (26,396)                 --           29,919
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                         35,825            (8,362)                 --           27,463
DEPRECIATION, DEPLETION AND AMORTIZATION                             16,816            (4,298)                 --           12,518
GAIN ON DISPOSAL OF ASSETS                                           (2,021)               --                  --           (2,021)
RESTRUCTURING COSTS                                                   2,199                --                  --            2,199
ASSET IMPAIRMENT CHARGE                                               8,447                --                  --            8,447
                                                                -----------        ----------          ------------   ------------
                Income (loss) from operations                        (4,951)          (13,736)                 --         (18,687)
OTHER INCOME (EXPENSES):
        Interest, net                                               (19,964)               --                7,868(b)(c)   (12,096)
        Other, net                                                     (984)              311                  --             (673)
                                                                -----------        ----------          ------------    ------------
                Income (loss) before income taxes,
                        minority interest and extraordinary item    (25,899)          (13,425)               7,868         (31,456)
BENEFIT FROM (PROVISION FOR) INCOME TAXES                             9,065             4,699(d)            (2,754)(d)      11,010
                                                                -----------        ----------          ------------   ------------
                Income (loss) before minority interest and
                        extraordinary item                          (16,834)           (8,726)               5,114         (20,446)
MINORITY INTEREST                                                         1                (1)                 --               --
                                                                 ----------        ----------          ------------    ------------
                Income (loss) before extraordinary item             (16,833)           (8,727)               5,114         (20,446)
EXTRAORDINARY ITEM: Loss on extinguishment of debt,
        less applicable income tax benefit of $175                     (326)               --                  --             (326)
                                                                -----------        ----------          -----------     ------------
                Net income (loss)                               $   (17,159)       $   (8,727)         $     5,114    $    (20,772)
                                                                ===========        ==========          ===========     ============
Loss per common share before extraordinary item--basic
        Loss available for common shareholders                  $     (1.13)                                          $      (1.37)
                                                                ===========                                           ============
        Weighted average common shares outstanding               14,900,593                                             14,900,593

Loss per common share before extraordinary item--diluted
        Loss available for common shareholders                  $     (1.13)                                          $      (1.37)
                                                                ===========                                           ============
        Weighted average common shares outstanding               14,900,593                                             14,900,593



NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS:

(a)      To eliminate the operations of the Southeastern businesses to be sold.

(b) Historical amortization of deferred finance charges has been reduced by $91 for the three months ended March 31, 2001 and $192 for the year ended December 31, 2000 in connection with the pro forma write-off of deferred finance charges resulting from the pay-down of long-term debt.

(c) Includes the interest savings which would have occurred had the transaction taken place January 1 of each period and pro forma senior debt repayments of $75.5 million were made at such dates.

(d) Adjustment to provision for income taxes as if the sale had occurred on January 1 of each period subject to a blended federal and state statutory tax rate of 35%.
                                      -39-

                         SELECTED FINANCIAL INFORMATION

U.S. AGGREGATES, INC. AND SUBSIDIARIES
HISTORICAL SELECTED FINANCIAL DATA


                                                 QUARTERS ENDED
                                                    MARCH 31,                            YEARS ENDED DECEMBER 31,
                                            -----------------------  --------------------------------------------------------------
                                                2001         2000        2000         1999        1998         1997        1996
                                            -----------  ----------  -----------  -----------  -----------   ---------  -----------
                                                                          (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Net Sales                                   $    43,732  $    54,586  $   291,689  $   308,592  $   237,333  $  166,915  $  133,378
Income (loss) before income taxes,
   minority interest and extraordinary item     (18,582)      (7,826)     (25,899)      23,269        8,965       9,512      10,831
Income (loss) before extraordinary item         (12,078)      (5,087)     (16,833)      14,197        4,832       5,505       6,444

Income (loss) before extraordinary
   item available for common shareholders
            per share
              --basic                       $     (0.81) $     (0.34) $     (1.13) $      1.20  $      0.12  $     0.29  $     0.57
              --diluted                     $     (0.81) $     (0.34) $     (1.13) $      1.16  $      0.11  $     0.28  $     0.57
Weighted average common shares outstanding
              --basic                        14,900,593   14,900,593   14,900,593    9,522,156    6,136,630   6,116,718   6,074,704
              --diluted                      14,900,593   14,900,593   14,900,593    9,799,817    6,382,094   6,306,747   6,095,472

Total assets                                $   414,015  $   431,266  $   427,206  $   414,928  $   337,611  $  172,266  $  150,139
Long-term obligations & redeemable
   preferred stock                              183,952      187,798      190,673      160,312      229,353     126,115     110,123
Cash dividends declared per share           $        --  $      0.03  $      0.09  $      0.03  $        --  $       --  $       --



SOUTHEASTERN OPERATIONS
HISTORICAL SELECTED FINANCIAL DATA


                                                    QUARTERS ENDED
                                                       MARCH 31,                        YEARS ENDED DECEMBER 31,
                                                ---------------------  -----------------------------------------------------------
                                                   2001       2000       2000         1999        1998          1997        1996
                                                --------    ---------  --------     --------    ---------     ---------  ---------
                                                                        (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Net Sales                                       $ 17,270    $ 23,575   $ 92,568     $ 92,678    $  84,734     $  73,485   $ 59,217
Income before income taxes
  and minority interest                              773       1,669      9,762       11,825        5,248         5,654      6,637
Net income                                           502       1,085      6,346        7,572        3,434         3,745      4,422
Total assets                                    $116,124    $119,577   $111,977     $110,421    $  88,685      $ 81,138   $ 69,251
Long-term obligations                              2,090       3,380      2,234        1,102        1,102         2,102      3,102
Cash dividends declared per share               $     --    $     --   $     --     $     --    $      --      $     --   $     --

FINANCIAL STATEMENTS


         Certain financial statements of the Company and its Southeastern operations are attached hereto as Annex A.


                           AVAILABILITY OF 10-K REPORT

         THE COMPANY FILED ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2001. A COPY OF THE REPORT, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES, AND A LIST DESCRIBING ANY EXHIBITS NOT CONTAINED THEREIN, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER. THE EXHIBITS ARE AVAILABLE UPON PAYMENT OF CHARGES WHICH APPROXIMATE THE COMPANY'S COST OF REPRODUCTION OF THE EXHIBITS. REQUESTS FOR COPIES OF THE REPORT SHOULD BE SENT TO THE OFFICE OF THE CORPORATE CONTROLLER AT THE MAILING ADDRESS OF THE COMPANY LISTED ON PAGE ONE OF THIS PROXY STATEMENT.

                       WHERE YOU CAN FIND MORE INFORMATION

     U.S. Aggregates, Inc. and Florida Rock Industries, Inc. file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information U.S. Aggregates, Inc. or Florida Rock Industries, Inc. files at the SEC's public reference rooms in Washington D.C., New York, New York, and Chicago Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. U.S. Aggregates, Inc.'s and Florida Rock Industries, Inc.'s public filings are also available to the public from document retrieval services and at the website maintained by the SEC at http: //www.sec.gov.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business that will be presented for consideration at the special meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,


                                          Hobart Richey
                                          Secretary

August 1, 2001

ANNEX A


                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------


ITEM                                                                        PAGE
----                                                                        ----

FINANCIAL STATEMENTS OF U.S. AGGREGATES, INC. AND SUBSIDIARIES
--------------------------------------------------------------

Condensed Consolidated Balance Sheets (unaudited) as of
   March 31, 2001 and March 31, 2000 ........................................F-1

Condensed Consolidated Statements of Operations (unaudited)
   for the three months ended March 31, 2001 and March 31, 2000..............F-2

Condensed Consolidated Statements of Cash Flows (unaudited)
   for the three months ended March 31, 2001 and March 31, 2000..............F-3

Notes to Condensed Consolidated Financial Statements for
   the three months ended March 31, 2001.....................................F-4

Management's Discussion and Analysis of Financial Condition
   and Results of Operations for the quarter ended March 31, 2001............F-9

Report of Independent Public Accountants....................................F-12

Consolidated Balance Sheets as of December 31, 2000
   and December 31, 1999....................................................F-13

Consolidated Statements of Operations for the year ended
   December 31, 2000, December 31, 1999 and December 31, 1998...............F-14

Consolidated Statements of Cash Flows for the years ended
   December 31, 2000, December 31, 1999 and December 31, 1998...............F-15

Consolidated Statements of Changes in Shareholders' Equity
   for the years ended December 31, 2000 and December 31, 1999..............F-16

Notes to Consolidated Financial Statements for the year ended
   December 31, 2000........................................................F-17

Management's Discussion and Analysis of Financial Condition
   and Results of Operations for the year ended December 31, 2000...........F-35

                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------


ITEM                                                                        PAGE
----                                                                        ----

Unaudited Financial Statements of SRM Holdings Corp.
---------------------------------------------------

Condensed Consolidated Balance Sheets as of March 31, 2001
   and March 31, 2000.......................................................F-42

Condensed Consolidated Statements of Operations for the three months ended March 31, 2001 and March 31, 2000..................................F-43

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and March 31, 2000..................................F-44

Notes to Condensed Consolidated Financial Statements
  for the three months ended March 31, 2001.................................F-45

Consolidated Balance Sheets as of December 31, 2000
   and December 31, 1999....................................................F-48

Consolidated Statements of Operations for the year ended
   December 31, 2000 and December 31, 1999..................................F-49

Consolidated Statements of Cash Flows for the years ended
   December 31, 2000 and December 31, 1999..................................F-50

Consolidated Statements of Changes in Shareholders' Equity
   for the years ended December 31, 2000 and December 31, 1999..............F-51

Notes to Consolidated Financial Statements for the year ended
   December 31, 2000........................................................F-52

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                             MARCH 31,   MARCH 31,  DECEMBER 31,
                                               2001        2000         2000
                                             ---------   ---------   ---------
                                            (UNAUDITED) (UNAUDITED)
                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                  $   1,688   $   4,123   $   5,021
  Trade accounts receivable, net                32,085      41,992      34,860
  Inventories, net                              27,828      31,739      29,795
  Net assets held for sale                          --          --      23,880
  Prepaid expenses and other current assets      6,567       9,075       7,357
  Receivable from asset sale                    22,220          --          --
                                             ---------   ---------   ---------
      Total current assets                      90,388      86,929     100,913
                                             ---------   ---------   ---------

PROPERTY, PLANT AND EQUIPMENT                  332,034     348,568     333,901
Less: Accumulated depreciation and depletion   (42,717)    (35,642)    (41,835)
                                             ---------   ---------   ---------
      Net property, plant and equipment        289,317     312,926     292,066
                                             ---------   ---------   ---------

INTANGIBLE ASSETS, net                          18,377      22,592      18,823

OTHER ASSETS                                    15,933       8,819      15,404
                                             ---------   ---------   ---------
      Total assets                           $ 414,015   $ 431,266   $ 427,206
                                             =========   =========   =========

         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES                          $  76,181   $  53,719   $  64,850

LONG-TERM DEBT AND CAPITAL LEASE
  OBLIGATIONS, net of current portion          183,952     187,798     190,673
DEFERRED INCOME TAXES, net                      40,481      52,664      47,377
OTHER                                            1,527         117         330
                                             ---------   ---------   ---------
      Total liabilities                        302,141     294,298     303,230
                                             ---------   ---------   ---------

MINORITY INTEREST, net                              11          12          11
                                             ---------   ---------   ---------

SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value,
    100,000,000 shares authorized,
    14,908,222 shares outstanding,
    including 7,629 shares of treasury stock       149         149         149
  Additional paid-in capital                   123,648     123,648     123,648
  Notes receivable from sale of stock           (1,267)     (1,218)     (1,243)
  Treasury stock, at cost                           (2)         (2)         (2)
  Retained earnings (deficit)                  (10,665)     14,379       1,413
                                             ---------   ---------   ---------
      Total shareholders' equity               111,863     136,956     123,965
                                             ---------   ---------   ---------

      Total liabilities, minority interest
        and shareholders' equity             $ 414,015   $ 431,266   $ 427,206
                                             =========   =========   =========


        The accompanying notes are an integral part of these statements.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                     --------------------------
                                                         2001           2000
                                                     -----------    -----------
                                                            (UNAUDITED)

NET SALES                                            $    43,732    $    54,586
COST OF PRODUCTS SOLD                                     40,746         45,332
                                                     -----------    -----------
      Gross profit                                         2,986          9,254

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES               8,037          8,995
DEPRECIATION, DEPLETION AND AMORTIZATION                   4,418          4,013
(GAIN) ON DISPOSAL OF ASSETS                                 (49)            --
RESTRUCTURING COSTS                                        1,190             --
                                                     -----------    -----------
      Loss from operations                               (10,610)        (3,754)

OTHER INCOME (EXPENSES):
  Interest and financing, net                             (7,870)        (4,078)
  Other, net                                                (102)             6
                                                     -----------    -----------
      Loss before income taxes                           (18,582)        (7,826)

BENEFIT FROM INCOME TAXES                                  6,504          2,739
                                                     -----------    -----------
      Net loss                                       $   (12,078)   $    (5,087)
                                                     ===========    ===========


Loss per common share--basic
  Net loss available for common shareholders         $     (0.81)   $     (0.34)
                                                     ===========    ===========
  Weighted average common shares outstanding          14,900,593     14,900,593


Loss per common share--diluted
  Net loss available for common shareholders         $     (0.81)   $     (0.34)
                                                     ===========    ===========
  Weighted average common shares outstanding          14,900,593     14,900,593


        The accompanying notes are an integral part of these statements.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                     --------------------------
                                                        2001            2000
                                                     -----------    -----------
                                                             (UNAUDITED)

NET CASH USED IN OPERATING ACTIVITIES                $   (12,003)   $    (6,731)
                                                     -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment              (1,857)        (9,480)
  Proceeds from sale of assets                             2,390             77
                                                     -----------    -----------
        Net cash provided by (used in)
          investing activities                               533         (9,403)
                                                     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt                   (10,263)        (7,810)
  New borrowings                                          18,400         24,000
  Dividends paid                                              --           (447)
  Debt issuance cost                                          --             36
                                                     -----------    -----------
        Net cash provided by financing activities          8,137         15,779
                                                     -----------    -----------

NET DECREASE IN CASH                                      (3,333)          (355)

CASH AND CASH EQUIVALENTS, beginning of period             5,021          4,478
                                                     -----------    -----------
CASH AND CASH EQUIVALENTS, end of period             $     1,688    $     4,123
                                                     ===========    ===========

DISCLOSURE OF SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                         $     6,204    $     4,677
    Income taxes                                             215            693
NON-CASH TRANSACTIONS:
  Dividends declared but not paid                             --            447
  Addition of capital lease obligations                       --         14,224
  Termination of capital lease obligation                    520             --
  Net inventory sold as part of sale of
    Northern Utah assets                                   1,416             --
  Net other assets sold as part of sale of
    Northern Utah assets                                     223             --
  Debt assumed by buyers as part of sale of
    Northern Utah assets                                   1,849             --
  Notes receivable for sale of Northern Utah assets       22,220             --
  Transfer of assets held for sale as part of
    the sale of Northern Utah Assets                      22,381             --


        The accompanying notes are an integral part of these statements.

    NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS
                              ENDED MARCH 31, 2001
                                  (Unaudited)


     1.   Organization and Basis of Presentation

          Founded in 1994, U.S. Aggregates, Inc. ("USAI" or the "Company") is a leading producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways, other infrastructure projects, and for commercial and residential construction. USAI serves local markets in nine states in two regions of the United States, the Mountain states and the Southeast.

          The accompanying unaudited condensed consolidated financial statements of U.S. Aggregates, Inc. and subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to the Quarterly Report on Form 10-Q and to Article 10 of Regulation S-X. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations for the interim periods. The results of operations for the three months ended March 31, 2001, are not necessarily indicative of the results to be expected for the full year.

          These condensed consolidated financial statements and the notes thereto should be read in conjunction with the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     2. Risk Factors

          The Company's business is seasonal with peak revenue and profits occurring primarily in the months of April through November. Bad weather conditions during this period could adversely affect operating income and cash flow and could therefore have a disproportionate impact on the Company's results for the full year. Quarterly results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future.

          A majority of the Company's revenues are from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions. In addition, since operations occur in a variety of geographic markets, the Company's business is subject to the economic conditions in each such geographic market. General economic downturns or localized downturns in the regions where the Company has operations, including any downturns in the construction industry, could have a material adverse effect on the Company's business, financial condition and results of operations.

          The Company's operations are subject to and affected by federal, state and local laws and regulations including such matters as land usage, street and highway usage, noise level and health, safety and environmental matters. In many instances, various permits are required. Although management believes that the Company is in compliance with regulatory requirements, there can be no assurance that the Company will not incur material costs or liabilities in connection with regulatory requirements.

          Certain of the Company's operations may from time to time involve the use of substances that are classified as toxic or hazardous substances within the meaning of these laws and regulations. Risk of environmental liability is inherent in the operation of the Company's business. As a result, it is possible that environmental liabilities will have a material adverse effect on the Company in the future.

          The Company markets its aggregates products to customers in a variety of industries, including public infrastructure, commercial and residential construction contractors; producers of asphaltic concrete, ready-mix concrete, concrete blocks, and concrete pipes; and railroads. A substantial amount of the aggregates is used in publicly funded projects. A decrease or delay in government funding of highway construction and maintenance and other infrastructure projects could reduce sales and profits.

          A material rise in the price or a material decrease in the availability of oil could and did adversely affect operating results. The cost of asphalt is correlated to the price of oil. Any increase in the price of oil might result in the Company's customers using less asphalt. A material increase in the price of oil could also lead to higher gasoline costs, which could increase the Company's operating costs. These increases may not be accepted by customers in the form of higher prices.

          The Company believes that its internally generated cash flow, including the net proceeds from sales of assets, and borrowings under existing credit facilities (including a new facility to be provided by existing lenders which is subject to final bank approval and completion of definitive documentation) is sufficient to meet liquidity requirements necessary to fund operations, capital requirements and debt service. The Company's new facility, when completed, will provide additional short-term liquidity to the Company contingent upon achieving progress on certain asset sales. To the extent the Company is not able to complete its new facility or to achieve certain asset sales or the net proceeds from these asset sales fall short of expectations, the Company may need to obtain additional sources of financing. There can be no assurance that such financing will be available or, if available, on terms favorable to the Company. If the Company is unable to obtain such additional financing, there could be a material adverse effect on the Company's business, financial condition and results of operation.

     3.   Long-Term Debt

          A summary of long-term debt is as follows:

                                                          MARCH 31   DECEMBER 31
                                                            2001        2000
                                                          --------     --------
                                                          (DOLLARS IN THOUSANDS)
Prudential Insurance subordinated notes,
   net of discount of $553 and $575, respectively         $ 44,447     $ 44,425
Bank of America term loan A                                 29,947       30,900
Bank of America term loan B                                 41,704       43,004
Bank of America revolving loan                              89,000       77,600
Notes payable to former shareholders                         1,645        1,890
Capital lease obligations                                    9,532       11,240
Other                                                        3,120        4,456
                                                          --------     --------
         Total long-term debt and capital obligations      219,395      213,515
Less:  Current portion                                     (35,443)     (22,842)
                                                          --------     --------
         Long-term debt and capital lease obligations,
            net of current portion                        $183,952     $190,673
                                                          --------     --------


          On April 18, 2001, the Company entered into a Sixth Amendment with its senior secured lenders which waived all existing covenant defaults, adjusted future financial covenants, deferred certain principal payments until March 31, 2002, modified the debt repayment schedule, established a borrowing base on the revolver, provided the Company with additional liquidity from the sale of certain assets, established monthly interest payment schedules and provided for increased interest rates to Alternate Base Rate plus 5.00% or Eurodollar Rate plus 6.00%, of which 2.00% is capitalized and added to principal for the period through March 31, 2002. The Sixth Amendment also provided for a fee of $1.25 million if the senior credit facility is not paid in full by March 31, 2002.

          The Company also entered into an amendment with its subordinated note holder to waive existing covenant defaults and to accept deferral of interest payments through May 22, 2002 in exchange for a 2.00% increase in interest rates, a deferred fee of $0.9 million and warrants for 671,582 shares with a nominal exercise price.

          In connection with the amendments of the senior secured credit facility and the subordinated notes, an agreement was entered into with GTCR Fund IV to loan to the Company $2 million as junior subordinated debt at an interest rate of 18.00%. The junior subordinated debt does not mature until 120 days after senior secured facilities and subordinated notes are paid in full. GTCR Fund IV will receive a deferred fee of $0.45 million and warrants for 435,469 shares with a nominal exercise price in exchange for its agreement to provide the Company with the junior subordinated debt. This loan was funded on April 30, 2001.

          USAI is negotiating a short-term agreement with its existing senior lenders to provide $5.0 million of additional liquidity to the Company and to defer interest payments at the end of May and June. The additional cash availability becomes available in three stages beginning May 21, 2001 through June 4, 2001. This agreement would provide for an interest rate of Alternate Base Rate plus 7%, a success fee of $1.0 million and an amendment fee of 25 basis points, or approximately $0.4 million. Availability under the agreement is conditioned upon the Company's making progress with respect to certain asset sales. All fees and interest payments are deferred until the earlier of July 31, 2001 (expiration of this short-term agreement) or the consummation of asset sales.

     4.   Shareholders' Equity

The following Statement of Changes in Shareholders' Equity summarizes the Company's equity transactions between December 31, 2000 and March 31, 2001:

                                                                                   TREASURY STOCK
                                                                                  ----------------
                                                                         NOTES      SHARES
                                        COMMON STOCK       ADDITIONAL RECEIVABLE     HELD             RETAINED      TOTAL
                                    --------------------    PAID-IN    FROM SALE      IN              EARNINGS   SHAREHOLDERS'
                                      SHARES      AMOUNT    AMOUNT     OF STOCK    TREASURY  AMOUNT   (DEFICIT)     EQUITY
                                    ----------   -------  ----------  ----------   --------  ------   ---------  -------------
BALANCE AT DECEMBER 31, 2OOO        14,908,222   $   149  $  123,648   $  (1,243)    7,629   $   (2)  $  1,413    $  123,965
Notes receivable, net of payments       --          --        --             (24)      --       --        --             (24)
Net loss                                --          --        --           --          --       --     (12,078)      (12,078)
                                    ----------   -------  ---------    ---------     -----   ------   --------    ----------
BALANCE
AT  MARCH 31, 2001                  14,908,222   $   149  $ 123,648    $  (1,267)    7,629   $   (2)  $(10,665)   $  111,863
                                    ==========   =======  =========    =========     =====   ======   ========    ==========

     5.   Restructuring Costs

          During the fourth quarter of 2000, the Company decided to restructure its business operations through a plan, which provided for the closure of an asphalt operation in Nevada, the disposition of certain operations in Idaho and the consolidation of facilities in Utah (the "Restructuring Plan"). The Restructuring Plan also includes actions intended to achieve an overall reduction in corporate overhead.

          The Company recorded restructuring charges of $1.2 million, of which, $0.5 million relates to the loss on sale of operations in Idaho. The cash charges of $0.7 million relate to severance benefits for terminated employees and lease obligations relating to the closure of one of its corporate offices. As of March 31, 2001, $0.1 million have been paid and an accrual in the amount of $0.6 million related to the restructuring plan is included in the Condensed Consolidated Balance Sheet.

     6.   Inventories

          Inventories consist of the following as of:

                                                    March 31        December 31,
                                                      2001              2000
                                                    --------        -----------
                                                       (DOLLARS IN THOUSANDS)
Finished products                                    $25,143            $26,835
Raw Materials                                          1,653              1,892
Supplies and parts                                       815                768
Fuel                                                     217                324
Less:  Allowances                                         --               (24)
                                                     -------            -------
                                                     $27,828            $29,795
                                                     =======            =======

       Inventories are pledged as security under various debt agreements.

     7.   Income per Share

                                                           THREE MONTHS ENDED MARCH 31,
                                   ------------------------------------------------------------------------------
                                                    2001                                      2000
                                   ------------------------------------------------------------------------------
                                                       (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                               PER SHARE                                PER SHARE
                                    INCOME         SHARES        AMOUNT       INCOME         SHARES       AMOUNT
                                   --------      ----------      ------      -------       ----------   ---------
Basic net loss
  available for common
  shareholders                     $(12,078)     14,900,593      $(0.81)     $(5,087)      14,900,593      $(0.34)
Effect of dilutive securities             --             --          --           --               --          --
                                                 ----------                                ----------
Dilutive net loss
  available for common
  shareholders                     $(12,078)     14,900,593      $(0.81)     $(5,087)      14,900,593      $(0.34)
                                   ========      ==========      ======      =======       ==========      ======

     8.   New Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No, 137, Accounting for Derivatives and Hedging Activities - Deferral of the Effective Date of SFAS No. 133. In June 2000, the FASB issued SFAS No, 138, Accounting for Certain Derivatives and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company has adopted Statement 133 effective January 1, 2001. The Company has applied Statement 133 to only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1998.

          The Company has variable rate borrowings tied to the LIBOR rate. To reduce its exposure to changes in the LIBOR rate, the Company has entered into a swap contract. The Company is a party to an interest rate swap under which it exchanges, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional amount of $37 million. The interest rate swap contract has a two-year term that ends on December 29, 2002. The swap contract requires the Company's counter party to pay it a floating rate of interest based on USD-LIBOR-BBA due quarterly beginning March 29, 2001. In return, the Company will pay its counter party a fixed rate of 6.11% interest due quarterly beginning March 29, 2001. The Company will report all changes in fair value of its swap contract in earnings. During the first quarter ended March 31, 2001, the Company recorded a decline in the value of this swap contract of $0.9 million in interest and financing expenses. The cumulative effect of adopting this standard effective January 1, 2001 was not significant.

     9.   Effective Tax Rate

          The Company uses an effective tax rate based on its best estimate of the tax rate expected to be applicable for the full fiscal year. This estimated rate is applied to the current year-to-date results to determine the interim provision for income taxes.

     10.  Sale of Northern Utah Assets

          In March 2001, the Company sold certain of its construction materials operations in Northern Utah to Oldcastle Materials, Inc. The proceeds were utilized to pay-down debt and certain operating leases and provide the Company with additional liquidity. In connection with the sale, the Company entered into a long-term, royalty bearing lease of a quarry to Oldcastle. The revenues and total assets related to the sold properties represented approximately 14% and 6%, respectively, of the Company's 2000 consolidated totals. The Company recorded a $22.2 million receivable in the Condensed Consolidated Balance Sheet at March 31, 2001 related to this sale. On April 2, 2001, the Company received the $22.2 million cash proceeds and applied $14.2 million to the pay-down of its senior credit facility.

     11.  New Litigation

          On May 1, 2001 a complaint was filed against the Company and certain of its officers and directors in United District Court for the Northern District of California. The suit purports to be a class action filed on behalf of the plaintiff and others similarly situated and alleges certain violations of the federal securities laws. The complaint seeks damages and other relief. The Company has retained counsel and intends to vigorously defend the complaint.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION

          We conduct our operations through the quarrying and distribution of aggregate products in nine states in two regions of the United States, the Mountain states and the Southeast. Our operations have the same general economic characteristics including the nature of the products, production processes, type and class of customers, methods of distribution and governmental regulations.

          In March 2001, the Company sold certain of its construction materials operations in Northern Utah to Oldcastle Materials, Inc. The proceeds were utilized to pay-down debt and certain operating leases and provide the Company with additional liquidity. In connection with the sale, the Company entered into a long-term, royalty bearing lease of a quarry to Oldcastle. The revenues and total assets related to the sold properties represented approximately 14% and 6%, respectively, of the Company's 2000 consolidated totals. The cash proceeds from this transaction of approximately $22.2 million were recorded as a receivable from sale of assets in the Company's Condensed Consolidated Balance Sheet at March 31, 2001. On April 2, 2001, the Company received the $22.2 million cash proceeds and applied $14.2 million to the pay-down of its senior credit facility.

          The Company's business is seasonal, with peak sales and profits occurring primarily in the months of April through November. Accordingly, results of operations for any individual quarter are not necessarily indicative of results for the full year.

RESULTS OF OPERATIONS

          The following Management's Discussion and Analysis should be read in conjunction with the MD&A included in our Annual Report on Form 10-K for the year ended December 31, 2000.

          First Quarter Ended March 31, 2001 Compared to Restated First Quarter Ended March 31, 2000

          Net sales for the first quarter ended March 31, 2001 decreased 19.9 percent to $43.7 million, compared to $54.6 million for the same period in 2000. Sales in 2000 included sales from the Company's Alabama concrete operations sold under two separate transactions in April and December of 2000 and Eastern Idaho operations sold in December 2000 and sales from the Company's asphalt and construction operations in Nevada that were closed in November 2000. Excluding sales from operations that were sold or closed in 2000, the Company's sales were flat in the first quarter with an increase in sales in the Company's southeast operations (11%) offsetting a decline in the Company's western operations (7%). Excluding the effect of these sold or closed operations, aggregate sales increased $0.9 million. Asphalt, paving and construction sales in the first quarter of 2001 also increased $0.7 million or 12% over the same period of 2000. However, these increases were more than offset by a decrease in ready mix volumes of 9% and the shortfalls in transportation and other sales.

          For the first three months of 2001, the Company reported gross profit of $3.0 million, 6.8 percent of net sales, compared to $9.3 million, 17.0 percent of net sales, for the first three months of 2000. The decline in gross profit was due to several factors: $1.5 million relating to the sale and closure of operations in 2000; increases in fuel, liquid asphalt and energy costs of $1.2 million; increases in repair and maintenance costs; higher production and delivery costs for aggregates; and write downs of inventory.

          Selling, general and administrative expenses in the first quarter of 2001 decreased $1.0 million to $8.0 million compared with $9.0 million for the same period in 2000. This decrease resulted primarily from the sold or discontinued operations of $1.4 million offset in part by an increase in professional fees of $0.7 million.

          As a result of the continued investment in our business in 2000, depreciation and amortization grew by $0.4 million.

          During the first quarter of 2001, the Company recorded restructuring costs of $1.2 million, representing the loss on the sale of one of the Company's operations in Idaho of $0.5 million and cash charges of $0.7 million for severance benefits to terminated employees and lease obligations relating to the closure of one of its corporate offices.

          Net interest and financing expenses increased $3.8 million from $4.1 million in 2000 to $7.9 million in 2001. This increase was primarily due to an increase in debt levels, as well as an increase in interest rates on outstanding borrowings. The Company also recorded a reduction in the value of its interest rate swap contract in the amount of $0.9 million.

          Net loss for the first quarter was $12.1 million, or $0.81 per share, compared with $5.1 million, or $0.34 per share, for the same quarter of 2000.

          The effective tax rate for the quarters ended March 31, 2000 and 2001 was 35.0%.

LIQUIDITY AND CAPITAL RESOURCES

          On April 18, 2001, the Company entered into a Sixth Amendment with its senior secured lenders which waived all existing covenant defaults, adjusted future financial covenants, deferred certain principal payments until March 31, 2002, modified the debt repayment schedule, established a borrowing base on the revolver, provided the Company with additional liquidity from the sale of certain assets, established monthly interest payment schedules and provided for increased interest rates to Alternate Base Rate plus 5.00% or Eurodollar Rate plus 6.00%, of which 2.00% is capitalized and added to principal for the period through March 31, 2002. The Sixth Amendment also provided for a fee of $1.25 million if the senior credit facility is not paid in full by March 31, 2002.

          The Company also entered into an amendment with its subordinated note holder to waive existing covenant defaults and to accept deferral of interest payments through May 22, 2002 in exchange for a 2.00% increase in interest rates, a deferred fee of $0.9 million and warrants for 671,582 shares with a nominal exercise price.

          In connection with the amendments of the senior secured credit facility and the subordinated notes, an agreement was entered into with GTCR Fund IV to loan to the Company $2 million as junior subordinated debt at an interest rate of 18.00%. The junior subordinated debt does not mature until 120 days after senior secured facilities and subordinated notes are paid in full. GTCR Fund IV will receive a deferred fee of $0.45 million and warrants for 435,469 shares with a nominal exercise price in exchange for its agreement to provide the Company with the junior subordinated debt. This loan was funded on April 30, 2001.

          USAI is negotiating a short-term agreement with its existing senior lenders to provide $5.0 million of additional liquidity to the Company and to defer interest payments at the end of May and June. The additional cash availability becomes available in three stages beginning May 21, 2001 through June 4, 2001. This agreement would provide for an interest rate of Alternate Base Rate plus 7%, a success fee of $1.0 million and an amendment fee of 25 basis points, or approximately $0.4 million. Availability under the agreement is conditioned upon the Company's making progress with respect to certain asset sales. All fees and interest payments are deferred until the earlier of July 31, 2001 (expiration of this short-term agreement) or the consummation of asset sales.

          At March 31, 2001, working capital, exclusive of current maturities of debt, assets held for sale, note receivable for the proceeds from sale of assets and cash items, totaled $25.7 million compared to $30.0 million at December 31, 2000.

          Net cash used in operating activities for the three months ended March 31, 2001 was $12.0 million, compared to the $6.7 million generated during the same period last year. The increase in the use of cash was due to the increase in operating loss offset by the reduction of working capital needs. Net cash provided by investing activities for the three months ended March 31, 2001 was $0.5 million compared to $9.4 million used in the same period in 2000 due to a reduction in capital expenditures and an increase in proceeds from sale of assets. Net cash provided by financing activities was $8.1 million for the three months ended March 31, 2001 compared to $15.8 million during the same period last year through increase borrowings under the Company's line of credit.

          The Company believes that its internally generated cash flow, including the net proceeds from sales of assets, and borrowings under existing credit facilities (including a new facility to be provided by existing lenders which is subject to final bank approval and completion of definitive documentation) is sufficient to meet liquidity requirements necessary to fund operations, capital requirements and debt service. The Company's new facility, when completed, will provide additional short-term liquidity to the Company contingent upon achieving progress on certain asset sales. To the extent the Company is not able to complete its new facility or to achieve certain asset sales or the net proceeds from these asset sales fall short of expectations, the Company may need to obtain additional sources of financing. There can be no assurance that such financing will be available or, if available, on terms favorable to the Company. If the Company is unable to obtain such additional financing, there could be a material adverse effect on the Company's business, financial condition and results of operation.

FORWARD LOOKING STATEMENTS

         Certain matters discussed in this report contain forward-looking statements and information based on management's belief as well as assumptions made by and information currently available to management. Such statements are subject to risks, uncertainties and assumptions including, among other matters, future growth in the construction industry; the ability of U.S. Aggregates, Inc. to complete and effectively integrate its acquired companies operations; to fund its liquidity needs; and general risks related to the markets in which U.S. Aggregates, Inc. operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those projected. Additional information regarding these risk factors and other uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS OF
U.S. AGGREGATES, INC.:


          We have audited the accompanying consolidated balance sheets of U.S. Aggregates, Inc. (a Delaware corporation) and Subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Aggregates, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP
San Francisco, California
March 21, 2001
(except with respect to the matters discussed in Note 9
as to which the date is April 18, 2001)

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                     DECEMBER 31,   DECEMBER 31,
                                                        2000           1999
                                                     -----------    -----------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                          $     5,021    $     4,478
  Trade accounts receivable, net of allowance
    for doubtful accounts of $2,238 and $1,273,
    respectively                                          34,860         52,294
  Notes and other receivables                                928          2,022
  Inventories, net                                        29,795         28,041
  Net assets held for sale                                23,880             --
  Prepaid expenses and other current assets                6,429          5,780
                                                     -----------    -----------
      Total current assets                               100,913         92,615

PROPERTY, PLANT AND EQUIPMENT, net                       292,066        292,910

INTANGIBLE ASSETS, net                                    18,823         22,308

OTHER ASSETS                                              15,404          7,095
                                                     -----------    -----------
        Total assets                                 $   427,206    $   414,928
                                                     ===========    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable                             $    29,991    $    35,631
  Accrued payroll                                          2,252          2,743
  Other accrued liabilities                                9,765          8,033
  Income tax payable                                          --            886
  Current portion of long-term debt                       22,842          9,298
                                                     -----------    -----------
      Total current liabilities                           64,850         56,591

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS,
  net of current portion                                 190,673        160,312
DEFERRED INCOME TAXES, net                                47,377         55,404
OTHER                                                        330             96
                                                     -----------    -----------
        Total liabilities                                303,230        272,403
                                                     -----------    -----------

MINORITY INTEREST, net                                        11             12
                                                     -----------    -----------


SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value,
    100,000,000 shares authorized,
    14,908,222 shares outstanding,
    including 7,629 shares of treasury stock                 149            149
  Additional paid-in capital                             123,648        123,648
  Notes receivable from sale of stock                     (1,243)        (1,195)
  Treasury stock, at cost                                     (2)            (2)
  Retained earnings                                        1,413         19,913
                                                     -----------    -----------
      Total shareholders' equity                         123,965        142,513
                                                     -----------    -----------

      Total liabilities, minority interest and
        shareholders' equity                         $   427,206    $   414,928
                                                     ===========    ===========

      The accompanying notes are an integral part of these statements.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                             Year Ended December 31,
                                                      ---------------------------------------
                                                         2000          1999          1998
                                                      -----------   -----------   -----------
NET SALES                                             $   291,689   $   308,592   $   237,333
COST OF PRODUCTS SOLD                                     235,374       224,088       176,814
                                                      -----------   -----------   -----------
      Gross profit                                         56,315        84,504        60,519

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES               35,825        32,035        25,001
DEPRECIATION, DEPLETION AND AMORTIZATION                   16,816        12,851        11,098
(GAIN) ON DISPOSAL OF ASSETS                               (2,021)           --            --
RESTRUCTURING COSTS                                         2,199            --            --
ASSET IMPAIRMENT CHARGE                                     8,447            --            --
                                                      -----------   -----------   -----------
      Income (loss) from operations                        (4,951)       39,618        24,420

OTHER INCOME (EXPENSES):
  Interest, net                                           (19,964)      (16,042)      (14,351)
  Other, net                                                 (984)         (307)       (1,104)
                                                      -----------   -----------   -----------
      Income (loss) before income taxes,
        minority interest and extraordinary item          (25,899)       23,269         8,965

BENEFIT FROM (PROVISION FOR) INCOME TAXES                   9,065        (8,499)       (3,748)
                                                      -----------   -----------   -----------
      Income (loss) before minority interest and
        extraordinary item                                (16,834)       14,770         5,217

MINORITY INTEREST                                               1          (573)         (385)
                                                      -----------   -----------   -----------
      Income (loss) before extraordinary item             (16,833)       14,197         4,832

EXTRAORDINARY ITEM: Loss on extinguishment of debt,
  less applicable income tax benefit of $175
  and $161                                                   (326)         (264)         (338)
                                                      -----------   -----------   -----------
      Net income (loss)                               $   (17,159)  $    13,933   $     4,494
                                                      ===========   ===========   ===========

Income (loss) per common share--basic
  Income (loss) before extraordinary item
    available for common shareholders                 $     (1.13)  $      1.20   $      0.12
  Extraordinary item, net of tax                            (0.02)        (0.03)        (0.06)
                                                      -----------   -----------   -----------
  Net income (loss) available for
    common shareholders                               $     (1.15)  $      1.17   $      0.06
                                                      ===========   ===========   ===========
  Weighted average common shares outstanding           14,900,593     9,522,156     6,136,630

Income (loss) per common share--diluted
  Income (loss) before extraordinary item
    available for common shareholders                 $     (1.13)  $      1.16   $      0.11
  Extraordinary item, net of tax                            (0.02)        (0.03)        (0.06)
                                                      -----------   -----------   -----------
  Net income (loss) available for
    common shareholders                               $     (1.15)  $      1.13   $      0.05
                                                      ===========   ===========   ===========
  Weighted average common shares outstanding           14,900,593     9,799,817     6,382,094

        The accompanying notes are an integral part of these statements.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               YEAR ENDED DECEMBER 31,
                                                       --------------------------------------
                                                          2000          1999          1998
                                                       ----------    ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income (loss) before extraordinary item              $  (16,833)   $   14,197    $    4,832
  Adjustments to reconcile income (loss) before
    extraordinary item to net cash provided by
    operating activities:
      Depreciation, depletion and amortization             16,816        12,851        11,098
      Restructuring charges, net of cash paid               1,272            --            --
      Asset impairment charges                              8,447            --            --
      Provision for doubtful accounts, net                    965           109           (49)
      Deferred income taxes                                (8,027)        7,117         3,226
      Loss (gain) on disposal of fixed assets
        and real estate                                       660          (171)          330
      Minority interest                                        (1)          573           775
      Extraordinary item                                     (326)         (264)         (338)
      Change in operating assets and liabilities:
        Trade accounts, notes and other receivables        17,610        (9,096)      (13,018)
        Inventories                                        (1,754)       (3,665)       (8,280)
        Prepaid expenses and other                        (11,412)       (5,919)        2,890
        Trade accounts payable and accrued liabilities     (3,955)       11,341           347
        Income taxes payable                                 (886)           (4)          916
        Other                                                 234           (96)          454
                                                       ----------    ----------    ----------
          Net cash provided by operating activities         2,810        26,973         3,183
                                                       ----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment              (40,889)      (63,097)      (27,330)
  Acquisition of subsidiaries, net of cash acquired            --          (325)      (83,884)
  Proceeds from sale of property, plant & equipment        14,501         3,455        10,360
                                                       ----------    ----------    ----------
          Net cash used in investing activities           (26,388)      (59,967)     (100,854)
                                                       ----------    ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt                    (69,891)     (101,281)      (85,990)
  New borrowings                                           98,100        70,198       185,731
  Proceeds from sale of stock, net                             --        65,706            --
  Dividends paid                                           (1,788)           --            --
  Debt issuance cost                                       (2,300)           --           300
                                                       ----------    ----------    ----------
          Net cash provided by financing activities        24,121        34,623       100,041
                                                       ----------    ----------    ----------

NET INCREASE IN CASH                                          543         1,629         2,370

CASH AND CASH EQUIVALENTS, beginning of period              4,478         2,849           479
                                                       ----------    ----------    ----------
CASH AND CASH EQUIVALENTS, end of period               $    5,021    $    4,478    $    2,849
                                                       ==========    ==========    ==========

DISCLOSURE OF SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                           $   20,741    $   15,684    $   13,364
    Taxes                                                      (5)          600           131
NONCASH TRANSACTIONS:
  Value assigned to warrants                                   --            --           300
  Accretion of preferred stock dividend                        --         2,814         4,097
  Conversion of minority interest to equity                    --         8,273            --
  Conversion of preferred shares and accreted
    dividends to common shares                                 --        46,377            --
  Dividends declared but not paid                              --           447            --
  Addition of capital lease obligations                    15,645            --            --


        The accompanying notes are an integral part of these statements.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                                        TREASURY STOCK
                                                                              NOTES     --------------
                                              COMMON STOCK      ADDITIONAL  RECEIVABLE  SHARES                          TOTAL
                                           ------------------    PAID-IN    FROM SALE   HELD IN            RETAINED  SHAREHOLDERS'
                                           SHARES      AMOUNT    CAPITAL    OF STOCK   TREASURY   AMOUNT   EARNINGS    EQUITY
                                          ----------   ------   ---------   --------   --------   ------   --------    --------
BALANCE AT
   DECEMBER 31, 1998                       6,144,250   $ 61   $   2,887    $  (640)     7,629       $  (2)    $ 9,241    $ 11,547
   Notes receivable, net of
     payments                                     --     --          --        (62)        --          --          --         (62)
   Conversion of minority
     interest to equity                      649,363      6       8,760       (493)        --          --          --       8,273
   Issuance of common stock                5,000,000     50      65,656         --         --          --          --      65,706
   Exercise of warrants                       22,800      1          (1)        --         --          --          --          --
   Accretion of mandatory
     redeemable preferred
     stock dividend                               --     --          --         --         --          --      (2,814)     (2,814)
   Conversion of preferred shares
     and accreted dividends to
     common shares                         3,091,809     31      46,346         --         --          --          --      46,377
   Net income                                     --     --          --         --         --          --      13,933      13,933
   Cash dividends declared                        --     --          --         --         --          --        (447)       (447)
                                          ----------   ----   ---------    -------     ------       -----     -------    --------
BALANCE AT
   DECEMBER 31, 1999                      14,908,222    149     123,648     (1,195)     7,629          (2)     19,913     142,513
   Notes receivable, net of
     payments                                     --     --          --        (48)        --          --          --         (48)
   Net loss                                       --     --          --         --         --          --     (17,159)    (17,159)
   Cash dividends declared                        --     --          --         --         --          --      (1,341)     (1,341)
                                          ----------   ----   ---------    -------     ------       -----     -------    --------
BALANCE AT
   DECEMBER 31, 2000                      14,908,222   $149   $ 123,648    $(1,243)     7,629       $  (2)    $ 1,413    $123,965
                                          ==========   ====   =========    =======     ======       =====     =======    ========


       The accompanying notes are an integral part of these statements.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


1.   BUSINESS

          U.S. Aggregates, Inc. (a Delaware corporation, hereinafter referred to as "USAI" or "the Company") was incorporated in 1994. USAI is a leading producer of aggregates, primarily crushed stone, sand and gravel and associated aggregate-based materials and services. Its products are used primarily for the construction and maintenance of highways and other infrastructure projects and for commercial and residential construction, in nine states. The Company operates through two wholly owned subsidiaries: SRM Holdings Corp. (SRMHC) and Western Aggregates Holding Corp. (WAHC). The current capital structure of USAI includes common stock with voting rights.

          The Company conducts its operations through one reportable segment: the quarrying and distribution of aggregate products. The Company operates in nine states which have been aggregated for segment reporting purposes.

RISK FACTORS RELATING TO THE COMPANY'S BUSINESS AND INDUSTRY

          The Company's business is seasonal, with peak revenue and profits occurring primarily in the months of April through November. Bad weather conditions during this period could and did adversely affect operating income and cash flow and had a disproportionate impact on the Company's results for the full year. Quarterly results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future.

         A majority of the Company's revenues are from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions. In addition, since operations occur in a variety of geographic markets, the Company's business is subject to the economic conditions in each geographic market. General economic downturns or localized downturns in the regions where the Company has operations, including any downturns in the construction industry, could and did have a material adverse effect on the Company's business, financial condition and results of operations.

          The Company's operations are subject to and affected by federal, state and local laws and regulations including such matters as land usage, street and highway usage, noise levels and health, safety and environmental matters. In many instances, various permits are required. Although management believes that the Company is in compliance with regulatory requirements, there can be no assurance that the Company will not incur material costs or liabilities in connection with regulatory requirements.

          Certain of the Company's operations may from time to time involve the use of substances that are classified as toxic or hazardous within the meaning of certain federal, state or local laws and regulations. Risk of environmental liability is inherent in the operation of the Company's business. As a result, it is possible that environmental liabilities will have a material adverse effect on the Company in the future.

          The Company markets its aggregates products to customers in a variety of industries, including public infrastructure, commercial and residential construction contractors; producers of asphaltic concrete, ready-mix concrete, concrete blocks, and concrete pipes; and railroads. A substantial amount of the aggregates is used in publicly funded projects. A decrease or delay in government funding of highway construction and maintenance and other infrastructure projects could and did reduce sales and profits.

          A material rise in the price or a material decrease in the availability of oil could and did adversely affect operating results. The cost of asphalt is correlated to the price of oil. Any increase in the price of oil might result in the Company's customers using less asphalt. A material increase in the price of oil could also lead to higher gasoline costs which could increase the Company's operating costs. These increases may not be accepted by customers in the form of higher prices.

          The Company believes that its internally generated cash flow (including the sales of assets) and access to existing credit facilities are sufficient to meet liquidity requirements necessary to fund operations, capital requirements and debt service. To the extent these sources of liquidity are not available or fall short of expectations, the Company may need to obtain additional sources of financing. There can be no assurance that such financing will be available or, if available, on terms favorable to the Company. If the Company is unable to obtain such additional financing, there could be a material adverse effect on the Company's business, financial condition and results of operation.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of USAI and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

          One of the executives has a minority interest in Dekalb Stone, Inc., a corporation in which the Company is the majority shareholder.

USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

          Cash and cash equivalents represent funds on deposit in non-interest and interest-bearing operating and/or highly liquid investment accounts, with original maturities of three months or less.

INVENTORIES

          Inventories are stated at the lower of average manufactured cost (which approximates the first-in, first-out method of accounting) or market. Average manufactured cost includes all direct labor and material costs and those indirect costs specifically related to aggregate production, including indirect labor, repairs, depreciation and depletion.

INCOME PER SHARE

          In accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, Earning Per Share, the Company reports two separate income per share amounts, basic and diluted. Both were calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the impact of outstanding warrants and stock options, using the treasury stock method.

PROPERTY, PLANT, AND EQUIPMENT

          Property, plant and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets, which are as follows:

               Buildings                                      40 years
               Plant and equipment                         10-30 years
               Transportation and delivery equipment        4-15 years
               Furniture and fixtures                       5-10 years

          Expenditures for development, renewals and betterments of developing quarries and gravel pits are capitalized and amortized on the units-of-production method over the estimated remaining recoverable reserves or over the remaining lives of the leases if the properties are leased. Depletion of acquired or leased mineral deposits is calculated on the units-of-production method over the estimated remaining recoverable reserves. Repairs and maintenance that do not improve or extend the lives of the assets are charged against operations or included in the inventory overhead pool in the year benefited. When properties are retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

INTANGIBLES

          Goodwill is amortized on a straight-line basis over 40 years. Covenants not to compete are amortized on a straight-line basis over the life of the agreement. Deferred finance charges are amortized on a straight-line basis over the life of the related loan. As of December 31, 2000 and 1999, the accumulated amortization applicable to the intangible assets was $10,413 and $8,659, respectively.

ACCRUED SELF-INSURANCE OBLIGATIONS

          It is the policy of the Company to self-insure for employee health and prescription benefits. Provisions are made for estimated settlements, including incurred but not reported losses. The methods of making such estimates and establishing the resulting accrued liabilities are reviewed frequently, and any adjustments resulting there from are reflected in current earnings. Accrued liabilities for future claims are not discounted.

RECLASSIFICATIONS

          Certain prior-year amounts have been reclassified to conform with the current-year presentation.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

          The Company accounts for long-lived assets pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company evaluates its plant and other long-term assets for impairment and assesses their recoverability based upon anticipated future cash flows. If facts and circumstances lead the Company's management to believe that the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to the asset's carrying amount and
(b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary. The Company's management has determined that certain assets held for sale were impaired at December 31, 2000 and have written down the carrying amount of such assets to market value as discussed in Note 4.

VALUATION ACCOUNTS

         Below is a summary of the changes in the Company's valuation accounts for 2000, 1999 and 1998:

                                                Additions
                                 Beginning  ------------------   Deduc-   Ending
                                  Balance   Acquired  Provided   tions   Balance
                                  -------   --------  --------   ------  -------
2000
  Allowance for doubtful accounts  $1,273     $ --     $1,754     $(789)  $2,238
  Inventory valuation reserve          16       --          8        --       24
1999
  Allowance for doubtful accounts  $1,163     $ --     $  580     $(470)  $1,273
  Inventory valuation reserve         500       --         16      (500)      16
1998
  Allowance for doubtful accounts  $  629     $583     $  409     $(458)  $1,163
  Inventory valuation reserve         291       --        500      (291)     500


Deductions include all charges against reserves. These deductions were made in the normal course of business and only for the specific use for which the reserve was identified and intended.

RECLAMATION COSTS

          Quarry and pit reclamation costs are treated as normal ongoing costs and are expensed as incurred.

ENVIRONMENTAL MATTERS

          Remediation costs are accrued based on estimates of known environmental remediation exposure. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. Any other environmental costs are recorded in the period which the amount can be reasonably estimated. Among the variables that management must assess in evaluating costs associated with environmental issues are the evolving regulatory standards. It is impossible to quantify the impact of all actions regarding environmental matters, particularly the extent and cost of future remediation and other compliance efforts. However, the Company currently has no known material liabilities in connection with expected remediation or other environmental-related costs.

INCOME TAXES

          USAI accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement and tax bases, as well as the effect of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period of change.

REVENUE RECOGNITION

          Revenues are recognized at the time the related products are delivered or when title passes.

          Contract revenues and costs are recognized under the percentage-of-completion method, measured by the percentage of costs incurred to date as a percentage of estimated total costs for each contract.

Revisions in cost estimates during the course of a contract are reflected in the accounting period in which the change of costs becomes known. Provision for estimated losses on incomplete contracts is made in the period in which such losses become evident.

OFFERING COSTS

          Offering costs of $8,946 were incurred in connection with the Company's initial public offering. Such costs were treated as a reduction of the proceeds from the offering.

FINANCIAL INSTRUMENTS

          USAI's financial instruments consist of cash, short-term accounts receivable, accounts payable and debt for which current carrying amounts are equal to or approximate fair market value.

INTEREST RATE SWAP

          In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No, 137, Accounting for Derivatives and Hedging Activities - Deferral of the Effective Date of SFAS No. 133. In June 2000, the FASB issued SFAS No, 138, Accounting for Certain Derivatives and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company has adopted Statement 133 effective January 1, 2001. The Company has applied Statement 133 to only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1998. If statement 133 had been applied at December 31, 2000, the change in fair value would be immaterial.

          The Company has variable rate borrowings tied to the LIBOR rate. To eliminate its exposure to changes in the LIBOR rate, The Company has entered into a swap contract. The Company is a party to an interest rate swap under which it exchanges, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional amount of $37 million. The interest rate swap contract has a two year term that ends on December 29, 2002. The swap contract requires the Company's counterparty to pay it a floating rate of interest based on USD-LIBOR-BBA due quarterly beginning March 29, 2001. In return, the Company will pay its counterparty a fixed rate of 6.11% interest due quarterly beginning March 29, 2001. The periodic payments under the swap are with the same frequency as payments required under the borrowing agreements. Under Statement 133 the Company will designate the contract as a cash flow hedge. The Company will account for changes in the fair value of its swap contract with all changes in fair value reported in other comprehensive income. Amounts in other comprehensive income will be reclassified into earnings for the ineffective portion of the gain or loss on the derivative instruments. If statement 133 had been applied at December 31, 2000, the change in fair value would be immaterial.

COSTS OF START-UP ACTIVITIES

          In April 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). Effective January 1, 1999, SOP 98-5 requires that all costs related to certain start-up activities, including organizational costs, be expensed as incurred. The cumulative effect of the adoption of SOP 98-5 reduced net earnings by $84, which has been recorded as an expense in the period ended December 31, 1999.

NEW ACCOUNTING PRONOUNCEMENTS

          In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" (FIN 44). FIN 44 clarifies the application of APB Opinion No. 25, and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material impact on the Company's consolidated financial statements.

          The Emerging Issues Task Force issued No. 00-10, Accounting for Shipping and Handing Fees and Costs ("EITF 00-10), which requires that amounts billed to customers related to shipping and handling be classified as revenue and that the related costs should be included in costs of goods sold. The Company previously reported a portion or its shipping revenue as a reduction of shipping costs. The Company adopted EITF 00-10 in the fourth quarter of 2000 and has reflected the impact of this pronouncement in the financial statements for all periods presented herein. The Company reports freight and delivery charges as sales and the related cost of freight and delivery is reported as cost of products sold. Gross profit has not changed from amounts that have been reported prior to the adoption of EITF 00-10. The adoption of this resulted in addition sales and costs of products sold of $12,833 in 2000, $10,411 in 1999 and $8,595 in 1998.

3.   ACQUISITIONS

          On June 5, 1998, USAI, through WAHC, purchased all of the outstanding common stock of Monroc, Inc. (Monroc). Monroc's purchase price was approximately $67,800 in cash plus costs and certain assumed liabilities. The acquisition has been accounted for under the purchase method of accounting. The amount by which the total cost exceeded the fair value of the tangible net assets acquired of $1,135 was recognized as goodwill and is being amortized over 40 years.

          In addition, at various dates during 1998 and 1999 and 2000, USAI, through its subsidiaries, acquired assets and businesses of several small companies. The operating results of the acquired businesses are included in the accompanying financial statements from their respective dates of acquisition.

          The following table reflects supplemental disclosure of noncash transactions related to these acquisitions for 1998:

          Fair value of assets acquired, including goodwill of $4,132  $139,417
          Liabilities assumed                                           (55,533)
                                                                       --------
          Cash paid for assets                                          $83,884
                                                                       ========

          The following unaudited selected pro forma financial data are presented as if the acquisitions (excluding Monroc's discontinued operations) had occurred on January 1, 1998. The pro forma financial information includes adjustments for amortization of goodwill and accrual of interest expense for the entire periods presented. The unaudited pro forma information presented below is not necessarily indicative of what results of operations actually would have been if the acquisition had occurred on the date indicated. Moreover, they are not necessarily indicative of future results.

                                                                        1988
                                                                      ---------
                                                                     (UNAUDITED)
         Net sales                                                    $  249,224
         Income before extraordinary items                                 4,916
         Income before extraordinary items per share                  $     0.13


          Concurrent with the acquisition of Monroc, the Company decided to dispose of the Precast Division operations of Monroc. The Precast Division operations concentrated on the production of pre-fabricated concrete products using its site casts and molds, made to meet existing industry construction standards. The Company accounted for the acquisition and disposition of this division as required by purchase accounting and EITF 87-11, "Allocation of Purchase Price to Assets to Be Sold". This included recording expected operational income as well as interest on the cost of carrying this division as an adjustment to the purchase price of Monroc. On December 31, 1998, the Company sold the Precast Division for $8,637. No gain or loss was recognized on this disposition. The results of operations from the Precast Division between the date of acquisition and sale of $1,409 net of tax, and the interest expense associated with the purchase of the Precast Division of $247 net of tax was considered in the purchase price allocation. There were no earnings received or losses funded by Monroc during the operational period.

          Also, concurrent with the acquisition of Monroc, the Company decided to dispose of a depleted sand and gravel deposit site and an unused ready-mix plant site. The sites were sold during 1998 for $6,945 and no gain or loss was recognized on these dispositions.

4.   ASSETS HELD FOR SALE AND ASSET IMPAIRMENT CHARGES

          During the fourth quarter of 2000, the Company made a decision to sell certain construction materials operations in Idaho and Utah. As a result, an evaluation for impairment of long-lived assets was performed. Based upon this analysis, the Company determined that the fair market value of these long-lived assets was less than the carrying value. Accordingly, during the fourth quarter of 2000, the Company adjusted the carrying value of these assets to their estimated fair value (less estimated costs of sale) resulting in a non-cash impairment charge of $8,447. These assets totaling $22,785 have been classified as Assets Held for Sale in the consolidated Balance Sheet at December 31, 2000, and were sold subsequent to year end. Assets held for sale also include $1,095 of assets described below in Note 5.

5.   RESTRUCTURING COSTS

          During the fourth quarter of 2000, the Company decided to restructure its business operations through a plan, which provided for the closure of an asphalt operation in Nevada, the disposition of certain operations in Idaho and the consolidation of facilities in Utah (the "Restructuring Plan"). The Restructuring Plan also includes actions intended to achieve an overall reduction in corporate overhead.

          The Company recorded restructuring charges of $2,199, of which, $1,272 relates to non-cash charges for the closure or sale of facilities or operations. Assets in the amount of $1,095 have been classified as Assets Held for Sale. The cash charges of $927 relate to site closure costs and severance benefits for terminated employees. These amounts have been fully paid as of December 31, 2000 and accordingly, there are no accruals related to the restructuring plan included in the Consolidated Balance Sheet at December 31, 2000.

          In addition to the restructuring charges described above, the Company has recorded a non-cash charge of $2,250 related to the write-down of a portion of the inventory value at these sites. This charge has been recorded in costs of products sold in the Consolidated Statement of Operations.

          The restructuring charges were determined based on formal plans approved by the Company's management using the information available at the time. Additional employee headcount reductions and additional restructuring charges are anticipated to occur in the first quarter of 2001.

6.   INVENTORIES

          Inventories consist of the following as of December 31:

                                                       2000         1999
                                                     --------     --------
     Finished products                               $ 26,835     $ 24,624
     Raw materials                                      1,892        2,341
     Supplies and parts                                   768          551
     Fuel                                                 324          541
     Less: Allowances                                     (24)         (16)
                                                     --------     --------
                                                     $ 29,795     $ 28,041
                                                     ========     ========

         Inventories are pledged as security under various debt agreements (see
Note 9).

7.   PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment consist of the following as of December 31:

                                                       2000         1999
                                                    ---------    ---------
     Land and improvements                          $  65,977    $  61,400
     Mineral deposits                                  85,267       89,228
     Plant and equipment                              174,146      160,253
     Furniture and fixtures                             7,692        5,391
     Construction in progress                             819        9,056
                                                    ---------    ---------
                                                      333,901      325,328
     Less: Accumulated depreciation and depletion     (41,835)     (32,418)
                                                    ---------    ---------
                                                    $ 292,066    $ 292,910
                                                    =========    =========

          The Company capitalized interest costs of $837 in 2000 and $1,531 in 1999 with respect to qualifying construction projects.

          Property, plant and equipment are pledged as security for various debt agreements (see Note 9).

8.   INTANGIBLES

          Intangibles consist of the following as of December 31:

                                                      2000            1999
                                                    -------         -------
     Goodwill                                        12,652          15,920
     Non-Compete                                        162             692
     Deferred Finance Charge                          6,009           5,696
                                                    -------         -------
                                                    $18,823         $22,308
                                                    =======         =======


9.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

          Long-term debt and capital lease obligations consists of the following as of December 31:

                                                            2000         1999
                                                         ---------    ---------
Prudential Insurance subordinated notes,
  net of discount of $575 and $664, respectively         $  44,425    $  44,336
Bank of America term loan A                                 30,900       39,238
Bank of America term loan B                                 43,004       46,404
Bank of America revolving loan                              77,600       30,000
Notes payable to former shareholders                         1,890        4,001
Capital lease obligations                                   11,240
Other                                                        4,456        5,631
                                                         ---------    ---------
    Total long-term debt and capital lease obligations     213,515      169,610
Less: Current portion                                      (22,842)      (9,298)
                                                         ---------    ---------
    Long-term debt and capital lease obligations,
      net of current portion                             $ 190,673    $ 160,312
                                                         =========    =========


PRUDENTIAL INSURANCE COMPANY SUBORDINATED NOTES

          In November 1996 and June 1998, USAI issued $30 million and $15 million respectively in subordinated notes (Subordinated Notes) to the Prudential Insurance Company of America (Prudential Insurance). Interest is due quarterly at a rate of 12.00 percent per annum. In addition both subordinated notes accrue interest at a rate of 2.00 percent per annum, which is not paid in cash until the maturity of these notes. Accrued interest due under this clause of the agreement, and included in other long-term liabilities on the Consolidated Balance Sheet, was $44,425 and $44,336 at December 31, 2000 and 1999, respectively.

          In connection with the issuance of subordinated notes, USAI issued to Prudential Insurance, warrants to purchase 286,380 shares of the common stock of USAI at a nominal cost. The estimated fair value of the warrants was $900 ($600 recorded in 1996 and $300 in 1998) and was recorded as a discount on the subordinated notes, with the offsetting credit to additional paid-in-capital. The discount is being amortized on a straight-line basis (which approximates the interest method) over the life of the notes and is included in interest expense in the Consolidated Statements of Operation.

          The Prudential Insurance notes are subordinated to the bank of America credit facilities. The Company was in default of certain covenants related to these notes at December 31, 2000; however, they were amended subsequent to end of the year as described below.

BANK OF AMERICA CREDIT FACILITIES

          USAI has a syndicated term loan and a revolving credit facility with Bank of America NT&SA, as agent, and certain other financial institutions (Bank of America).

          The term loan facility is comprised of Term loans A and B in the principal amounts of $30,900 and $43,004, respectively. Term loan A has interest payments due quarterly and is currently payable at the Eurodollar rate plus 3.50 percent, or approximately 10.00 percent as of December 31, 2000. Term loan B has interest payments due quarterly and is currently payable at the Eurodollar rate plus 4.00 percent, or approximately 10.5625 percent as of December 31, 2000.

          The revolving credit facility was increased from $60 million to $90 million on January 13, 2000. Interest on the unpaid principal amount of each revolving loan is due quarterly and payable at the Eurodollar rate plus a portion of the alternative reference rate, which were in the range of 10.125 percent to 11.75 percent as of December 31, 2000. Interest and commitment fees on the unused portion of the revolving loan vary based on certain performance criteria. However, the rates cannot exceed the Eurodollar rate plus 3.50 percent, the alternative reference rate plus 2.25 percent, or, in relation to the commitment fees, 0.50 percent of the unused portion of the revolving loan. Effective September 29, 2000, the revolving credit facility was amended to include automatic and permanent reductions of the revolving facility to occur on December 31, 2001 and June 30, 2002 for the amount of $20 million and $10 million, respectively. The revolving loan is to be paid in full by the termination date in June 2004.

          The Bank of America credit facilities are secured by all assets of USAI. The Company was in default of certain covenants related to these notes at December 31, 2000; however, they were amended subsequent to end of the year as described below.

FINANCIAL COVENANTS

          In connection with both the Subordinated Notes and the Bank of America Credit Facility, the Company is required to comply with certain financial covenants. These include a minimum interest coverage ratio, a minimum fixed charge coverage ratio, a minimum EBITDA amount, a maximum leverage ratio and limitations on capital expenditures. As a result of amendments made to both the Subordinated Notes and the Bank of America Credit Facility effective September 29, 2000 (the Fourth Amendment), covenants also include restrictions on the Company's use of proceeds from the sale of assets and limitations on the Company's ability to pay dividends. The Company was in default with certain of these covenants at December 31, 2000; however, subsequent to year-end, waivers of default have been obtained through the Fourth Amendment to the Subordinated Notes and the Fifth and Sixth Amendments to the Bank of America Credit Facilities as described below.

EXTINGUISHMENT OF DEBT

          In connection with the various refinancings of the Company's debt, previously capitalized fees and costs of $326 and $264, net of a tax benefit of $175 and $161, were recorded as an Extraordinary Item - Loss on Extinguishment of Debt in 2000 and 1999, respectively.

NOTES PAYABLE TO FORMER SHAREHOLDERS

          In connection with the acquisition of certain companies, USAI subsidiaries have issued notes payable to the selling shareholders, several of whom remain employees and shareholders. These notes payable bear interest at rates from 8.00 percent to 10.00 percent per annum and have varying maturity dates through 2005.

CAPITAL LEASE OBLIGATIONS

          The Company financed equipment purchases through various capital lease obligations expiring through 2015. These obligations bear interest at various rates ranging from 7.00 percent and 10.00 percent per annum. At December 31, 2000 and 1999, $11,240 and $0, respectively, had been borrowed and was outstanding. Excluded from the scheduled payments below is $1,607, which represents future interest due under the leases.

OTHER DEBT

          Other debt consists of miscellaneous borrowings from banks, generally secured by equipment. Interest rates range from 6.00 percent to 10.00 percent per annum and have varying maturity dates through 2018.

SCHEDULED PAYMENTS OF LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

          Scheduled long-term debt and capital lease obligations maturities are as follows:

Year Ended December 31
----------------------
     2001                                                        $  22,842
     2002                                                           23,252
     2003                                                           19,723
     2004                                                           69,461
     2005                                                            6,398
     Thereafter                                                     72,414
                                                                 ---------
                                                                   214,090
     Less: Unamortized discount                                       (575)
                                                                 ---------
                                                                 $ 213,515
                                                                 =========


SUBSEQUENT AMENDMENTS TO THE SUBORDINATED NOTES AND THE BANK OF AMERICA CREDIT FACILITY

          Subsequent to year end, the Company entered into amendments (Fifth and Sixth Amendments) with its senior secured lenders which waive all existing covenant defaults, adjust future financial covenants, defer certain principal payments until March 31, 2002, modify the debt repayment schedule, establish a borrowing base on the revolver, provide the Company with additional liquidity from the sale of certain assets, establish monthly interest payment schedules, provide for increased interest rates to Alternate Base Rate plus 5.00% or Eurodollar Rate plus 6.00%, of which 2.00% is capitalized and added to principal for the period through March 31, 2002. The Sixth Amendment also provides for a fee of $1.25 million if the senior credit facility is not paid in full by March 31, 2002.

          The Company also entered into an amendment with its subordinated note holder to waive existing covenant defaults and to accept deferral of interest payments through May 22, 2002 in exchange for a 2.00% increase in interest rates, a deferred fee of $900 and warrants for 671,582 shares with a nominal exercise price.

          In connection with the amendments of the senior secured credit facility and the subordinated notes, GTCR Fund IV has committed to loan to the Company $2 million as junior subordinated debt at an interest rate of 18.00%. The junior subordinated debt does not mature until 120 days after senior secured facilities and subordinated notes are paid in full. GTCR Fund IV will receive a deferred fee of $450 and warrants for 435,469 shares with a nominal exercise price in exchange for its agreement to provide the Company with the junior subordinated debt.

10.  EMPLOYEE BENEFIT PLANS

U.S. AGGREGATES INC. 401(K) PLAN

          All full-time employees other than certain union employees are eligible to participate in the U.S. Aggregates, Inc. 401(k) Plan. USAI may make discretionary contributions each year. Participants increase their vested interest in these discretionary contributions based upon years of employment in which at least 1,000 hours are worked, and they become fully vested after five years. Participants are fully vested in their contributions. For the years ended December 31, 2000, 1999 and 1998, USAI provided contributions of $0, $359 and $334, respectively.

SRM

          SRM maintains a benefit plan partially funded by key-man life insurance for current and former key employees of SRM. Benefits under the plan are discretionary and are payable over a ten-year period upon retirement at age 65 or upon death. As of December 31, 2000, 1999 and 1998, the present value of long-term benefits payable are $46, $42 and $76, respectively.

MULTIEMPLOYER PLANS

          The Company participates in various multiemployer union pension plans through two of its subsidiaries. Contributions to these plans in 2000, 1999 and 1998 were approximately $864, $842 and $586, respectively.

11.  INCOME TAXES

          USAI files a consolidated federal tax return. Its subsidiaries file tax returns in the states in which they conduct business.

          The provision for income taxes for 2000, 1999 and 1998 is as follows:

                                                    2000       1999       1998
                                                  -------     ------     ------
Current:
  Federal                                         $    --     $1,197     $  884
  State                                                --         24        127
                                                  -------     ------     ------
                                                       --      1,221      1,011
                                                  -------     ------     ------

Deferred:
  Federal                                          (7,949)     6,187      2,197
  State                                            (1,291)       930        328
                                                  -------     ------     ------
                                                   (9,240)     7,117      2,525
                                                  -------     ------     ------
                                                  $(9,240)    $8,338     $3,536
                                                  =======     ======     ======


          The provision for income taxes as reflected in the accompanying statements of operations includes the following components:


                                                    2000       1999       1998
                                                  -------    -------    -------
(Benefit from) provision for income taxes         $(9,065)   $ 8,499    $ 3,748
Benefit from income taxes on extraordinary item      (175)      (161)      (212)
                                                  -------    -------    -------
                                                  $(9,240)   $ 8,338    $ 3,536
                                                  =======    =======    =======

         Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                             2000        1999
                                                           --------    --------
     Deferred tax assets:                                  $  1,000    $    980
       Accruals and reserves                                  3,151       3,040
       Alternative minimum tax credit                        19,797       4,778
       Net operating loss                                        90       1,156
       Other                                               --------    --------
         Total deferred tax assets                           24,038       9,954
                                                           --------    --------

     Deferred tax liabilities:
       Depreciation and depletion                           (37,775)    (30,584)
       Book basis in fixed assets over tax basis            (27,384)    (30,846)
       Other                                                 (6,256)     (3,928)
                                                           --------    --------
         Total deferred tax liabilities                     (71,415)    (65,358)
                                                           --------    --------
         Net deferred tax liability                        $(47,377)   $(55,404)
                                                           ========    ========


          The reconciliation of the statutory rate to the effective rate is as follows:

                                                   2000       1999       1998
                                                 -------    -------    -------
     Tax at federal statutory rate               $(8,428)   $ 7,995    $ 3,037
     State taxes, net of federal benefit            (839)       742        304
     Effect of tax rate increase to 35 percent        --         --        546
     Depletion                                      (433)      (408)      (491)
     Other                                           460          9        140
                                                 -------    -------    -------
                                                 $(9,240)   $ 8,338    $ 3,536
                                                 =======    =======    =======


          At December 31, 2000 and 1999 the Company had net operating loss carryforwards of $51,756 and $12,492 available to offset future taxable income. These carryforwards expire through 2020. Alternative minimum tax credit carryforwards of $3,151 and $3,040 at December 31, 2000 and 1999 have no expiration date. Prior to 1998, the Company provided federal income taxes using a rate of 34%. In the year ended December 31, 1998 this rate was increased to 35% and deferred taxes were adjusted accordingly.

12.  CAPITAL ACCOUNTS

COMMON STOCK

          In August 1999, the company completed its initial public offering of common stock. The Company sold 5 million shares of common stock.

          At December 31, 2000 and 1999, the Company's $.01 par value common stock authorized was 100 million, with 14,908,222 shares outstanding, including 7,629 shares of treasury stock.

          The Company had a stock purchase plan periodically made available to select members of management. Under this formula plan, individuals are allowed to purchase stock in the Company or its subsidiaries. The Company sold 43,190 shares of its common stock under this program in 1997. Also 50 shares (12,120 equivalent USAI shares) of SRMHC and 2,500 shares (46,757 equivalent USAI shares) of

WAHC common stock were sold under this program in 1998. Shares issued under this program were generally sold for a combination of cash and notes and were subject to vesting over a 6-year period. The vested and unvested shares were subject to various call or put options upon termination. The repurchase price was at fair market value for vested shares or original cost for unvested shares. The total number of shares outstanding under this program were 43,190 and 17,276 unvested and vested for the Company, 3,857 (72,136 equivalent USAI shares) and 952 (17,805 equivalent USAI shares) unvested and vested for WAHC and 170 (41,208 equivalent USAI shares) and 67 (16,241 equivalent USAI shares) unvested and vested for SRM. Immediately prior to the consummation of the initial public offering, the employees' shares in subsidiary stock were exchanged for stock of the Company, and the Company's and employees' rights with regard to vested shares ceased. The plan was terminated.

PREFERRED STOCK

          At December 31, 2000 and 1999, the Company's $.01 par value non-voting preferred stock authorized was 10 million shares with 0 shares issued and outstanding. Aggregate and per share cumulative preferred dividends in arrears as of December 31 are as follows:

                                                      2000      1999      1998
                                                    --------  --------  --------

Aggregate cumulative preferred dividends              $ --     $ --      $13,479

Per preferred share cumulative preferred dividends      --       --       $44.80

          The preferred stock prior to redemption was reflected as Mandatory Redeemable Preferred Stock on the balance sheet and was not considered a component of Shareholders' Equity. Dividends were accreted at a compound rate of 10% per annum.

          Accumulated accreted dividends of $16,293 have been charged against retained earnings through August 18, 1999, the completion of the Company's initial public offering, at which time all preferred stock with accumulated dividends were converted into common shares.

WARRANTS

          In connection with the issuance of the subordinated notes, USAI issued to Prudential Insurance warrants to purchase 286,380 shares of the Company's common stock at a nominal cost. These warrants were issued in 1998 and 1996. In September 1999, 22,800 shares were exercised.

          At December 31, 2000 and 1999, there were 263,580 warrants outstanding.

13.  INCOME / (LOSS) PER SHARE

          Statement of Financial Accounting Standards No. 128, Earnings Per Share, requires dual presentation of basic and diluted earnings / (loss) per share on the face of the income statement. The reconciliation between the computations is as follows:

                                                                              Year Ended December 31,
                                                ---------------------------------------------------------------------------------
                                                              2000                        1999                     1998
                                                ----------------------------  -------------------------  ------------------------
                                                                       Per                        Per                       Per
                                                                      Share                      Share                     Share
                                                  Loss       Shares   Amount  Income     Shares  Amount  Income    Shares  Amount
                                                --------   ---------- ------  -------  ---------  -----  ------  ---------  -----
Income (loss) before extraordinary item         $(16,833)                     $14,197                    $4,832
  Less: Accretion of preferred stock dividend         --                        2,814                     4,097
                                                --------                      -------                    ------
Basic income (loss) before extraordinary item
   available for common shareholders             (16,833)  14,900,593 $(1.13)  11,383  9,522,156  $1.20     735  6,136,630  $0.12
Effect of dilutive securities                                      --                    277,661                   245,464
                                                           ----------                  ---------                 ---------
Dilutive income (loss) before extraordinary
  item available for common shareholders        $(16,833)  14,900,593 $(1.13) $11,383  9,799,817  $1.16  $  735  6,382,094  $0.11
                                                ========   ========== ======  =======  =========  =====  ======  =========  =====


          All common stock equivalents are reflected in the Company's income per share calculations; the Company had no anti-dilutive common stock equivalent shares in 1999 and 1998. However in 2000, the Company had 287,418 of anti-dilutive common stock equivalent shares.

          Net income per share for all periods presented and all share data reflect the Company's 30.0347 for 1 stock split effective at the time of the Company's initial public offering of common stock.

14.  CONCENTRATION OF CREDIT RISK

          Financial instruments that potentially subject USAI to concentrations of credit risk consist primarily of cash and trade receivables.

          USAI places its cash on deposit with credit-worthy financial institutions, in accounts or instruments with maturities of three months or less. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers who service a large base of clients dispersed across many different industries throughout the southeastern and southwestern sections of the United States.

15.  COMMITMENTS AND CONTINGENCIES

          USAI and its subsidiaries lease office facilities, trucks, equipment and certain quarry sites under operating lease arrangements. Lease expense (other than royalties) was $10,323, $11,154 and $8,951 for the years ended December 31, 2000, 1999 and 1998, respectively. Total future minimum rentals under noncancelable operating leases as of December 31, 2000 are:

     2001                                                         $ 14,653
     2002                                                           14,509
     2003                                                           14,708
     2004                                                           13,200
     2005                                                            9,763
     Thereafter                                                     57,643
                                                                  --------
                                                                  $124,476
                                                                  ========

          The Company operates several quarries on land owned entirely or in part by unrelated third parties. Pursuant to related agreements, the Company pays monthly royalties to the owner based on the quantity of aggregates sold. The initial terms of these agreements range from 5 to 40 years and generally include renewal options. The minimum royalty payments are included in the above table. Royalty expenses recorded pursuant to these arrangements in 2000, 1999 and 1998 totaled $7,448, $5,740 and $4,748, respectively.

          USAI and its subsidiaries are subject to various laws and regulations relating to the protection of the environment. It is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly any future remediation and other compliance efforts. In the opinion of management, future compliance with existing environmental protection laws will not have a material adverse effect on the financial condition or results of operations of USAI.

          The Company has a quarry under development in DeKalb County, Georgia which is inactive but currently permitted as a dimensional stone quarry site. The Company intends to file a lawsuit against the county regarding a dispute over the issuance of a blasting permit to start a crushed stone operation. The DeKalb site development-stage activities to date have consisted primarily of site preparation work such as road construction, the placement of scales and legal fees. DeKalb has also made advance minimum royalty payments under a sublease agreement to be applied against payments due upon the commencement of operations at this site. Capitalized costs as of December 31, 2000 and 1999 in connection with this site were $1,794 and $1,636, respectively. Management feels that they will eventually open the quarry; however, in the event that DeKalb is not permitted to conduct operations at this quarry, the quarry will likely be leased to a dimensional stone producer.

          USAI is subject to various legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. In the opinion of management, the ultimate resolution of these issues would not have a material adverse effect on USAI's financial condition or results of operations.

16.  RELATED-PARTY TRANSACTIONS

          In August 1999, immediately prior to the Company's initial public offering, all notes receivable pertaining to the purchase of SRMHC's and WAHC's common stock were transferred to USAI.

          Included in long-term debt is $0 and $2,033 as of December 31, 2000 and 1999 that is due to employees or shareholders who were former owners of acquired companies.

          An executive officer and director of the Company has a minority interest in Dekalb Stone, Inc., a company in which U.S. Aggregates is the majority shareholder.

          All related-party transactions are considered to be conducted at arm's length.

          USAI pays an advisory fee to one of its major shareholders. Such fee amounted to $0 for the year ended December 31, 2000 and $150 for each of the years ended December 31, 1999 and 1998. Also, USAI paid advisory and other fees of approximately $101, $416 and $404 to a common and preferred shareholder of USAI for each of the years ended December 31, 2000, 1999 and 1998, respectively. These fees were paid in connection with various financing transactions undertaken by USAI during these years. The wife of one executive acts as a financial advisor to the Company. This advisor was paid a total of $125, $144 and $151 in 2000, 1999 and 1998, respectively, for financial advisory services provided.

17.  U.S. AGGREGATES, INC. LONG-TERM INCENTIVE PLAN

          The Board of Directors and the Company adopted the U.S. Aggregates, Inc. 1999 Long Term Incentive Plan, whereby the Company is authorized to issue up to 700,840 shares of the Company at a price equal to the fair market value of the stock on the date of grant. This plan terminates at the close of business on August 10, 2009. The vesting period for options granted under this plan is three years for employees of the Company and immediately upon the grant date for outside directors. Options granted under this plan are accounted for in accordance with APB. No. 25 wherein no compensation expense would be recognized for options issued to employees.

          In 1999, the compensation committee of the Board of Directors granted 287,836 options under the plan to certain employees of the company and 15,000 options to certain directors. In 2000, 3,000 options were granted to a director. Pro forma information regarding net earnings and earnings per share is required by SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for options was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.15%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 57.1%; and a weighted-average expected life of the options of three years.

          For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying SFAS 123 on a pro forma basis would have decreased net earnings by approximately $422 and $229 in 2000 and 1999, respectively. The impact on basic and diluted earnings per share would have been a $.03 and $.03 decrease, respectively in 2000, and a $.02 and $.01 decrease, respectively in 1999.

          A summary of the Company's stock option activity, related information as of December 31, 2000 and 1999 and changes during the years is presented below:

                                                 2000               1999
                                          -----------------   -----------------
                                                    Weighted            Weighted
                                                     Average             Average
                                                    Exercise            Exercise
                                           Shares     Price    Shares     Price
                                          --------   ------   --------   ------
Outstanding at beginning of year           292,336   $14.73         --   $   --
  Granted at fair value                      3,000   $15.75    302,836   $14.74
  Exercised                                     --   $   --         --   $   --
  Forfeited                                 22,000   $15.00     10,500   $15.00
                                          --------            --------
Outstanding at year end                    273,336   $14.72    292,336   $14.73
                                          ========            ========
Options exercisable at year end            100,612   $14.50         --   $   --
Weighted-average grant date fair value of
  each option granted during the year     $   6.73            $   6.66

          The following table summarizes information about stock options outstanding and exercisable at December 31, 2000:

                             OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                     ----------------------------------     --------------------
                                WEIGHTED
                                 AVERAGE       WEIGHTED                WEIGHTED
                     NUMBER     REMAINING       AVERAGE      NUMBER     AVERAGE
                       of      Contractual     Exercise        of      Exercise
Exercise Price       Shares    Life (Years)      Price       Shares      Price
--------------       ------    -----------     --------     -------    ---------
    $11.47           22,500        8.61         $ 11.47      15,000     $ 11.47
    $15.00          247,836        8.61         $ 15.00      82,612     $ 15.00
    $15.75            3,000        8.61         $ 15.75       3,000     $ 15.75
                    -------                                 -------

           Total    273,336        8.61                     100,612     $ 14.50
                    =======                                 =======


18.  QUARTERLY INFORMATION (UNAUDITED)

          These amounts have been restated from those previously reported.

                                               Quarter Ended
                              --------------------------------------------------
                              March 31,    June 30,  September 30,  December 31,
                              ---------    --------  -------------  ------------
2000
Net sales                     $ 54,586     $ 83,423    $ 92,966       $ 60,714
Gross profit                     9,254       21,356      20,153          5,552
Income (loss) before
  extraordinary item            (5,087)       3,105       1,682        (16,533)
Net income (loss)               (5,087)       3,105       1,682        (16,859)

Income (loss) before
  extraordinary item
  available for common
  shareholders per share
    --basic                   $  (0.34)    $   0.21    $   0.11       $  (1.11)
    --diluted                 $  (0.34)    $   0.20    $   0.11       $  (1.11)

1999
Net sales                     $ 51,311     $ 80,366    $ 96,952       $ 79,963
Gross profit                    11,461       23,512      28,986         20,545
Income (loss) before
  extraordinary item            (1,675)       4,799       8,071          3,002
Net income (loss)               (1,675)       4,799       7,807          3,002

Income (loss) before
  extraordinary item
  available for common
  shareholders per share
    --basic                   $  (0.45)    $   0.60    $   0.69       $   0.20
    --diluted                 $  (0.45)    $   0.57    $   0.67       $   0.20

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

          U.S. Aggregates conducts its operations through the quarrying and distribution of aggregate products in nine states in the two regions of the Mountain states and the Southeast. The Company's operations have the same general economic characteristics including the nature of the products, production processes, type and class of customers, methods of distribution and governmental regulations. In 2000, the Company shipped approximately 19.7 million tons of aggregates, primarily to customers in nine Southeast and Mountain states, generating net sales and loss from operations of $291.7 million and ($5.0) million, respectively.

          Since U.S. Aggregates' inception, the Company completed and integrated 28 business and asset acquisitions, including both operating companies and aggregate production facilities. In 2000, U.S. Aggregates, Inc. continued to expand into new geographical markets in the Southeast, Utah and Nevada. Distribution of aggregate products in the Southeast was expanded with the startup of a major distribution yard in Memphis, Tennessee.

          As a result of the Company's ambitious acquisition program, the Company acquired certain non-core assets over the last few years. In 2000, the Company outlined a plan to sell certain assets to strengthen its strategic position, reduce debt and improve liquidity. This year, the Company sold its ready-mix operations in Birmingham and subsequently the remaining ready-mix concrete and concrete block operations in the Alabama market to Ready-Mix USA, Inc. one of the largest producers of ready-mix in Alabama. The revenues and total assets related to the sold properties represented approximately 11% and 4%, respectively, of the Company's 2000 consolidated totals. Terms of the sale include the establishment of a long-term contract for U.S. Aggregates to provide Ready-Mix USA with aggregates for its ready-mix operations.

          In 2001, the Company continued its plan to sell certain assets and completed the sale of certain of its operations in northern Utah to Oldcastle Materials, Inc. The proceeds were utilized to pay-down debt and certain operating leases and provided the Company with additional liquidity. In connection with the sale, the Company entered into a long-term, royalty bearing lease of a quarry to Oldcastle. The revenues and total assets related to the sold properties represented approximate 14% and 6% respectively, of the Company's 2000 consolidated totals. In order to provide sufficient liquidity to fund operations, capital requirements and debt service, the Company will need to continue its plan to sell certain assets (See Liquidity and Capital Resources).

          U.S. Aggregates markets its aggregates products to customers in a variety of industries, including public infrastructure, commercial and residential construction contractors; producers of asphalt, concrete, ready-mix concrete, concrete blocks, and concrete pipes; and railroads. In 2000, approximately 76% of the Company's aggregates volume was sold directly to customers, and the balance was used to produce asphalt (which generally contains 90% aggregates by volume) and ready-mix concrete (which generally contains 80% aggregates by volume). As a result of dependence upon the construction industry, the profitability of aggregates producers is sensitive to national, regional and local economic conditions, and particularly to downturns in construction spending and to changes in the level of infrastructure spending funded by the public sector. In fact, the Company's performance in the second half of 2000 was affected by the slowing economy and reduced government spending, especially in the Western operations. Currently, the Company does not have any customer that accounts for more than 10% of sales.

          Also as a result of the Company's dependence on the construction industry, the Company's business is seasonal with peak revenue and profits occurring primarily in the months of April through November. Bad weather conditions during this period can adversely affect operating income and cash flow and could therefore have a disproportionate impact on the Company's results for the full year. Quarterly results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. In the fourth quarter of 2000, poor weather conditions in Utah negatively impacted the Company's sales and profits.

          A material rise in the price or a material decrease in the availability of oil could and did adversely affect operating results. The cost of transporting the Company's products, the cost of processing material and the cost of asphalt are all correlated to the price of oil. Any increase in the price of oil may and did reduce the demand for the Company's products. In 2000, the Company estimates that the total increase in oil, fuel and energy costs were in excess of $9 million. As a result of competitive pressures, the Company was not able to pass through these cost increases and profits were negatively impacted.

RESULTS OF OPERATIONS

          The following table presents net sales, gross profit, selling, general and administrative expenses, depreciation, depletion and amortization, gain on disposal of assets, restructuring charges, asset impairment charges income/(loss) from operations, and net interest expense for U.S. Aggregates:

                                         YEARS ENDED DECEMBER 31,
                          -----------------------------------------------------
                               2000               1999               1998
                          ---------------    ---------------    ---------------
                                          (DOLLARS IN THOUSANDS)

Net sales                 $291,689  100.0%   $308,592  100.0%   $237,333  100.0%
Gross profit                56,315   19.3      84,504   27.4      60,519   25.5
Selling, general and
  administrative expenses   35,825   12.3      32,035   10.4      25,001   10.5
Depreciation, depletion
  and amortization          16,816    5.8      12,851    4.2      11,098    4.7
(Gain) on disposal
  of assets                 (2,021)   0.7          --     --          --     --
Restructuring costs          2,199    0.8          --     --          --     --
Asset impairment charge      8,447    2.9          --     --          --     --
Income (loss) from
  operations                (4,951)   1.7      39,618   12.8      24,420   10.3
Interest expense, net       19,964    6.8      16,042    5.2      14,351    6.0


2000 COMPARED TO 1999

          NET SALES. Net sales decreased by $16.9 million, or 5.5% from $308.6 million in 1999 to $291.7 million in 2000. This decline was primarily isolated to the fourth quarter of the year. Through the first nine months of the 2000, the Company's net sales total of $230.1 million was slightly higher than the total of $228.6 through the same period of the prior year. However, during the fourth quarter of 2000 the Company's net sales declined by approximately $19.2 million, as processed aggregates, asphalt, and ready mix shipments declined by 16.0%, 45.5%, and 18.2%, respectively. This decrease in sales was partially caused by adverse weather conditions affecting the Western operations, as extremely wet weather, combined with early snow falls in Utah, contributed to the significant decline in activity during the quarter. Increased competition, particularly in Las Vegas, and unexpected delays in the ramp-up of TEA-21 spending further contributed to the decrease in asphalt, paving and construction sales in 2000. In the fourth quarter of 2000, the Company also felt the effects of the general slowing of the economy. For the full year, processed aggregates shipments and pricing increased by 3.2% and 3.1%, respectively, resulting in an increase of processed aggregates sales of $10.9 million for the year. However, this increase was more than offset by the declines in the asphalt, paving and construction business in 2000, which experienced an $18.2 million, or 17.5% decline in sales during the year. Ready-mix volume decreased by 8.4%, resulting in a $9.6 million decline in sales of this product in 2000. However, this decline was primarily related to the sale of the Company's ready-mix operations in Birmingham, Alabama in the first quarter of 2000. Excluding the impact of the sold businesses, ready-mix volumes decreased by 0.7%.

          GROSS PROFIT. Gross profit decreased by $28.2 million, or 33.4% from $84.5 million in 1999 to $56.3 million in 2000. This represented a decline in gross margin from 27.4% in 1999 to 19.3% in 2000. Gross profit from the Company's asphalt, paving and construction business declined $12.5 million, caused primarily by the increased competition in the marketplace and increased fuel, energy and liquid asphalt costs. In total, the Company experienced an increase in the cost of fuel, energy, and liquid asphalt in 2000 of $9.6 million ($4.5 million of which related to the aforementioned asphalt, paving and construction business). Heightened production costs in the Company's quarries also contributed to the decline in gross profit during the year. The Company also recorded a charge of $2.3 million within cost of sales which related to the write-off of inventory related to the restructuring plan implemented during the year. These inventories were abandoned as a result of the closure of several facilities. These factors, combined with the decline in sales for 2000, were the primary causes of the decline in gross profit for the year.

          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $3.8 million, or 5.5% from $32.0 million in 1999 to $35.8 million in 2000. This increase was primarily attributable to (i) a $1.2 million increase in bad debt expense relating to collection issues identified in 2000, (ii) $0.9 million in expense for asbestos-related clean-up costs and litigation settlement, (iii) $0.4 million in data conversion costs in connection with system integration, (iv) an increase of $0.6 million in corporate overhead primarily related to additional public company expenses as the Company was public for a full year in 2000 and an increase of $0.4 million in professional fees related to the restatement of the 2000 quarterly results and (v) an increase in expenses in the regional operating units where the Company added personnel in 1999 and 2000 to meet the increased demand for materials and services.

          GAIN ON DISPOSAL OF ASSETS. The Company recorded a $2.0 million gain on the two sales of the Company's ready-mix operations in Alabama in 2000.

          RESTRUCTURING CHARGES. During the fourth quarter of 2000, the Company began execution of its restructuring plan, which was comprised of four components: (i) closing an asphalt operation in Nevada; (ii) disposing of certain operations in Idaho; (iii) consolidating certain operations in Utah; and
(iv) reducing corporate overhead. In conjunction with this plan, the Company recorded an asset write-down of $1.1 million related to the decision to close certain facilities. In addition, the Company recorded $1.0 million of facility closure costs and $0.1 million of severance costs associated with the restructuring plan, resulting in a total charge of approximately $2.2 million in the fourth quarter of 2000. All of these costs have been paid as of year end.

          ASSET IMPAIRMENT CHARGES. During the fourth quarter of 2000, the Company made its decision to sell certain construction materials operations in Utah and Idaho. In conjunction with this decision, the Company performed an analysis of the carrying value of its related long-lived assets, and determined that the carrying value exceeded the fair market value of the assets by approximately $8.4 million. The Company therefore recorded an impairment charge to write-down these assets to their estimated fair market value during the fourth quarter of 2000. These assets were sold subsequent to year-end.

          DEPRECIATION, DEPLETION and AMORTIZATION. Depreciation, depletion and amortization increased $3.9 million from $12.9 million in 1999 to $16.8 million in 2000. This increase was primarily due to the additional capital investments made by the Company in 1999 and 2000.

          INCOME/(LOSS) FROM OPERATIONS. The Company reported a net loss from operations of $5.0 for the year ended December 31, 2000 compared with operating income of $39.6 million reported for 1999. However, this loss from operations included several unusual charges incurred in 2000, primarily the restructuring charge of $2.2 million, the asset write-down of $8.4 million, and the restructuring-related inventory write-off of $2.3 million described above.

          INTEREST EXPENSE, NET. Net interest expense increased $3.9 million from $16.0 million in 1999 to $19.9 million in 2000. This increase was primarily due to an increase in debt levels, as well as an increase in interest rates on outstanding borrowings during the year.

1999 COMPARED TO 1998

          NET SALES. Net sales for 1999 increased by $71.3 million, or 30.0% from $237.3 million in 1998 to $308.6 million in 1999. This increase consisted of $39.5 million in additional net sales generated from the 1998 acquired businesses, and an increase in net sales from existing businesses of $31.8 million. The increase in sales from existing businesses was due to strong demand for the Company's aggregates and related products. Total shipments of aggregates increased to 19.1 million tons for 1999, from 15.8 million tons in 1998, an increase of 20.9%. Revenues were further enhanced by 32.8% and 24.7% increases in asphalt and ready-mix volumes, respectively. The Company also experienced an increase in selling prices of approximately 4% for its aggregates and related products.

          GROSS PROFIT. Gross profit for 1999 increased 39.6% to $84.5 million from $60.5 million for 1998. The increase consisted of $6.6 million additional gross profit from its 1998 acquired businesses and an increase in gross profit from its existing business of $17.4 million, a 34.6% increase. The increase in gross profit at its existing business was attributable to higher volumes and improved production efficiencies. Overall gross margins increased to 28.3% in 1999 from 26.5% in 1998. Gross margins from its existing business were 30.6% in 1999, compared to 26.5% in 1998. Margins from existing businesses increased due to higher selling prices and the leverage gained on fixed costs due to higher sales.

          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $32.0 million for 1999 from $25.0 million for 1998, due to the inclusion of the 1998 acquired businesses and increased selling and administrative costs at existing businesses. As a percentage of net sales, selling, general and administrative expenses decreased to 10.7% for 1999 from 10.9% for 1998, due to the leveraging of these costs over a larger sales base.

          DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization increased to $12.9 million for 1999 from $11.1 million for 1998, primarily as a result of the inclusion of the 1998 acquired businesses and additional capital expenditures made in 1999. As a percentage of net sales, its depreciation, depletion and amortization expenses decreased to 4.3% from 4.9% for the same periods primarily due to the leveraging of these costs over a larger sales base.

          INCOME FROM OPERATIONS. Income from operations in 1999 increased 62.2% to $39.6 million compared to $24.4 million for 1998 because of the factors discussed above.

          INTEREST EXPENSE, NET. Net interest expense increased to $16.0 million for 1999 from $14.4 million for 1998 as a result of the inclusion of a full year of interest expense on the purchase of the 1998 acquired businesses in mid year of 1998 and other expansion and capital needs, offset by the debt reduction as a result of the 1999 initial public offering.

LIQUIDITY AND CAPITAL RESOURCES

          From its inception in 1994, the Company has financed its operations and growth from the issuance of preferred and common stock, sales of assets, debt and operating cash flow. It has also used operating leases to finance the acquisition of equipment used in the business. In 2000, the Company began a strategy of evaluating and selling certain assets in order to improve the Company's liquidity.

          At December 31, 2000, the Company has $213.5 million of long-term debt outstanding. This debt level increased from $169.6 million outstanding as of December 31, 1999. The debt is primarily used to finance working capital and capital expansion. The terms of the Company's debt agreements are discussed further below and in Note 9 to the consolidated financial statements included herein. The Company leases aggregate production sites, facilities, and equipment under operating leases with terms generally ranging from 5 to 40 years. The future minimum commitment under these leases was $124.5 million in 2000, $104.7 million in 1999 and $67.9 million in 1998.

          During 2000, the Company generated $2.8 million of cash from operations, a $24.2 million reduction from the $27.0 million generated in 1999. This decrease was primarily due to the decrease in operating income and the increase in interest expense incurred in 2000. In 1998, the Company generated $3.2 million of cash flow from operations, $23.8 million less than the total generated in 1999. The improvement in 1999 over 1998 was primarily due to improvements in earnings and a decrease in working capital requirements during the period. As of December 31, 2000 and 1999, working capital, exclusive of current maturities of debt, assets held for sale and cash items, totaled $30.0 million and $40.8 million, respectively.

          Net cash used in investing activities for 2000 was $26.4 million. The Company expended $40.9 million for the additions to property, plant and equipment, offset by proceeds of $14.5 million on the two sales of the

Company's ready-mix operations in Alabama. A substantial portion of the capital expenditures related to the completion of the new facility at O'Neal, and expanded capacity and material handling capability at Pride. In addition, the Company made extensive improvements related to the expansion of the Mountain state quarries, including Point of the Mountain, Beck Street, Ekins, and Lehi. Net cash used in investing activities was $60.0 million in 1999. Of this amount, $63.1 million was for the additions to property, plant and equipment and $0.3 million was used for acquisitions, offset by proceeds of $3.4 million from the sale of assets. Net cash used in investing activities in 1998 totaled $100.9 million. Of this amount, $83.9 million was used for acquisitions, $67.8 million of which was for the purchase of Monroc. Additionally, $27.3 million of the 1998 investing expenditures were for the purchase of property, plant and equipment offset by proceeds of $10.4 million from the sale of certain properties, including a depleted sand and gravel deposit and an unused ready-mix plant site at Monroc.

          Cash provided by financing activities was $24.1 million in 2000, $34.6 million in 1999 and $100.0 million in 1998. During 2000, $28.2 million of cash was generated from additional borrowings offset by $2.3 million of additional debt issuance costs and $1.8 million for dividends paid. During 1999, $65.7 million of cash was generated from the sale of stock through the initial public offering, which was used to reduce the Company's total debt. All of the cash provided by financing in 2000 and 1998 was from increased borrowings under existing or restructured debt agreements.

          In January 2000, the Company entered into a Third Amendment to its senior secured credit facility, which increased the revolving loan facility from $60 million to $90 million.

          In November 2000, the Company entered into a Fourth Amendment with the existing lenders pursuant to its senior secured credit facility effective September 29, 2000. The agreement amended, amongst other things, (i) the automatic and permanent reduction of the revolving facility to occur on December 31, 2001 and June 30, 2002 for the amount of $20 million and $10 million, respectively, (ii) all existing financial covenants, (iii) limitations on capital expenditures and acquisitions, (iv) the use of proceeds from the sale of assets, and (v) limitations on the Company's ability to pay dividends.

          The Company also similarly amended its agreements with the holders of its existing senior subordinated notes to parallel the covenants in the Fourth Amendment to the Bank of America credit facilities.

          The Company was in compliance with all existing debt covenants at December 31, 1998 and 1999. At December 31, 2000, the Company was in default of the covenants in its Fourth Amendment to the senior credit facility as well as its subordinated debt facility. However, the Company entered into amendments (Fifth and Sixth Amendments) with its senior secured lenders which waive all existing covenant defaults, adjust future financial covenants, defer certain principal payments until March 31, 2002, modify the debt repayment schedule, establish a borrowing base on the revolver, provide the Company with additional liquidity from the sale of certain assets, establish monthly interest payment schedules, provide for increased interest rates to Alternate Base Rate plus 5.00% or Eurodollar Rate plus 6.00%, of which 2.00% is capitalized and added to principal for the period through March 31, 2002. The Sixth Amendment also provides for a fee of $1.25 million if the senior credit facility is not paid in full by March 31, 2002.

          The Company also entered into an amendment with its subordinated note holder to waive existing covenant defaults and to accept deferral of interest payments through May 22, 2002 in exchange for a 2.00% increase in interest rates, a deferred fee of $900,000 and warrants for 671,582 shares with a nominal exercise price.

          In connection with the amendments of the senior secured credit facility and the subordinated notes, GTCR Fund IV has committed to loan to the Company $2 million as junior subordinated debt at an interest rate of 18.00%. The junior subordinated debt does not mature until 120 days after senior secured facilities and subordinated notes are paid in full. GTCR Fund IV will receive a deferred fee of $450,000 and warrants for 435,469 shares with a nominal exercise price in exchange for its agreement to provide the Company with the junior subordinated debt.

          On December 22, 2000, the Company entered into a derivative in order to fix interest rate risks on $37 million of its senior credit facility borrowings. An interest rate swap contract, which will expire in two years, hedges the exposure related to interest rate risk. As of December 31, 2000, the difference between the contract amounts and fair value was immaterial.

          The Company believes that its internally generated cash flow (including the sales of assets) and access to existing credit facilities are sufficient to meet liquidity requirements necessary to fund operations, capital requirements and debt service. To the extent these sources of liquidity are not available or fall short of expectations, the Company may need to obtain additional sources of financing. There can be no assurance that such financing will be available or, if available, on terms favorable to the Company. If the Company is unable to obtain such additional financing, there could be a material adverse effect on the Company's business, financial condition and results of operation.

EFFECT OF INFLATION

          Management believes that inflation has not had a material effect on U.S. Aggregates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). Effective January 1, 1999, SOP 98-5 requires that all costs related to start-up activities, including organizational costs, be expensed as incurred. The cumulative effect of the adoption of SOP 98-5 impacted its net earnings by $84, which has been recorded as a nonoperating expense in the first quarter of 1999.

          In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No, 137, Accounting for Derivatives and Hedging Activities - Deferral of the Effective Date of SFAS No. 133. In June 2000, the FASB issued SFAS No, 138, Accounting for Certain Derivatives and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company has adopted Statement 133 effective January 1, 2001. The Company has applied Statement 133 to only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1998. On December 22, 2000, the Company entered into a derivative in order to fix interest rate risks on $37 million of its senior credit facility borrowings. An interest rate swap contract, which will expire in two years, hedges the exposure related to interest rate risk. This instrument will be accounted for under the provisions of this statement in 2001. If statement 133 had been applied at December 31, 2000, the change in fair value would be immaterial.

          In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" (FIN 44). FIN 44 clarifies the application of APB Opinion No. 25, and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material impact on the Company's consolidated financial statements.

          The Emerging Issues Task Force issued No. 00-10, Accounting for Shipping and Handing Fees and Costs ("EITF 00-10), which requires that amounts billed to customers related to shipping and handling be classified as revenue and that the related costs should be included in costs of goods sold. The Company previously reported a portion or its shipping revenue as a reduction of shipping costs. The Company adopted EITF 00-10 in the fourth quarter of 2000 and has reflected the impact of this pronouncement in the financial statements for all periods presented herein. The Company reports freight and delivery charges as sales and the related cost of freight and delivery is reported as cost of products sold. Gross profit has not changed from amounts that have been reported prior to the adoption of EITF 00-10. The adoption of this resulted in addition sales and costs of products sold of $12,833 in 2000, $10,411 in 1999, $8,595 in 1998, $3,672 in 1997, and $1,668 in
1996.

FORWARD LOOKING STATEMENTS

         Certain matters discussed in this report contain forward-looking statements and information based on management's belief as well as assumptions made by and information currently available to management. Such statements are subject to risks, uncertainties and assumptions including, among other matters, future growth in the construction industry; the ability of U.S. Aggregates, Inc. to complete and effectively integrate its acquired companies operations; to fund its liquidity needs; and general risks related to the markets in which U.S. Aggregates, Inc. operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those projected. Additional information regarding these risk factors and other uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

                               SRM HOLDINGS CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                         MARCH 31,     MARCH 31,    DECEMBER 31,
                                           2001          2000          2000
                                        -----------   -----------   -----------
                                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents             $       137   $       468   $       549
  Trade accounts receivable, net              8,969        11,712         6,169
  Inventories, net                           11,154         8,197        10,357
  Prepaid expenses and other
    current assets                            2,438         2,262         2,235
                                        -----------   -----------   -----------
      Total current assets                   22,698        22,639        19,310
                                        -----------   -----------   -----------

PROPERTY, PLANT AND EQUIPMENT                83,895        91,693        82,897
Less: Accumulated depreciation
  and depletion                             (11,617)      (12,905)      (10,750)
                                        -----------   -----------   -----------
      Net property, plant and equipment      72,278        78,788        72,147
                                        -----------   -----------   -----------

INTANGIBLE ASSETS, net                       10,404        11,778        10,542

OTHER ASSETS                                 10,744         6,372         9,978
                                        -----------   -----------   -----------
      Total assets                      $   116,124   $   119,577   $   111,977
                                        ===========   ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES                     $    14,786   $    11,776   $    15,680

LONG-TERM DEBT AND CAPITAL LEASE
  OBLIGATIONS, net of current portion         2,090         3,380         2,234
DEFERRED INCOME TAXES, net                   12,024        10,397        11,773
OTHER                                           258           117           213
                                        -----------   -----------   -----------
      Total liabilities                      29,158        25,670        29,900
                                        -----------   -----------   -----------

DUE TO USAI                                  41,816        54,519        37,429
                                        -----------   -----------   -----------

MINORITY INTEREST, net                           11            12            11
                                        -----------   -----------   -----------


SHAREHOLDERS' EQUITY:
  Common stock                                   --            --            --
  Additional paid-in capital                 13,597        13,597        13,597
  Preferred Stock                                 1             1             1
  Retained earnings                          31,541        25,778        31,039
                                        -----------   -----------   -----------
      Total shareholders' equity             45,139        39,376        44,637
                                        -----------   -----------   -----------

      Total liabilities, intercompany
        accounts, minority interest
        and shareholders' equity        $   116,124   $   119,577   $   111,977
                                        ===========   ===========   ===========


        The accompanying notes are an integral part of these statements.

                               SRM HOLDINGS CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                         ----------------------
                                                           2001         2000
                                                         ---------    ---------
                                                                (UNAUDITED)

NET SALES                                                $  17,270    $  23,575
COST OF PRODUCTS SOLD                                       13,096       16,359
                                                         ---------    ---------
      Gross profit                                           4,174        7,216

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                 1,816        2,852
DEPRECIATION, DEPLETION AND AMORTIZATION                     1,026        1,077
                                                         ---------    ---------
      Income from operations                                 1,332        3,287

OTHER EXPENSES:
  Interest and financing, net                                 (472)      (1,205)
  Management fee                                               (87)        (413)
  Other, net                                                    --           --
                                                         ---------    ---------
      Income before income taxes                               773        1,669

PROVISION FOR INCOME TAXES                                    (271)        (584)
                                                         ---------    ---------
      Net income                                         $     502    $   1,085
                                                         =========    =========


        The accompanying notes are an integral part of these statements.

                                  SRM HOLDINGS CORP.
                    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (IN THOUSANDS)

                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                     --------------------------
                                                        2001           2000
                                                     -----------    -----------
                                                             (UNAUDITED)

NET CASH USED IN OPERATING ACTIVITIES                $    (3,637)   $    (1,189)
                                                     -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment              (1,018)        (2,580)
                                                     -----------    -----------
           Net cash used in investing activities          (1,018)        (2,580)
                                                     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt                      (144)          (207)
  Intercompany activities                                  4,387          3,768
                                                     -----------    -----------
         Net cash provided by financing activities         4,243          3,561
                                                     -----------    -----------

NET DECREASE IN CASH                                        (412)          (208)

CASH AND CASH EQUIVALENTS, beginning of period               549            676
                                                     -----------    -----------
CASH AND CASH EQUIVALENTS, end of period             $       137    $       468
                                                     ===========    ===========

DISCLOSURE OF SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                         $       157    $       106
    Income taxes                                              --             71


           The accompanying notes are an integral part of these statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                  (Unaudited)

     1.   Organization and Basis of Presentation

          SRM Holdings Corp. ("SRM Holdings" or "the Company") is a wholly owned subsidiary of U.S. Aggregates, Inc. (a Delaware corporation, hereinafter referred to as "USAI"). SRM Holdings owns all of the outstanding shares of SRM Aggregates, Inc., which in turn owns all of the outstanding shares of Bradley Stone & Sand, Inc., BHY Ready Mix, Inc., Mulberry Rock Corporation, Bama Crushed Corporation, and Grove Materials Corporation, and a majority of the outstanding shares of DeKalb Stone, Inc. The Company's primary business is producing and selling aggregates, primarily crushed stone, sand and gravel and associated aggregate-based materials.

          The accompanying unaudited condensed consolidated financial statements of SRM Holdings and subsidiaries have been prepared in accordance with the requirements for interim financial information. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations for the interim periods. The results of operations for the three months ended March 31, 2001, are not necessarily indicative of the results to be expected for the full year.

          These condensed consolidated financial statements and the notes thereto should be read in conjunction with the consolidated financial statements for the year ended December 31, 2000.

     2.   Risk Factors

          A majority of the Company's revenues are from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions. In addition, since operations occur in a variety of geographic markets, the Company's business is subject to the economic conditions in each such geographic market. General economic downturns or localized downturns in the regions where the Company has operations, including any downturns in the construction industry, could have a material adverse effect on the Company's business, financial condition and results of operations.

          The Company's operations are subject to and affected by federal, state and local laws and regulations including such matters as land usage, street and highway usage, noise level and health, safety and environmental matters. In many instances, various permits are required. Although management believes that the Company is in compliance with regulatory requirements, there can be no assurance that the Company will not incur material costs or liabilities in connection with regulatory requirements.

          Certain of the Company's operations may from time to time involve the use of substances that are classified as toxic or hazardous substances within the meaning of these laws and regulations. Risk of environmental liability is inherent in the operation of the Company's business. As a result, it is possible that environmental liabilities will have a material adverse effect on the Company in the future.

          The Company markets its aggregates products to customers in a variety of industries, including public infrastructure, commercial and residential construction contractors; producers of asphaltic concrete, ready-mix concrete, concrete blocks, and concrete pipes; and railroads. A substantial amount of the aggregates is used in publicly funded projects. A decrease or delay in government funding of highway construction and maintenance and other infrastructure projects could reduce sales and profits.

          A material rise in the price or a material decrease in the availability of oil could and did adversely affect operating results. The cost of asphalt is correlated to the price of oil. Any increase in the price of oil might result in the Company's customers using less asphalt. A material increase in the price of oil could also lead to higher gasoline costs, which could increase the Company's operating costs. These increases may not be accepted by customers in the form of higher prices.

          The Company believes that its internally generated cash flow, including the net proceeds from sales of assets, and borrowings under existing credit facilities (including a new facility to be provided by existing lenders which is subject to final bank approval and completion of definitive documentation) is sufficient to meet liquidity requirements necessary to fund operations, capital requirements and debt service. The Company's new facility, when completed, will provide additional short-term liquidity to the Company contingent upon achieving progress on certain asset sales. To the extent the Company is not able to complete its new facility or to achieve certain asset sales or the net proceeds from these asset sales fall short of expectations, the Company may need to obtain additional sources of financing. There can be no assurance that such financing will be available or, if available, on terms favorable to the Company. If the Company is unable to obtain such additional financing, there could be a material adverse effect on the Company's business, financial condition and results of operation.

     3.   Long-Term Debt

          A summary of long-term debt is as follows:

                                                          MARCH 31   DECEMBER 31
                                                            2001         2000
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
Notes payable to former shareholders                           833       1,000
Capital lease obligations                                    2,720       2,876
Other                                                          102         102
                                                           -------     -------
       Total long-term debt and capital obligations          3,655       3,978
Less:  Current portion                                      (1,565)     (1,744)
                                                           -------     -------
       Long-term debt and capital lease obligations,
       net of current portion                              $ 2,090     $ 2,234
                                                           =======     =======

     4.   Shareholders' Equity

The following Statement of Changes in Shareholders' Equity summarizes the Company's equity transactions between December 31, 2000 and March 31, 2001:

                             Preferred Stock       Common Stock   Additional               Total
                            -----------------   -----------------   Paid-in   Retained  Shareholders'
                             Shares    Amount    Shares    Amount   Capital   Earnings     Equity
                            -------   -------   -------   -------   -------   -------     -------
                                           (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE AT
   DECEMBER 31, 2000        105,000   $     1    10,259        --    13,597    31,039      44,637

   Net income                    --        --        --        --        --       502         502
                            -------   -------   -------   -------   -------   -------     -------
BALANCE AT
   MARCH 31, 2001           105,000   $     1    10,259   $    --   $13,597   $31,541     $45,139
                            =======   =======   =======   =======   =======   =======     =======

     5.   Inventories

          Inventories consist of the following as of:

                                                   March 31         December 31,
                                                     2001              2000
                                                    -------           -------
                                                      (DOLLARS IN THOUSANDS)
Finished products                                   $10,629           $ 9,830
Raw Materials                                            94                93
Supplies and parts                                      405               395
Fuel                                                     26                39
                                                    -------           -------
                                                    $11,154           $10,357
                                                    =======           =======

          Inventories are pledged as security under various USAI debt agreements.

     6.   Effective Tax Rate

          The Company uses an effective tax rate based on its best estimate of the tax rate expected to be applicable for the full fiscal year. This estimated rate is applied to the current year-to-date results to determine the interim provision for income taxes.

                               SRM HOLDINGS CORP.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                     December 31,   December 31,
                                                        2000           1999
                                                     -----------    -----------
                                     ASSETS                  (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                          $       549    $       676
  Trade accounts receivable, net of allowance
    for doubtful accounts of $219 and $240,
    respectively                                           6,169         11,095
  Notes and other receivables                                399            343
  Inventories, net                                        10,357          6,782
  Prepaid expenses and other current assets                1,836          1,688
                                                     -----------    -----------
      Total current assets                                19,310         20,584

PROPERTY, PLANT AND EQUIPMENT, net                        72,147         72,567

INTANGIBLE ASSETS, net                                    10,542         11,920

OTHER ASSETS                                               9,978          5,350
                                                     -----------    -----------
      Total assets                                   $   111,977    $   110,421
                                                     ===========    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                             $    12,538    $     9,216
  Accrued payroll                                            261            650
  Other accrued liabilities                                  975            170
  Income tax payable                                         162             64
  Current portion of long-term debt                        1,744             --
                                                     -----------    -----------
      Total current liabilities                           15,680         10,100

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS,
  net of current portion                                   2,234          1,102
DEFERRED INCOME TAXES, net                                11,773         10,068
OTHER                                                        213             97
                                                     -----------    -----------
      Total liabilities                                   29,900         21,367
                                                     -----------    -----------
Due to USAI                                               37,429         50,751
                                                     -----------    -----------
MINORITY INTEREST, net                                        11             12
                                                     -----------    -----------

SHAREHOLDERS' EQUITY:
  Common stock                                                --             --
  Additional paid-in capital                              13,597         13,597
  Preferred Stock                                              1              1
  Retained earnings                                       31,039         24,693
                                                     -----------    -----------
      Total shareholders' equity                          44,637         38,291
                                                     -----------    -----------
      Total liabilities, intercompany accounts,
        minority interest and shareholders' equity   $   111,977    $   110,421
                                                     ===========    ===========

            The accompanying notes are an integral part of these statements.

                               SRM HOLDINGS CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                         2000           1999
                                                     -----------    -----------
                                                             (Unaudited)

NET SALES                                            $    92,568    $    92,678
COST OF PRODUCTS SOLD                                     66,172         60,717
                                                     -----------    -----------
     Gross profit                                         26,396         31,961

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES               8,362         10,432
DEPRECIATION, DEPLETION AND AMORTIZATION                   4,298          3,588
                                                     -----------    -----------
     Income from operations                               13,736         17,941

OTHER INCOME (EXPENSES):
  Interest, net                                           (2,068)        (4,477)
  Management fee                                          (1,595)        (1,645)
  Other, net                                                (311)             6
                                                     -----------    -----------
     Income before income taxes and
       minority interest                                   9,762         11,825

PROVISION FOR INCOME TAXES                                (3,417)        (4,252)
                                                     -----------    -----------
     Income before minority interest                       6,345          7,573

MINORITY INTEREST                                              1             (1)
                                                     -----------    -----------
     Net income                                      $     6,346    $     7,572
                                                     ===========    ===========

        The accompanying notes are an integral part of these statements.

                               SRM HOLDINGS CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                        Year Ended December 31,
                                                       ------------------------
                                                          2000          1999
                                                       ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:                         (Unaudited)
  Net income                                           $    6,346    $    7,572
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Depreciation, depletion and amortization              4,298         3,588
      Provision for doubtful accounts, net                    (21)           77
      Deferred income taxes                                 1,705         3,228
      Gain on disposal of fixed assets and real estate     (2,022)          (54)
      Minority interest                                        (1)            1
      Change in operating assets and liabilities:
        Trade accounts, notes and other receivables         4,891          (690)
        Inventories                                        (3,575)       (2,452)
        Prepaid expenses and other                         (4,881)       (4,537)
        Trade accounts payable and accrued liabilities      3,638         1,107
        Income taxes payable                                   97           244
        Other                                                 416           (96)
                                                       ----------    ----------
          Net cash provided by operating activities        10,891         7,988
                                                       ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment              (10,121)      (16,448)
  Acquisition of subsidiaries, net of cash acquired            --        (1,076)
  Proceeds from sale of property, plant & equipment        14,078           592
                                                       ----------    ----------
          Net cash provided by (used in)
            investing activities                            3,957       (16,932)
                                                       ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt                     (1,654)       (1,000)
  Proceeds from sale of stock, net                             --         1,076
  Intercompany activities                                 (13,321)        9,010
                                                       ----------    ----------
          Net cash (used in) provided by
            financing activities                          (14,975)        9,086
                                                       ----------    ----------
NET (DECREASE) INCREASE IN CASH                              (127)          142

CASH AND CASH EQUIVALENTS, beginning of period                676           534
                                                       ----------    ----------
CASH AND CASH EQUIVALENTS, end of period               $      549    $      676
                                                       ==========    ==========
DISCLOSURE OF SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                           $      579    $      744
    Taxes                                                      87            96


        The accompanying notes are an integral part of these statements.

                               SRM HOLDINGS CORP.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (Unaudited)

                                          Preferred Stock         Common Stock     Additional                             Total
                                        -------------------     -----------------    Paid-in     Notes       Retained  Shareholders'
                                         Shares      Amount      Shares    Amount    Capital   Receivable    Earnings     Equity
                                        -------     -------     -------    ------  ----------  ----------    --------  -------------
BALANCE AT
   DECEMBER 31, 1998                    105,000     $     1      10,259     $--      $12,521     $  (100)     $17,121     $29,543
   Additional investment                     --          --          --       --       1,076         100           --       1,176
   Net income                                --          --          --       --          --          --        7,572       7,572
                                        -------     -------     -------     ----     -------     -------      -------     -------
BALANCE AT
   DECEMBER 31, 1999                    105,000           1      10,259       --      13,597          --       24,693      38,291
   Net income                                --          --          --       --          --          --        6,346       6,346
                                        -------     -------     -------     ----     -------     -------      -------     -------
BALANCE AT
   DECEMBER 31, 2000                    105,000     $     1      10,259     $--      $13,597     $    --      $31,039     $44,637
                                        =======     =======     =======     ====     =======     =======      =======     =======

        The accompanying notes are an integral part of these statements.

                               SRM HOLDINGS CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (Unaudited)

1.   BUSINESS

          SRM Holdings Corp. ("SRM Holdings" or "the Company") is a wholly owned subsidiary of U.S. Aggregates, Inc. (a Delaware corporation, hereinafter referred to as "USAI"). SRM Holdings owns all of the outstanding shares of SRM Aggregates, Inc., which in turn owns all of the outstanding shares of Bradley Stone & Sand, Inc., BHY Ready Mix, Inc., Mulberry Rock Corporation, Bama Crushed Corporation, and Grove Materials Corporation, and a majority of the outstanding shares of DeKalb Stone, Inc. The Company's primary business is producing and selling aggregates, primarily crushed stone, sand and gravel and associated aggregate-based materials.

RISK FACTORS RELATING TO THE COMPANY'S BUSINESS AND INDUSTRY

          A majority of the Company's revenues are from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions. In addition, since operations occur in a variety of geographic markets, the Company's business is subject to the economic conditions in each geographic market. General economic downturns or localized downturns in the regions where the Company has operations, including any downturns in the construction industry, could and did have a material adverse effect on the Company's business, financial condition and results of operations.

          The Company's operations are subject to and affected by federal, state and local laws and regulations including such matters as land usage, street and highway usage, noise levels and health, safety and environmental matters. In many instances, various permits are required. Although management believes that the Company is in compliance with regulatory requirements, there can be no assurance that the Company will not incur material costs or liabilities in connection with regulatory requirements.

          Certain of the Company's operations may from time to time involve the use of substances that are classified as toxic or hazardous within the meaning of certain federal, state or local laws and regulations. Risk of environmental liability is inherent in the operation of the Company's business. As a result, it is possible that environmental liabilities will have a material adverse effect on the Company in the future.

          The Company markets its aggregates products to customers in a variety of industries, including public infrastructure, commercial and residential construction contractors; producers of asphaltic concrete, ready-mix concrete, concrete blocks, and concrete pipes; and railroads. A substantial amount of the aggregates is used in publicly funded projects. A decrease or delay in government funding of highway construction and maintenance and other infrastructure projects could and did reduce sales and profits.

          A material rise in the price or a material decrease in the availability of oil could and did adversely affect operating results. The cost of asphalt is correlated to the price of oil. Any increase in the price of oil might result in the Company's customers using less asphalt. A material increase in the price of oil could also lead to higher gasoline costs which could increase the Company's operating costs. These increases may not be accepted by customers in the form of higher prices.

          The Company believes that its internally generated cash flow (including the sales of assets) and access to existing credit facilities are sufficient to meet liquidity requirements necessary to fund operations, capital requirements and debt service. To the extent these sources of liquidity are not available or fall short of expectations, the Company may need to obtain additional sources of financing. There can be no assurance that such financing will be available or, if available, on terms favorable to the Company. If the Company is unable to obtain such additional financing, there could be a material adverse effect on the Company's business, financial condition and results of operation.

2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of SRM Holdings and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

          One of the executives has a minority interest in Dekalb Stone, Inc., a corporation in which the Company is the majority shareholder.

USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

          Cash and cash equivalents represent funds on deposit in non-interest and interest-bearing operating and/or highly liquid investment accounts, with original maturities of three months or less.

INVENTORIES

          Inventories are stated at the lower of average manufactured cost (which approximates the first-in, first-out method of accounting) or market. Average manufactured cost includes all direct labor and material costs and those indirect costs specifically related to aggregate production, including indirect labor, repairs, depreciation and depletion.

PROPERTY, PLANT, AND EQUIPMENT

          Property, plant and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets, which are as follows:

                Buildings                                 40  years
                Plant and equipment                     10-30 years
                Transportation and delivery equipment    4-15 years
                Furniture and fixtures                   5-10 years

          Expenditures for development, renewals and betterments of developing quarries and gravel pits are capitalized and amortized on the units-of-production method over the estimated remaining recoverable reserves or over the remaining lives of the leases if the properties are leased. Depletion of acquired or leased mineral deposits is calculated on the units-of-production method over the estimated remaining recoverable reserves. Repairs and maintenance that do not improve or extend the lives of the assets are charged against operations or included in the inventory overhead pool in the year benefited. When properties are retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

INTANGIBLES

          Goodwill is amortized on a straight-line basis over 40 years. Covenants not to compete are amortized on a straight-line basis over the life of the agreement. Deferred finance charges are amortized on a straight-line basis over the life of the related loan. As of December 31, 2000 and 1999, the accumulated amortization applicable to the intangible assets was $3,061 and $2,391, respectively.

ACCRUED SELF-INSURANCE OBLIGATIONS

          It is the policy of the Company to self-insure for employee health and prescription benefits. Provisions are made for estimated settlements, including incurred but not reported losses. The methods of making such estimates and establishing the resulting accrued liabilities are reviewed frequently, and any adjustments resulting there from are reflected in current earnings. Accrued liabilities for future claims are not discounted.

RECLASSIFICATIONS

          Certain prior-year amounts have been reclassified to conform with the current-year presentation.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

          The Company accounts for long-lived assets pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company evaluates its plant and other long-term assets for impairment and assesses their recoverability based upon anticipated future cash flows. If facts and circumstances lead the Company's management to believe that the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to the asset's carrying amount and
(b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary.

VALUATION ACCOUNTS

          Below is a summary of the changes in the Company's valuation accounts for 2000 and 1999:

                                             Additions
                             Beginning  ------------------               Ending
                              Balance   Acquired  Provided  Deductions  Balance
                              -------   --------  --------  ----------  -------
2000
  Allowance for
    doubtful accounts           $240      $ --      $  1      $ (22)      $219
1999
  Allowance for
    doubtful accounts           $163      $ --      $186      $(109)      $240


Deductions include all charges against reserves. These deductions were made in the normal course of business and only for the specific use for which the reserve was identified and intended.

RECLAMATION COSTS

          Quarry and pit reclamation costs are treated as normal ongoing costs and are expensed as incurred.

ENVIRONMENTAL MATTERS

          Remediation costs are accrued based on estimates of known environmental remediation exposure. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. Any other environmental costs are recorded in the period which the amount can be reasonably estimated. Among the variables that management must assess in evaluating costs associated with environmental issues are the evolving regulatory standards. It is impossible to quantify the impact of all actions regarding environmental matters, particularly the extent and cost of future remediation and other compliance efforts. However, the Company currently has no known material liabilities in connection with expected remediation or other environmental-related costs.

INCOME TAXES

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement and tax bases, as well as the effect of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period of change.

REVENUE RECOGNITION

          Revenues are recognized at the time the related products are delivered or when title passes.

FINANCIAL INSTRUMENTS

          The Company's financial instruments consist of cash, short-term accounts receivable, accounts payable and debt for which current carrying amounts are equal to or approximate fair market value.

COSTS OF START-UP ACTIVITIES

          In April 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). Effective January 1, 1999, SOP 98-5 requires that all costs related to certain start-up activities, including organizational costs, be expensed as incurred.

NEW ACCOUNTING PRONOUNCEMENTS

          The Emerging Issues Task Force issued No. 00-10, Accounting for Shipping and Handing Fees and Costs ("EITF 00-10), which requires that amounts billed to customers related to shipping and handling be classified as revenue and that the related costs should be included in costs of goods sold. The Company previously reported a portion or its shipping revenue as a reduction of shipping costs. The Company adopted EITF 00-10 in the fourth quarter of 2000 and has reflected the impact of this pronouncement in the financial statements for all periods presented herein. The Company reports freight and delivery charges as sales and the related cost of freight and delivery is reported as cost of products sold. Gross profit has not changed from amounts that have been reported prior to the adoption of EITF 00-10. The adoption of this resulted in addition sales and costs of products sold of $12,833 in 2000 and $10,411 in 1999.

3.   INVENTORIES

          Inventories consist of the following as of December 31:

                                                                2000       1999
                                                              -------     ------
Finished Products                                             $ 9,830     $5,747
Raw Materials                                                      93        694
Supplies and parts                                                395        253
Fuel                                                               39         88
                                                              -------     ------
                                                              $10,357     $6,782
                                                              -------     ------

          Inventories are pledged as security under various USAI debt agreements.

4.   PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment consist of the following as of December 31:

                                                             2000        1999
                                                           --------    --------
Land and improvements                                      $ 11,076    $ 10,569
Mineral deposits                                              7,467       6,197
Plant and equipment                                          59,459      56,323
Furniture and fixtures                                        4,095       2,495
Construction in progress                                        800       9,040
                                                           --------    --------
                                                             82,897      84,624
Less: Accumulated depreciation and depletion                (10,750)    (12,057)
                                                           --------    --------
                                                           $ 72,147    $ 72,567
                                                           ========    ========

          The Company capitalized interest costs of $817 in 2000 and $987 in 1999 with respect to qualifying construction projects.

          Property, plant and equipment are pledged as security under various USAI debt agreements.

5.   INTANGIBLES

          Intangibles consist of the following as of December 31:

                                                             2000        1999
                                                           --------    --------
Goodwill                                                   $  8,761    $  9,493
Non-Compete                                                      89         249
Deferred Finance Charge                                       1,692       2,178
                                                           --------    --------
                                                           $ 10,542    $ 11,920
                                                           ========    ========

6.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

         Long-term debt and capital lease obligations consists of the following as of December 31:

                                                             2000        1999
                                                           --------    --------
Notes payable to former shareholders                       $  1,000    $  1,000
Capital lease obligations                                     2,876          --
Other                                                           102         102
                                                           --------    --------
    Total long-term debt and capital lease obligations        3,978       1,102
Less: Current portion                                        (1,744)         --
                                                           --------    --------
    Long-term debt and capital lease obligations,
      net of current portion                               $  2,234    $  1,102

NOTES PAYABLE TO FORMER SHAREHOLDERS

          In connection with the acquisition of certain companies, the Company has issued notes payable to the selling shareholders. These notes payable bear interest at the rate of 8.00 percent per annum and mature in 2001.

CAPITAL LEASE OBLIGATIONS

          The Company financed equipment purchases through various capital lease obligations expiring through 2003. These obligations bear interest at various rates ranging from 6.4 percent and 8.2 percent per annum.

OTHER DEBT

          Other debt consists of a subordinated promissory note in the amount of $102 payable by Dekalb to one of its former minority investors. Interest at a rate of 10 percent per annum is payable at maturity.

SCHEDULED PAYMENTS OF LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

          Scheduled long-term debt and capital lease obligations maturities are as follows:

Year Ended December 31
----------------------
2001                                                                  $ 1,744
2002                                                                      955
2003                                                                    1,177
2004                                                                       --
2005                                                                       --
Thereafter                                                                102
                                                                      -------
                                                                      $ 3,978
                                                                      =======

7.   EMPLOYEE BENEFIT PLANS

U.S. AGGREGATES INC. 401(K) PLAN

          All full-time employees other than certain union employees are eligible to participate in the U.S. Aggregates, Inc. 401(k) Plan. USAI may make discretionary contributions each year. Participants increase their vested interest in these discretionary contributions based upon years of employment in which at least 1,000 hours are worked, and they become fully vested after five years. Participants are fully vested in their contributions. For the years ended December 31, 2000 and 1999, USAI provided contributions of $0 and $359, respectively.

SRM

          SRM maintains a benefit plan partially funded by key-man life insurance for current and former key employees of SRM. Benefits under the plan are discretionary and are payable over a ten-year period upon retirement at age 65 or upon death. As of December 31, 2000 and 1999, the present value of long-term benefits payable are $46 and $42, respectively.

8. INCOME TAXES

          The Company files a consolidated return with its parent company. The tax provision is recorded at the consolidated entities effective rates.

          Significant components of the Company's deferred tax assets and liabilities include accruals and reserves, alternative minimum tax credit, net operating loss, depreciation ad depletion, and book basis in fixed assets over tax basis.

9.   COMMITMENTS AND CONTINGENCIES

          The Company leases office facilities, trucks, equipment and certain quarry sites under operating lease arrangements. Lease expense (other than royalties) was $3,857 and $2,864 for the years ended December 31, 2000 and 1999, respectively. Total future minimum rentals under noncancelable operating leases as of December 31, 2000 are:

2001                                                                  $   6,895
2002                                                                      7,005
2003                                                                      6,929
2004                                                                      6,648
2005                                                                      5,287
Thereafter                                                               46,365
                                                                      ---------
                                                                      $  79,129
                                                                      =========

          The Company operates several quarries on land owned entirely or in part by unrelated third parties. Pursuant to related agreements, the Company pays monthly royalties to the owner based on the quantity of aggregates sold. The initial terms of these agreements range from 5 to 40 years and generally include renewal options. The minimum royalty payments are included in the above table. Royalty expenses recorded pursuant to these arrangements in 2000 and 1999 totaled $5,423 and $4,393, respectively.

          The Company is subject to various laws and regulations relating to the protection of the environment. It is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly any future remediation and other compliance efforts. In the opinion of management, future compliance with existing environmental protection laws will not have a material adverse effect on the financial condition or results of operations of the Company.

          The Company has a quarry under development in DeKalb County, Georgia which is inactive but currently permitted as a dimensional stone quarry site. The Company intends to file a lawsuit against the county regarding a dispute over the issuance of a blasting permit to start a crushed stone operation. The DeKalb site development-stage activities to date have consisted primarily of site preparation work such as road construction, the placement of scales and legal fees. DeKalb has also made advance minimum royalty payments under a sublease agreement to be applied against payments due upon the commencement of operations at this site. Capitalized costs as of December 31, 2000 and 1999 in connection with this site were $1,794 and $1,636, respectively. Management feels that they will eventually open the quarry; however, in the event that DeKalb is not permitted to conduct operations at this quarry, the quarry will likely be leased to a dimensional stone producer.

          The Company is subject to various legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. In the opinion of management, the ultimate resolution of these issues would not have a material adverse effect on the Company's financial condition or results of operations.

10.  RELATED-PARTY TRANSACTIONS

          An executive officer and director of the Company has a minority interest in Dekalb Stone, Inc., a company in which U.S. Aggregates is the majority shareholder.

          All related-party transactions are considered to be conducted at arm's length.

                                     ANNEX B
                                     -------






                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              SRM AGGREGATES, INC.,
                           BRADLEY STONE & SAND, INC.,
                              BHY READY MIX, INC.,
                               DEKALB STONE, INC.,
                           MULBERRY ROCK CORPORATION,
                            BAMA CRUSHED CORPORATION,
                           GROVE MATERIALS CORPORATION

                                       and

                              U.S. AGGREGATES, INC.

                                       AND

                          FLORIDA ROCK INDUSTRIES, INC.




                            DATED AS OF JULY 11, 2001

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----
ARTICLE I BASIC TRANSACTION..................................................  1

   1.1      Purchase and Sale of Assets.  ...................................  1
   1.2      Excluded Assets.  ...............................................  2
   1.3      Assumption of Liabilities........................................  3
   1.4      Excluded Liabilities.............................................  4
   1.5      Nonassignable Contracts; Minority Stock Interests................  5
   1.6      Purchase Price for Acquired Assets...............................  6
   1.7      Closing Transactions.............................................  8


ARTICLE II CONDITIONS TO CLOSING.............................................  9

   2.1      Conditions to Buyer's Obligations................................  9
   2.2      Conditions to Sellers' Obligations.  ............................ 11


ARTICLE III COVENANTS PRIOR TO CLOSING....................................... 13

   3.1      Affirmative Covenants of Sellers.  .............................. 13
   3.2      Negative Covenants of Sellers.  ................................. 14
   3.3      Shareholders' Meeting; Proxy Material. .......................... 14


ARTICLE IV COVENANTS OF BUYER................................................ 15

   4.1      Access to Books and Records.  ................................... 15
   4.2      Notification.  .................................................. 15
   4.3      [Intentionally Omitted.]......................................... 15
   4.4      Regulatory Filings.  ............................................ 15
   4.5      Conditions.  .................................................... 15
   4.6      Contact with Customers and Suppliers.  .......................... 15


ARTICLE V REPRESENTATIONS AND WARRANTIES..................................... 16

   5.1      Organization and Corporate Power.  .............................. 16
   5.2      Authorization of Transactions.  ................................. 16
   5.3      [Intentionally Omitted.]......................................... 16
   5.4      [Intentionally Omitted.]......................................... 17
   5.5      Subsidiaries.  .................................................. 17
   5.6      Absence of Conflicts.  .......................................... 17
   5.7      Financial Statements.  .......................................... 17
   5.7A     Books and Records. .............................................. 18

                                TABLE OF CONTENTS
                                -----------------
                                   (continued)

                                                                            PAGE
                                                                            ----
   5.8      Absence of Certain Developments.  ............................... 18
   5.9      Real Property.................................................... 19
   5.9A     Equipment Leases.  .............................................. 20
   5.10     Title to Personal Property.  .................................... 21
   5.11     Taxes............................................................ 21
   5.12     Contracts and Commitments........................................ 22
   5.13     Intellectual Property.  ......................................... 23
   5.14     Litigation; Proceedings.  ....................................... 23
   5.15     Brokerage.  ..................................................... 23
   5.16     Governmental Licenses and Permits................................ 23
   5.17     Employee Matters................................................. 24
   5.18     Affiliate Transactions.  ........................................ 24
   5.19     Compliance with Laws.  .......................................... 24
   5.20     Environmental Matters............................................ 25
   5.21     Disclosure....................................................... 25
   5.22     Undisclosed Liabilities.  ....................................... 26


ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER........................... 26

   6.1      Corporate Organization and Power.  .............................. 26
   6.2      Authorization.  ................................................. 26
   6.3      Absence of Conflicts.  .......................................... 27
   6.4      Litigation.   ................................................... 27
   6.5      [Intentionally Omitted.]......................................... 27
   6.6      Brokers' Fees.  ................................................. 27
   6.7      Financing.  ..................................................... 27


ARTICLE VII TERMINATION...................................................... 27

   7.1      Termination.  ................................................... 27
   7.2      Effect of Termination.  ......................................... 28
   7.3      Termination Fee.  ............................................... 28


ARTICLE VIII INDEMNIFICATION AND RELATED MATTERS............................. 29

   8.1      Survival.  ...................................................... 29
   8.2      Indemnification.................................................. 29
   8.3      Exclusive Remedy................................................. 31
   8.4      Disclosure Generally.  .......................................... 32
   8.5      Acknowledgment by Buyer.  ....................................... 32
   8.6      Arbitration Procedures........................................... 32

                                TABLE OF CONTENTS
                                -----------------
                                   (continued)

                                                                            PAGE
                                                                            ----
ARTICLE IX ADDITIONAL AGREEMENTS............................................. 34

   9.1      Tax Matters.  ................................................... 34
   9.2      Employee and Employee Benefit Matters.  ......................... 35
   9.3      Press Releases and Announcements.  .............................. 35
   9.4      Further Transfers.  ............................................. 35
   9.5      Investigation and Confidentiality................................ 35
   9.6      Expenses.  ...................................................... 36
   9.7      Exclusivity.  ................................................... 37
   9.8      Books and Records.  ............................................. 37
   9.9      Accounts Receivable.  ........................................... 37


ARTICLE X MISCELLANEOUS...................................................... 37

   10.1     Amendment and Waiver.  .......................................... 37
   10.2     Notices.  ....................................................... 38
   10.3     Binding Agreement; Assignment.  ................................. 39
   10.4     Severability.  .................................................. 39
   10.5     No Strict Construction.  ........................................ 39
   10.6     Captions.  ...................................................... 39
   10.7     Entire Agreement.  .............................................. 39
   10.8     Counterparts.  .................................................. 39
   10.9     Governing Law.  ................................................. 39
   10.10     Parties in Interest.  .......................................... 39
   10.11     Knowledge. ..................................................... 40

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement") is made as of July 11, 2001 by and among SRM AGGREGATES, INC., an Alabama corporation, BRADLEY STONE & SAND, INC., a Tennessee corporation, BHY READY MIX, INC., a Tennessee corporation, DEKALB STONE, INC., a Georgia corporation, MULBERRY ROCK CORPORATION, a Georgia corporation, BAMA CRUSHED CORPORATION, an Alabama corporation, GROVE MATERIALS CORPORATION, a Georgia corporation (each individually a "Seller" and collectively "Sellers"), and U.S. AGGREGATES, INC., a Delaware corporation ("Parent"), and FLORIDA ROCK INDUSTRIES, INC., a Florida corporation ("Buyer").

      Sellers are engaged in the business of producing ready mix concrete and aggregates consisting of crushed stone, sand and gravel at the below-described Facilities (the "Business").

      Subject to the terms and conditions set forth in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, all of the assets of the Business (other than the Excluded Assets (as that term is defined in SECTION 1.2 below)), and Sellers desire to assign to Buyer, and Buyer desires to assume from Sellers, certain of the liabilities of the Business.

      NOW, THEREFORE, in consideration of the premises and mutual promises herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows

                                   ARTICLE I

                                BASIC TRANSACTION

            1.1 PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Buyer shall purchase from Sellers, and Sellers shall sell, transfer, convey and deliver to Buyer, all right, title and interest of Sellers in and to all of their assets and property (other than the Excluded Assets) to the extent related to the Business (the "Acquired Assets"), including, without limitation:

                  (a)   all cash, cash equivalents and marketable securities;

                  (b) all accounts, notes and other receivables to the extent relating to the Business;

                  (c)   all  raw  materials  and  supplies,   manufactured   and
purchased parts, work-in-process, finished goods and other items of inventory relating to the Business;

                  (d) all machinery, equipment, furniture, fixtures, leasehold improvements, vehicles, tooling, molds, dies and other tangible personal property located at the

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below-described  Facilities and owned by any of the Sellers,  including  without limitation the tangible personal property listed on SCHEDULE 1.1(c) attached hereto;

                  (e) all fee, leasehold and other interests in real property set forth on the Owned Real Property Schedule (as defined in SECTION 5.9) and the Leased Real Property Schedule (as defined in SECTION 5.9) (collectively, the "Facilities") attached hereto;

                  (f) all Intellectual Property (as hereinafter defined), trade secrets, know-how, technology, designs, formulae and other similar intangible assets, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions, in each case, relating solely to the Business;

                  (g) all agreements, contracts, leases, licenses, commitments, purchase orders and other similar arrangements (x) referenced on the Contracts Schedule (as defined in SECTION 5.12) and (y) not referenced on the Contracts Schedule due solely to the specific dollar threshold contained in
SECTION 5.12 below;

                  (h) all prepayments, deposits and prepaid expenses relating to the Business to the extent any benefit therefrom inures to Buyer after the Closing;

                  (i) all claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind to the extent relating to the Business (other than those related to the Excluded Assets or Excluded Liabilities), including all claims of Sellers with respect to prospective sites to be acquired for the Business;

                  (j) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies relating solely to the Business to the extent transferable; and

                  (k) all books, records, ledgers, files, documents, correspondence, lists, drawings, and specifications, advertising and promotional materials, studies, reports, and other printed or written materials to the extent relating to the Business.

            1.2   EXCLUDED ASSETS.  Notwithstanding the foregoing  provisions of
SECTION 1.1 above, the Acquired Assets shall not include any of the following assets and property of Sellers (the "Excluded Assets"), which shall not be conveyed to Buyer:

                  (a)   [Intentionally omitted.]

                  (b)   Sellers' insurance policies and rights thereunder;

                  (c) Sellers' corporate charters and bylaws, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance, and existence of Sellers as corporations;

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                  (d)   all claims,  deposits,  prepayments,  refunds, causes of
action, choses in action,  rights of recovery,  rights of set off, and rights of
recoupment  with  respect  to  any  Excluded  Asset  or  a  Excluded   Liability
(including, without limitation, with respect to insurance policies and Income Taxes);

                  (e) all rights of Sellers arising under this Agreement and under any other agreement between Buyer and Sellers entered into in connection with this Agreement;

                  (f)   any equity interest in Sellers;

                  (g) any asset of the Business that is consumed, sold or disposed of in the ordinary course of business prior to the Closing Date; and

                  (h) any "employee benefit plan," any "employee welfare benefit plan" and any "employee pension benefit plan" of the Sellers (as that term is defined in Sections 3(1), 3(2) and 3(3) of ERISA).

            1.3 ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer (or such wholly-owned subsidiaries of Buyer as the Buyer may identify prior to the Closing Date) shall expressly assume each of the following liabilities and obligations, whether or not accrued, whether arising before, on or after the Closing Date, regardless of when asserted (the "Assumed Liabilities"), but not including Excluded Liabilities, in each case, to the extent relating to the Business:

                  (a) all accounts payable to the extent set forth on the Closing Balance Sheet (as that term is defined in SECTION 1.6(c)(II) below) (the "Accounts Payable");

                  (b) all current liabilities and expenses to the extent set forth on the Closing Balance Sheet;

                  (c) all obligations and liabilities of the Sellers under the agreements, contracts, leases, licenses, commitments, purchase orders and other similar arrangements (x) referenced on the Contracts Schedule, or (y) not referenced on the Contract Schedule due to the specific dollar thresholds contained in SECTION 5.12 below (including, without limitation, the obligation to perform under such agreements, contracts, leases, licenses, commitments and other similar arrangements), to the extent such obligations and liabilities are attributable to periods from and after the Closing Date or are reflected on the Closing Balance Sheet;

                  (d) all obligations and liabilities of the Sellers under the Leases (as that term is defined in SECTION 5.9(b)) (including, without limitation, the obligation to perform under such Leases) to the extent such obligations and liabilities are attributable to periods from and after the Closing Date or are reflected on the Closing Balance Sheet;

                  (e) all obligations and liabilities for refunds, advertising, coupons, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims to the extent reflected on the Closing Balance Sheet;

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                  (f)   all liabilities  arising under the debt  obligations and
leases set forth on SCHEDULE 1.3(f) attached hereto to the extent not paid or prepaid at Closing (all liabilities described in this SECTION 1.3(f) that are not paid or prepaid at the Closing hereinafter collectively called the "Assumed Indebtedness"); and

                  (g) all other liabilities and obligations of the Sellers relating to the Business set forth on the Schedules attached hereto (as such schedules may be amended, with the consent of the Buyer, prior to the Closing
Date) to the extent such obligations and liabilities are attributable to periods from and after the Closing Date or are reflected on the Closing Balance Sheet.

            1.4 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained in this Agreement or any of the schedules attached hereto, Buyer shall not assume or be liable for any obligations or liabilities of Sellers or Parent other than the Assumed Liabilities (the "Excluded Liabilities"), including without limitation the following obligations and liabilities:

                  (a) any liabilities for Income Taxes (as defined below) of Parent or Sellers arising from the operation of the Business on or prior to the Closing Date;

                  (b) any liability for intercompany advances from Sellers to the Business;

                  (c) all liabilities to the extent relating to any Excluded Asset;

                  (d) any obligation or liability of Parent or Sellers arising under this Agreement and under any other agreement between Buyer and Sellers entered into in connection with this Agreement;

                  (e) all liabilities arising from or related to any claims or actions asserted against Parent and/or its Subsidiaries (as that term is defined in SECTION 5.5 below) by or on behalf of holders of securities of Parent in connection with the ownership of such securities;

                  (f) all liabilities of Parent or the Sellers (i) arising from the offsite disposal of Hazardous Substances generated or used on or prior to the Closing Date by Sellers or any of their predecessors or (ii) arising in connection with any violation of any Environmental Requirement (as that term is defined in SECTION 5.20) arising from or relating to any former facility or former property of the Sellers or any of their predecessors;

                  (g)   except for the indebtedness and liabilities set forth in
SCHEDULE 1.3(f), all indebtedness or other obligations of Parent or the Sellers for borrowed money and all obligations of the Sellers arising under any promissory notes or capital leases (other than the Leases);

                  (h) all liabilities of Parent or the Sellers arising from or related to the following lawsuit: CHARLES SMITH, ET AL. V. U.S. AGGREGATES, INC., ET AL., No. CV-2000-291, in the Circuit Court of Colbert County, Alabama;

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                  (i)   all liabilities of Parent or the Sellers arising from or
related to any "employee benefit plan" as that term is defined in Section 3(3) of ERISA;

                  (j) all liabilities of the Sellers for all claims, costs and assessments under worker's compensation laws that are made or incurred by any of the Employees (as that term is defined in SECTION 5.17(a)) after the Closing Date but made with respect to injuries incurred by the Employees prior to the Closing Date; and

                  (k)   all liabilities of the Sellers for all "welfare  benefit
claims,"  costs and  assessments  under any welfare  benefit plan (as defined in
Section 3(1) of ERISA) which provides medical, health, disability, accident, life insurance, death, dental or other welfare benefits, including any post-employment benefits or retiree medical, health, disability, accident, life insurance or other such benefits and claims under a "cafeteria plan" as defined in Section 125(d) of the Internal Revenue Code of 1986, as amended, that are made or incurred by any of the Employees prior to the Closing Date but that are payable to any of the Employees on or after the Closing Date.

For purposes of this SECTION 1.4, "Income Tax" shall mean any federal, state, county, local or foreign income, franchise, alternative minimum, add-on minimum or other Tax measured by net income, together with all interest, penalties or additions to Tax or other assessments imposed with respect thereto (including any transferee or secondary liability for any Income Tax and any liability with respect thereto arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group (or being included, or required to be included, in any Tax Return relating thereto), as well as any liability under any tax sharing agreement with respect thereto)

            1.5   NONASSIGNABLE CONTRACTS; MINORITY STOCK INTERESTS.

                  (a) Notwithstanding anything set forth herein to the contrary, no contracts, properties, rights or other assets of Sellers shall be deemed to be sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of another party or governmental entity would be ineffective or would constitute a breach of contract or a violation of any law or regulation or would in any other way materially and adversely affect the rights of Sellers (or Buyer as transferee or assignee) and such consent or approval is not obtained on or prior to the Closing Date (the "Unobtained Consents"). In such case, to the extent reasonably possible: (a) the beneficial interest in or to such contracts, properties or other assets (collectively, the "Beneficial Rights") shall in any event pass as of the Closing Date to Buyer under this Agreement, and (b) pending such consent or approval, Buyer shall assume or discharge the liabilities of Sellers under such Beneficial Rights as agent for Sellers, and Sellers shall act as Buyer's agent in receipt of any benefits, rights or interests received from the Beneficial Rights. Buyer and Sellers shall use reasonable best efforts (and bear their respective costs) without payment of any material fees, penalties or other amounts to any third party to obtain or secure any and all consents or approvals that may be necessary to effect the legal and valid sale, transfer or assignment of contracts, properties, rights or other assets underlying the Beneficial Rights. Buyer and Sellers shall make or complete such transfers as soon as reasonably practicable and cooperate with each other in any other reasonable arrangement to which the Buyer has consented and which is designed to provide for Buyer the Beneficial Rights including

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enforcement  at the cost and for the  account  of Buyer of any and all rights of
Sellers against the other party thereto, and to provide for the discharge by Buyer of any liability under such contracts, properties or other assets.

                  (b) In the event that it appears likely that on or after the Closing Date there will be any material Unobtained Consent, at the election of Buyer and upon notification by the Buyer to the Sellers, the Sellers and Parent will cause the shareholders of the Sellers (the "Contract Sellers") that are the owners or holders of the interests in or to the contracts, properties or other assets to which the Unobtained Consent relates to transfer the stock of such Contract Sellers to the Buyer for no additional consideration.

                  (c) At the request of the Buyer, the portion of the stock of DeKalb Stone, Inc. owned by any of the Sellers shall be transferred to the Buyer in lieu of the Acquired Assets that are owned by DeKalb Stone, Inc.

            1.6   PURCHASE PRICE FOR ACQUIRED ASSETS.

                  (a) PURCHASE PRICE. The aggregate purchase price to be paid to Sellers for the Acquired Assets will be equal to $150,000,000.00, less (a) $15,000,000.00 to be deposited in escrow pursuant to the terms of SECTION 1.6(b) below (the "Escrow Deposit"), and (b) the amount of the Assumed Indebtedness based on the payoff values set forth on SCHEDULE 1.3(f) (the "Purchase Price"). The Purchase Price shall be adjusted pursuant to SUBSECTION (c) below.

                  (b) ESCROW ARRANGEMENT. At the Closing, the Escrow Deposit shall be deposited with an escrow agent that is mutually agreeable to the Buyer and the Sellers (the "Escrow Agent"), under an Escrow Agreement in substantially the form attached hereto as EXHIBIT A (the "Escrow Agreement"). The Buyer and the Sellers agree that the Escrow Deposit shall be disbursed in accordance with the Escrow Agreement and in accordance with the provisions set forth in SCHEDULE 1.6(b) attached hereto.

                  (c)   DETERMINATION  OF CERTAIN  PURCHASE  PRICE  ADJUSTMENTS.

                        (i) Within five (5) business days prior to the Closing Date, Sellers and Buyer shall jointly and in good faith prepare an estimate of the Closing Balance Sheet (as defined in SUBSECTION (ii) below) (the "Estimated Closing Balance Sheet") based on the Sellers' books and records and other information then available, to determine Estimated Closing Working Capital and Buyer shall be given access to such books and records and other information and the opportunity to consult with the Sellers for purposes of preparing the Estimated Closing Balance Sheet. For purposes hereof, (a) "Estimated Closing Working Capital" means the GAAP book value of the Sellers' total cash, accounts receivable, notes receivable and inventory less the Sellers' total accounts payable and accrued expenses (other than the current portion of any intercompany accounts) (any of which amounts may be a negative number), in each case to the extent that any of such liabilities constitute Assumed Liabilities, determined from the Estimated Closing Balance Sheet as of the Closing Date; provided, however, that if Buyer and the Sellers are unable to agree on any of the Estimated Closing Working Capital, such disputed amounts shall be determined based on the amounts set forth on the Sellers' balance sheet as of the month-ending immediately

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prior to the Closing Date. At the Closing, the Purchase Price will be either (a)
reduced by the amount $8,275,000.00 exceeds the Estimated Closing Working Capital or (b) increased by the amount Estimated Closing Working Capital exceeds $8,275,000.00.

                        (ii) As promptly as practicable but in no event later than sixty (60) days after the Closing Date, Buyer in good faith shall prepare and will cause its auditors to audit a balance sheet of the Sellers as of the close of business on the Closing Date (the "Closing Balance Sheet") for the purpose of establishing the Actual Closing Working Capital. The Closing Balance Sheet shall be delivered by Buyer to Sellers no later than sixty (60) days after the Closing Date. For purposes hereof, "Actual Closing Working Capital" means the GAAP book value of the Sellers' total cash, accounts receivable, notes receivable and inventory less the Sellers' total accounts payable and accrued expenses (other than the current portion of any intercompany accounts) (any of which amounts may be a negative number), in each case to the extent that any of such liabilities constitute Assumed Liabilities, determined from the Closing Balance Sheet. The Closing Balance Sheet and the Estimated Closing Balance Sheet shall be prepared using the same principles and methodologies used by Sellers immediately prior to the Closing Date to the extent such principles and methodologies are in accordance with GAAP.

                        (iii) If Actual Closing Working Capital exceeds Estimated Closing Working Capital, Buyer shall, within thirty (30) days pay to Sellers the amount of such excess. If Actual Closing Working Capital is less than Estimated Closing Working Capital, Sellers shall within thirty (30) days pay to Buyer in immediately available funds the amount of such shortfall. All amounts owed pursuant to this subsection (iii) shall include interest, from the Closing Date to the date of payment, at the Prime Rate (as defined in SECTION 8.6(g) below) calculated on the basis of a 365-day year.

                        (iv) If Sellers disagree with any item on the Closing Balance Sheet, Sellers shall notify Buyer in writing of such disagreement within thirty (30) days after Sellers' receipt thereof (such notice setting forth in reasonable detail the basis for such disagreement). Buyer shall permit Sellers access to such work papers relating to the preparation of the Closing Balance Sheet as may be reasonably necessary to permit Sellers to review in detail the manner in which the Closing Balance Sheet was prepared. Buyer and Sellers shall thereafter negotiate in good faith to resolve any such disagreements; provided, however, that Sellers or Buyer, as the case may be, shall within thirty (30) days pay to Buyer or Sellers, as the case may be, the amount determined pursuant to subsection (iii) above which is not subject to dispute, if any. If Buyer and Sellers are unable to resolve any such disagreements within thirty (30) days, Buyer and Sellers shall jointly retain KPMG Peat Marwick (the "Auditor").

                        (v) Buyer and Sellers shall direct the Auditor to render a determination within thirty (30) days of its retention and Buyer and Sellers shall use their best efforts to cause the Auditor to resolve all disagreements over individual line items as soon as possible. The Auditor shall consider only those items and amounts in the Closing Balance Sheet which Buyer and Sellers are unable to resolve. The determination of the Auditor shall be conclusive and binding upon Buyer and Sellers. The fees and expenses of the Auditor shall be borne one-half by Buyer and one-half by Sellers.

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            1.7   CLOSING TRANSACTIONS.

                  (a) CLOSING. Subject to the satisfaction or waiver of the conditions contained herein, the closing of Buyer's purchase of the Acquired Assets contemplated by this Agreement (the "Closing") will take place at the offices of McGuireWoods, LLP, 50 North Laura Street, Jacksonville, Florida 32202 on August 22, 2001 or on such other date as is mutually agreeable to Buyer and Sellers. The date and time of the Closing are herein referred to as the "Closing Date."

                  (b) TRANSFERS. Subject to the terms and conditions set forth in this Agreement, the parties agree to consummate the following "Closing Transactions" on the Closing Date:

                        (i) Buyer and Sellers shall execute and deliver the Escrow Agreement in substantially the form set forth on EXHIBIT A;

                        (ii) Sellers shall execute and deliver to Buyer bills of sale in substantially the form attached hereto as EXHIBIT B, conveying the items of personal property included in the Acquired Assets;

                        (iii) Sellers shall execute and deliver to Buyer special warranty deeds in substantially the form attached hereto as EXHIBIT C, conveying all of the Owned Real Property (as that term is defined in SECTION 5.12(a));

                        (iv)  Sellers  and  Buyer  shall   execute  and  deliver
assignment and assumption agreements in substantially the form set forth in EXHIBIT D, pursuant to which the Sellers shall assign to the Buyer all of the Sellers' right, title and interest under the Leases of the Leased Real Property (as those terms are defined in SECTION 5.12(b)) and the Buyer shall assume all of the Sellers' obligations and liabilities accruing under such Leases on or after the Closing Date;

                        (v)   Sellers  and  Buyer  shall   execute  and  deliver
assignment and assumption agreements in substantially the form set forth in EXHIBIT E, pursuant to which the Sellers shall assign to the Buyer all of the Sellers' right, title and interest under the contracts listed on the Contracts Schedule (as that term is defined in SECTION 5.12(b)) and the Buyer shall assume all of the Sellers' obligations and liabilities accruing under such contracts on or after the Closing Date;

                        (vi) Sellers and Buyer shall execute and deliver assignment and assumption agreements in a form reasonably satisfactory to Sellers and Buyer, pursuant to which the Sellers shall assign to Buyer all of the Sellers' right, title and interest under the Equipment Leases (as that term is defined in SECTION 5.9A) and the Buyer shall assume all of Sellers' obligations accruing under such Equipment Leases on or after the Closing Date;

                        (vii) Buyer shall deliver to Sellers by wire transfer of immediately available funds an amount equal to the Purchase Price and any portion of the Escrow Deposit

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required to paid at Closing  pursuant to SECTION  1.6(b) to one or more accounts designated by Sellers;

                        (viii) Buyer shall deliver to the Escrow Agent by wire transfer of immediately available funds the Escrow Deposit pursuant to SECTION 1.6(b);

                        (ix) there shall be delivered to Buyer and Sellers, as applicable, certificates and other documents and instruments required to be delivered to such party under ARTICLE II hereof; and

                        (x) Sellers shall deliver to Buyer possession of the Acquired Assets.

                                   ARTICLE II

                              CONDITIONS TO CLOSING

            2.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a)   Each of the  representations and warranties set forth in
ARTICLE V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, without giving effect to any supplements or updates to the Schedule attached hereto to which the Buyer shall not have consented;

                  (b)   Each of the  representations  and warranties in SECTIONS
5.2 and  5.8(a)  and each of the  representations  and  warranties  set forth in
ARTICLE V that are qualified by the word "material" shall be true and correct in all respects, at and as of the Closing Date as if made on the Closing Date, without giving effect to any supplements or updates to the Schedules attached hereto to which the Buyer shall not have consented;

                  (c)   Sellers  shall  have   performed  and  complied  in  all
material respects with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                  (d) All consents by third parties denoted on SCHEDULE 5.6 with an asterisk shall have been obtained;

                  (e) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or otherwise been terminated ("HSR Approval");

                  (f) There shall not be (i) any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, or (ii) any proceeding that would be likely to have the effect of preventing, materially delaying, making illegal or otherwise prohibiting any of the transactions contemplated by this Agreement;

                  (g) All persons holding any rights of first refusal, repurchase rights or similar rights with respect to the Acquired Assets that are marked on SCHEDULE 5.6 with an asterisk shall have irrevocably waived all such rights and Blue Circle, Inc. shall not have asserted any right of first refusal under Section 14 of the Roberta, Alabama Limestone Sale Agreement dated June 30, 1998, as amended, by and between Blue Circle, Inc. and SRM Aggregates, Inc.;

                  (h) On or prior to the Closing Date, Sellers shall have delivered to Buyer all of the following:

                        (i) a certificate from Sellers, dated as of the Closing Date, stating that each of the conditions specified in SECTIONS 2.1(a) through (g), inclusive, has been satisfied;

                        (ii) copies of all governmental and shareholder consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated hereby (including required governmental consents described in SCHEDULE 5.6);

                        (iii) certified   copies  of  the   resolutions  of  the
Sellers' boards of directors and shareholders approving the transactions contemplated by this Agreement;

                        (iv) an opinion of Kirkland & Ellis and/or Baker, Donelson, Bearman & Caldwell, addressed to the Buyer and dated the Closing Date, regarding the due authorization, execution and delivery of this Agreement by the Sellers and the Parent and all other documents required by this Agreement to be delivered by any of the Sellers or the Parent, such opinion to be in a form reasonably acceptable to the Buyer;

                        (v) commitments to issue title insurance for all of the tracts of Real Property (as that term is defined in SECTION 5.9(c)) except those tracts specified on SCHEDULE 2.1(i)(v) attached hereto issued by First
American Title Insurance Company (together with any lease amendments, or memoranda of lease executed and in recordable form, required to evidence the legal descriptions of such tracts (or make the existence of the leases a matter of public record) as may be required in order for title policies to be issued), such insurance to contain exceptions only for Permitted Encumbrances (as that term is defined in SECTION 5.9(a)(ii)), any matters disclosed in SCHEDULES 5.9(a) and 5.9(b) and such other exceptions as shall be reasonably acceptable to Buyer;

                        (vi) such other documents or instruments as Buyer reasonably requests to (a) effect the transactions contemplated hereby, (b) evidence the accuracy of Sellers' representations and warranties, (c) evidence the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers, (d) evidence the satisfaction of any condition referred to in this SECTION 2.1, or (e) otherwise facilitate consummation or performance of any of the transactions contemplated by this Agreement; and

                  (i) All proceedings to be taken by Sellers in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Sellers to effect the transactions contemplated hereby reasonably requested by Buyer will be reasonably satisfactory in form and substance to Buyer.

                  (j) Buyer shall have confirmed to Buyer's reasonable satisfaction by analysis of core drilling tests performed at the direction of Buyer in a manner that is customary in the aggregates industry (such tests to be performed at locations at each quarry that are mutually agreeable to the Sellers and Buyer, and Buyer to give Sellers prompt access to all cores and test results and analyses) that the amount of the contractually available, legally permitted and economically mineable aggregates reserves that meet DOT specifications in the applicable markets for sized stone and base for each quarry calculated on the basis of such core drilling tests is at least eighty-five percent (85%) of the amount of such aggregates reserves for each quarry set forth in SCHEDULE 2.1(k) attached hereto.

                  (k) Seller (i) shall have remediated to Buyer's reasonable satisfaction the environmental matters disclosed in Schedule 5.20 with respect to the BHY property and the S. Pittsburg, Calera, O'Neal and Tarrant quarries or
(ii) shall have demonstrated to Buyer's reasonable satisfaction that such matters do not constitute a violation of any Environmental Requirements (as that term is defined in SECTION 5.20); provided, however, that if such conditions have not been met prior to the Closing, the cost of such remediation, as determined by an independent expert selected by Buyer and Sellers, shall be deducted from the Purchase Price and this closing condition shall be deemed to have been satisfied.

            Any condition specified in this SECTION 2.1 may be waived by Buyer, provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer or unless Buyer agrees to consummate the transactions contemplated by this Agreement without satisfaction of such condition.

            2.2 CONDITIONS TO SELLERS' OBLIGATIONS. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) The representations and warranties set forth in ARTICLE VI hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

                  (b) Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                  (c) There shall not be (i) any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, or (ii) any proceeding that would be likely to have the effect of preventing, materially delaying, making illegal or otherwise prohibiting any of the transactions contemplated by this Agreement;

                  (d) The transaction contemplated by this Agreement shall have been approved by the requisite vote of the Sellers' and Parent's shareholders (the "Shareholder Approvals");

                  (e) On or prior to the Closing Date, Buyer shall have delivered to Sellers all of the following:

                        (i) a certificate from Buyer, dated as of the Closing Date, stating that each of the conditions specified in SECTIONS 2.2(a) through 2.2(d) has been satisfied;

                        (ii) certified copies of the resolutions of Buyer's board of directors or the executive committee thereof approving the transactions contemplated by this Agreement;

                        (iii) an opinion of McGuireWoods LLP, addressed to the Sellers and dated the Closing Date, regarding the due authorization, execution and delivery of this Agreement by the Buyer and all other documents required by this Agreement to be delivered by the Buyer, such opinion to be in a form reasonably acceptable to Sellers; and

                        (iv) such other documents or instruments as Sellers reasonably request to (a) effect the transactions contemplated hereby, (b) evidence the accuracy of Buyer's representations and warranties, (c) evidence the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (d) evidence the satisfaction of any condition referred to in this SECTION 2.2, or (e) otherwise facilitate consummation or performance of any of the transactions contemplated by this Agreement.

                  (f) All proceedings to be taken by Buyer in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Sellers will be reasonably satisfactory in form and substance to Sellers.


      Any condition specified in this SECTION 2.2 may be waived by Sellers, provided that no such waiver will be effective unless it is set forth in a writing executed by Sellers or unless Sellers agree to consummate the transactions contemplated by this Agreement without the satisfaction of such condition.

                                  ARTICLE III

                           COVENANTS PRIOR TO CLOSING

            3.1 AFFIRMATIVE COVENANTS OF SELLERS. Prior to the Closing, unless Buyer agrees otherwise in writing, Sellers will:

                  (a) use commercially reasonable efforts to conduct the Sellers' business and operations only in the usual and ordinary course of business in accordance with past custom and practice;

                  (b) use their commercially reasonable efforts to cause the Sellers' current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                  (c) keep in full force and effect their respective corporate existences and all rights, franchises and intellectual property relating or pertaining to their businesses;

                  (d) use their commercially reasonable efforts to carry on the business of the Sellers in the same manner as presently conducted and to keep the Sellers' business organizations and properties intact, including their present business operations, physical facilities, working conditions and employees and their present relationships with lessors, licensors, suppliers and customers and others having business relations with the Sellers;

                  (e) maintain the assets of the Sellers in good repair, order and condition consistent with current needs;

                  (f) maintain the books, accounts and records of the Sellers in accordance with generally accepted accounting principles and, to the extent not inconsistent therewith, with past custom and practice as used in the preparation of the Financial Statements (as such term is defined in SECTION 5.7);

                  (g) promptly (once the Sellers have knowledge thereof) inform Buyer in writing of any material variances from the representations and warranties contained in ARTICLE V hereof and, if the Closing occurs, such disclosure shall amend and supplement the appropriate schedules attached hereto in the form of Updated Schedules delivered to Buyer;

                  (h) confer with Buyer concerning operational matters of a material nature;

                  (i) otherwise report periodically to Buyer concerning the status of the business, operations and finances of the Sellers;

                  (j) promptly make all filings required to be made by them in order to consummate the transactions contemplated by this Agreement (including filings and submissions under the HSR Act);

                  (k) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by legal requirements or this Agreement to make in connection with the transactions contemplated by this Agreement and in obtaining any consents identified in SCHEDULE 5.6;

                  (l) use commercially reasonable efforts to obtain payoff letters for each of the debt obligations on SCHEDULE 1.3(h) that Buyer has notified Sellers that Buyer desires to have paid or prepaid at Closing;

                  (m) use commercially reasonable efforts to obtain title commitments for the any tracts of the Real Property that are not specified on
SCHEDULE 2.1(c)(v);

                  (n)   use  commercially   reasonable  efforts  to  obtain  any
consents by and estoppel certificates from any third parties that are not denoted on SCHEDULE 5.6 with an asterisk;

                  (o) use their commercially reasonable efforts to cause the conditions in ARTICLE II to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after satisfaction of the conditions set forth in ARTICLE II (other than those to be satisfied at the Closing); And

                  (p) from and after the date which is fifteen (15) days prior to the scheduled Closing Date, will not distribute any cash or pay any cash dividends except for payments to creditors and dividends or distributions to another Seller.

            3.2 NEGATIVE COVENANTS OF SELLERS. From the date hereof, prior to the Closing, without Buyer's prior written consent, Sellers will not:

                  (a)   take any action  that  would  require  disclosure  under
SECTION 5.8 of this Agreement;

                  (b) make any loans or enter into any transactions with any Insider (as defined in SECTION 5.18), other than in the ordinary course of business;

                  (c) establish or, except in accordance with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Sellers; and

                  (d) except as specifically contemplated by this Agreement, enter into any material contract, agreement or transaction, other than in the ordinary course of the Sellers' business in accordance with past custom and practice.

            3.3 SHAREHOLDERS' MEETING; PROXY MATERIAL. Promptly after the date hereof, Parent shall prepare and file with the SEC a proxy statement to solicit the approval of this transaction by its shareholders and to cause a special meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of acting upon proposals to approve this Agreement and all actions contemplated hereby that require the approval of Parent's shareholders. Parent shall use all reasonable efforts to have the proxy statement reviewed by the SEC as promptly as practicable after such filing and to obtain and respond to any comments by the SEC or its staff resulting from such review. Parent will use all reasonable efforts to cause the proxy statement to be mailed to Parent's shareholders as promptly as practicable after approval by the SEC.

                                   ARTICLE IV

                               COVENANTS OF BUYER

            4.1 ACCESS TO BOOKS AND RECORDS. From and after the Closing, Buyer shall provide Sellers and their agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records transferred to the Buyer as part of the Acquired Assets with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Sellers, the Buyer shall not, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records for the period prior to the Closing Date without first offering to surrender to Sellers such books and records or any portion thereof which Buyer may intend to destroy, alter or dispose of.

            4.2 NOTIFICATION. Prior to the Closing, upon discovery Buyer shall promptly inform the Sellers in writing of any material variances from Buyer's representations and warranties contained in ARTICLE VI.

            4.3   [Intentionally Omitted.]

            4.4 REGULATORY FILINGS. Buyer shall make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Buyer as may be required of Buyer for the consummation of the transactions contemplated herein, and Buyer shall be responsible for all filing fees under the HSR Act. Buyer shall coordinate and cooperate with the Sellers in exchanging such information and assistance as the Sellers may reasonably request in connection with all of the foregoing.

            4.5 CONDITIONS. Buyer shall use all commercially reasonable efforts to cause the conditions set forth in SECTION 2.2 to be satisfied and to consummate the transactions contemplated herein as soon reasonably possible after the satisfaction of the conditions set forth in ARTICLE II (other than those to be satisfied at the Closing).

            4.6 CONTACT WITH CUSTOMERS AND SUPPLIERS. Prior to the Closing, Buyer shall coordinate with the Sellers all contact and communications with the employees, customers and suppliers of the Sellers (other than existing customers and suppliers of the Buyer) in connection with the transactions contemplated hereby.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                 CONCERNING THE SELLERS AND THE ACQUIRED ASSETS

      As a material inducement to Buyer to enter into this Agreement, Sellers jointly and severally represent and warrant that:

            5.1 ORGANIZATION AND CORPORATE POWER. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted and to perform all of its obligations under all contracts to which it is a party, except where the failure the failure to hold such authorizations, licenses and permits would not have a material adverse effect upon the business, financial condition or operating results of the Sellers (a "Material Adverse Effect"). Each of the Sellers is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. All such jurisdictions in which the Sellers are so qualified are set forth on SCHEDULE 5.1 attached hereto (the "Qualifications Schedule"). Sellers have delivered to Buyer true, correct and complete copies of their charter documents and by-laws, as currently in effect.

            5.2 AUTHORIZATION OF TRANSACTIONS. Each of the Sellers has full corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which such Sellers are parties and, upon obtaining the Shareholder Approvals, to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to which any of the Sellers is a party and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the board of directors of such Sellers and, upon obtaining the Shareholder Approvals, by all other necessary corporate action. This Agreement and all other agreements contemplated hereby to which any of the Sellers is a party have been duly executed and delivered by such Sellers and constitute the valid and binding agreements of such Sellers, enforceable against Sellers in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. Upon the execution and delivery by the Sellers at the Closing of all documents to be executed by Sellers at Closing pursuant to this Agreement (the "Seller Closing Documents"), the Seller Closing Documents will constitute the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. Sellers have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Seller Closing Documents and, except as set forth on SCHEDULE 5.6, to perform their obligations under this Agreement and the Seller Closing Documents.

            5.3   [INTENTIONALLY OMITTED.]

            5.4   [INTENTIONALLY OMITTED.]

            5.5 SUBSIDIARIES. No Seller has any Subsidiary that is not also a Seller. For purposes of this Agreement, the term "Subsidiary" shall mean any corporation of which the securities having a majority of the voting power in electing the board of directors are, at the time of such determination, owned by any of the Sellers or another Subsidiary.

            5.6 ABSENCE OF CONFLICTS. Except as set forth on SCHEDULE 5.6 attached hereto (the "Restrictions Schedule"), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to exercise any right of first refusal (including any right of first refusal in favor of Blue Circle, Inc.), repurchase right or similar rights with respect to any of the Acquired Assets, (e) give any third party the right to terminate or to accelerate any obligation under, (f) result in the creation of any lien, security interest, charge or encumbrance upon the Acquired Assets under, or (g) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, (i) the certificates of incorporation or by-laws of Sellers, (ii) any resolutions adopted by the board of directors or shareholders of Sellers, (iii) any license, permit or other governmental authorization issued to any of the Sellers or that relates to the business of the Sellers or any of the Acquired Assets, (iv) any indenture, mortgage, lease, loan agreement or other agreement or instrument by which any of the Sellers or any of the Acquired Assets is bound or affected, or (v) any law, statute, rule or regulation or any judgment, order or decree to which any of the Sellers or any of the Acquired Assets is subject.

            5.7 FINANCIAL STATEMENTS. The Sellers have furnished Buyer with copies of their (i) unaudited consolidated balance sheet as of May 31, 2001 (the "Latest Balance Sheet") and the related statements of income and cash flow for the five-month period then ended and (ii) unaudited consolidated balance sheets and statements of income and cash flow for the fiscal years ended December 31, 2000 and 1999, all of which are attached hereto as SCHEDULE 5.7. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete, is consistent with the Sellers' books and records (which, in turn, are accurate and complete ), presents fairly in all material respects the Sellers' financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to the absence of footnote disclosure (that if presented, would not describe exceptions to GAAP applied on a consistent basis or any change in accounting principles) and, in the case of the Latest Balance Sheet and related statements of income and cash flow, subject to changes resulting from normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and to the absence of footnote disclosure (that if present, would not describe exceptions to GAAP applied on a consistent basis or any change in accounting principles). The Financial Statements accurately reflect the gross revenues of the Sellers on a consolidated basis for the periods indicated. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any person other than the Subsidiaries are required to be included in the consolidated financial statements of the Sellers. All inventory is valued at the lower of cost or market, with appropriate reduction for any royalty payments due at the time of sale.

            5.7A BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Sellers, all of which have been made available in the offices of the Sellers for Buyer to inspect, are accurate, complete and correct and have been maintained in accordance with sound business practices

            5.8   ABSENCE  OF  CERTAIN  DEVELOPMENTS.  Except  as set  forth  on
SCHEDULE 5.8 attached hereto (the "Developments Schedule") and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Sellers have not:

                  (a)   suffered a Material Adverse Effect;

                  (b) redeemed or repurchased, directly or indirectly, or paid or declared any dividends or other distributions in respect of, any shares of its capital stock;

                  (c) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of any of the Sellers;

                  (d) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business;

                  (e) mortgaged, pledged or subjected to any material lien, charge or any other encumbrance, any portion of its properties or assets;

                  (f) sold, leased, assigned or transferred (including without limitation transfers to Sellers or its affiliates) any portion of its tangible assets, except in the ordinary course of business, or cancelled without fair consideration any debts or claims owing to or held by it;

                  (g) sold, assigned, licensed or transferred (including without limitation transfers to Sellers or its affiliates) any material Intellectual Property or disclosed any confidential information other than pursuant to agreements preserving all rights of the Sellers in such confidential information or received any confidential information of any third party in violation of any obligation of confidentiality;

                  (h) suffered any theft, damage, destruction or loss in excess of $100,000, to its tangible assets not covered by insurance or suffered any substantial destruction of its books and records;

                  (i)   made  or  entered  into  any   arrangement  to  make  an
acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or product line or made any capital investment in any entity;

                  (j) entered into, amended or terminated any lease, contract, agreement, commitment, or any other transaction in excess of $150,000 other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider;

                  (k) made or granted any bonus or any wage, salary or compensation increase in excess of $50,000 per year or outside the ordinary course of business and in accordance with past custom and practice to any employee or sales representative, group of employees or consultants or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement or made any other change in employment terms for any of its directors, officers and employees outside the ordinary course of business and in accordance with past custom and practice or entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement; or

                  (l) made any loans or advances to, or guarantees for the benefit of, any persons.

            5.9   REAL PROPERTY.

                  (a)   OWNED REAL PROPERTY.

                        (i) SCHEDULE 5.9(a) attached hereto (the "Owned Real Property Schedule") sets forth the address and description of each parcel of real property owned by any of the Sellers (collectively, the "Owned Real Property"). Except as set forth on the Owned Real Property Schedule with respect to each parcel of Owned Real Property: (a) one or more of the Sellers has or will have as of the Closing Date good and marketable fee simple title to such parcel, free and clear of all liens, encumbrances, easements and restrictive covenants, except Permitted Encumbrances, (b) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such parcel or any portion thereof or interest therein, (c) there are no pending or, to Sellers' knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to the Owned Real Property, (d) there are no leases, subleases, licenses, concessions, or other agreements, written or oral,to which any of the Sellers are parties, granting to any party or parties the right of use or occupancy of or the right to extract minerals from any portion of the Owned Real Property; and (e) there are no parties (other than the Sellers) in possession of any portion of the Owned Real Property. Except as set forth on the Owned Real Property Schedule or the Leased Real Property Schedule, none of the Sellers is a party to any agreement or option to purchase any real property or interest therein. At Closing one or more of the Sellers will own or will have a valid leasehold interest in all real property used in the Business.

                        (ii) The term "Permitted Encumbrances" shall mean with respect to each parcel of Owned Real Property: (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such parcel which are not due and payable as of the Closing Date or which are being contested by appropriate proceedings; (B) mechanics and similar statutory liens for labor, materials or supplies provided with respect to such parcel incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a Material Adverse Effect or which are being contested by appropriate proceedings; (C) zoning, building and other land use laws imposed by any governmental authority having jurisdiction over such parcel which are not violated by the Sellers' current use (or Sellers' proposed use except with respect to the DeKalb quarry) or occupancy of such parcel or the operation of the business of the Sellers thereon or any violation of which would not have a Material Adverse Effect; and (D) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such parcel which do not or would not materially impair the value of such property or the use or occupancy of such parcel in the operation of the business of the Sellers.

                  (b) LEASED REAL PROPERTY. SCHEDULE 5.9(b) attached hereto (the "Leased Real Property Schedule") sets forth the address and description of each leased and subleased parcel of real property in which any of the Sellers have a leasehold or subleasehold interest (the "Leased Real Property") and a list of all leases and subleases (which shall include all agreements, licenses or permits which grant any of the Sellers the right to purchase, mine, extract or remove aggregates, limestone, limerock, granite, gravel, sand or minerals from real estate) (collectively, the "Leases") for each Leased Real Property. The Sellers have made available to Buyer a true and complete copy of each such Lease document set forth on the Leased Real Property Schedule and all amendments thereto, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (A) one or more of the Sellers has good and marketable leasehold title to the properties specified on the Leased Real Property Schedule, free and clear of all liens, encumbrances, easements and Restrictive Covenants as of the Closing Date, other than Permitted Encumbrances;
(B) such Lease is legal, valid, binding, enforceable and in full force and effect; (C) neither the Sellers nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease, (D) no party to the Lease has repudiated any provision thereof; (E) there are no disputes, oral agreements or forbearance programs in effect as to the Lease, (F) none of the Sellers has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold that will not be released on or before the Closing Date, other than Permitted Encumbrances; (G) to Sellers' knowledge, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Leased Real Property, and (H) there are no parties (other than the Sellers) in possession of the parcel of Leased Real Property.

                  (c) REAL PROPERTY USED IN THE BUSINESS. The Owned Real Property identified on the Owned Real Property Schedule and the Leased Real
Property identified on the Leased Real Property Schedule (collectively, the "Real Property") comprise all of the real property currently used by the Sellers in the operation of their business

            5.9A EQUIPMENT LEASES. SCHEDULE 5.9A (the "Equipment Lease Schedule") describes all agreements pursuant to which any of the Sellers leases any equipment or vehicles (the "Equipment Leases"). A true, correct and complete copy of each of the Equipment Leases has been made available to Buyer. Except as set forth on SCHEDULE 5.9A, (i) each of the Equipment Leases is legal, valid, binding and enforceable and in full force and effect and will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement,
(ii) no party has repudiated any provision of any Equipment Lease, (iii) none of the Sellers or, to the Sellers' knowledge, any other party thereto, is in breach of or default under any Equipment Lease, and (iv) no event has occurred which, with notice or lapse of time would constitute a breach of or default under or permit termination, modification or acceleration under any Equipment Lease.
SCHEDULE 5.9A accurately sets forth the pay off amounts (including any prepayment penalties) due under each of the Equipment Leases as of the date set forth on such Schedule.

            5.10 TITLE TO PERSONAL PROPERTY. Except as set forth on SCHEDULE 5.10, one or more of the Sellers own good and marketable title to all of the personal property shown on the Latest Balance Sheet, free and clear of all liens, security interests and other encumbrances, except for liens relating to current taxes not yet due and payable and liens and encumbrances set forth on the attached SCHEDULE 5.10 (the "Liens Schedule").

            5.11  TAXES.

                  (a) Each of the Sellers has filed all Tax Returns that it is required to file under applicable laws and regulations and all such Tax Returns are complete and correct in all respects. Each of the Sellers has paid all Taxes due and owing by it (whether or not shown on any Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, equityholder, creditor or other third party.

                  (b) None of the Sellers has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. None of the Sellers currently is the beneficiary of any extension of time within which to file any Tax Return. No foreign, federal, state or local Tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Sellers, and no written notice indicating an intent to open an audit or other review has been received by the Sellers from any foreign, federal, state or local taxing authority. There are no unresolved questions or claims concerning the Sellers' Tax liability which individually or in the aggregate exceed $100,000.00. No claim has ever been made by an authority in a jurisdiction where any of the Sellers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (c) Except as set forth on SCHEDULE 5.11, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Sellers.

                  (d) There is no dispute or claim concerning any Tax Liability of any of the Sellers either (a) claimed or raised by any authority in writing or (b) as to which any of Sellers and the directors and officers (and employees responsible for Tax matters) of the Sellers has knowledge based upon personal contact with any agent of such authority. SCHEDULE 5.11 attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Sellers for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Sellers since December 31, 1997.

                  (e) As used in this Agreement, the following terms shall have the following respective meanings:

                  (f) "Code" means the Internal Revenue Code of 1986, as amended.

                  (g) "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not.

                  (h) "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statement or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements related to Taxes.

            5.12  CONTRACTS AND COMMITMENTS.

                  (a) Except as specifically contemplated by this Agreement and except as set forth on SCHEDULE 5.12 attached hereto (the "Contracts
Schedule"), none of the Sellers is a party to any: (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan other than as described in SECTION 5.17(b) or the Schedules relating thereto; (ii) or any stock purchase, stock option, or similar plan; (iii) contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis or any severance agreements; (iv) agreement or indenture relating to the borrowing of money, the guarantee of any indebtedness, any capitalized lease obligation or to mortgaging, pledging or otherwise placing a lien on any portion of the Acquired Assets; (v) agreements with respect to the lending or investing of funds; (vi) license, sublicense or royalty agreements; (vii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $25,000 annually, except for the Equipment Leases; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it; or (ix) contract or group of related contracts with the same party for the purchase or sale of raw materials, supplies, products or other personal property or for the furnishing or receipt of services (a) the performance of which will extend over a period of more than six months, or (b) involves consideration in excess of $25,000.

                  (b) Buyer either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on the Contracts Schedule, together with all amendments, waivers or other changes thereto.

                  (c) With respect to each contract so listed: (i) the contract is legal, valid, and binding obligation of the Sellers; and (ii) to the Sellers' knowledge, no party has repudiated any provision of such contract and the Sellers are not in breach of or default under such contract, and no event has occurred which, with notice or lapse of time would constitute a breach of or default under or permit termination, modification, or acceleration under such contract, except where such breach, default, termination, modification or acceleration would not result in an aggregate loss in excess of $100,000.00.

            5.13 INTELLECTUAL PROPERTY. All of the patents, registered trademarks, registered service marks, registered copyrights, application for any of the foregoing and material unregistered trademarks, service marks, copyrights, trade names and corporate names used in the conduct of the Sellers' respective businesses (collectively, "Intellectual Property") are set forth on the attached Schedule 5.13 (the "Intellectual Property Schedule"). Except as set forth on the Intellectual Property Schedule: (i) one or more of the Sellers own and possess all right, title and interest in and to, or possesses the valid right to use, the Intellectual Property; (ii) the Sellers have not received any written notices of material infringement or misappropriation from any third party with respect to the Intellectual Property; and (iii) to the Sellers' knowledge, none of the Sellers is currently infringing on the intellectual property of any other Person, except for any nonconformance with clauses (i),
(ii) and (iii) above which would not have a Material Adverse Effect. To the Sellers' knowledge, each item of Intellectual Property owned or used by any of the Sellers immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Except as set forth on the Intellectual Property Schedule, to the knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of any of the Sellers.

            5.14 LITIGATION; PROCEEDINGS. Except as set forth on SCHEDULE 5.14 attached hereto (the "Litigation Schedule"), there are no actions, suits, or proceedings, pending or, to the knowledge of the Sellers, threatened against or affecting the Sellers or any of their assets at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. SCHEDULE 5.14 sets forth each instance in which any of the Sellers is subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

            5.15 BROKERAGE. Except for the fees of Deutsche Banc Alex. Brown (which fees shall be paid by Sellers), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any of the Sellers.

            5.16  GOVERNMENTAL LICENSES AND PERMITS.

                  (a) SCHEDULE 5.16(a) attached hereto (the "Licenses Schedule") contains a complete listing and summary description of all permits, certificates of occupancy, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights relating to the Acquired Assets owned or possessed by the Sellers (collectively, the "Licenses"). Except as indicated on the Licenses Schedule, one or more of the Sellers owns or possesses all right, title and interest in and to all of the Licenses which are necessary to conduct their business as presently conducted and will use its commercially reasonable efforts to maintain all such Licenses. Each of the Licenses is in full force and effect. No loss or expiration of any License is, to the knowledge of the Sellers, threatened, pending or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof. No License is due to expire in accordance with its terms within 180 days after the Closing Date, except as set forth on SCHEDULE 5.16(a).

                  (b)   Except  for HSR  Approval,  and  except  as set forth on
SCHEDULE 5.16(b) attached hereto (the "Governmental Consent Schedule"), no permit, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required to be obtained by any of the Sellers in connection with its execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated hereby.

            5.17  EMPLOYEE MATTERS.

                  (a) SCHEDULE 5.17(a) attached hereto sets forth an accurate and complete list of all employees ("Employees") of the Sellers, together with such Employee's position and present salary or compensation arrangement and amount of the last increase thereof and all contracts between any Employee and any of the Sellers. No general work stoppage or other significant labor dispute with respect to the Sellers is pending or, to the Knowledge of Sellers, threatened, and no application for certification of a collective bargaining agent is pending or, to the Knowledge of Sellers, threatened with respect to the business of the Sellers. No employees of any of the Sellers are covered by a collective bargaining agreement, except for the collective bargaining agreement identified in SCHEDULE 5.17(a). The Sellers have complied in all material respects with all Applicable Laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and all Applicable Laws regarding occupational safety and health with respect to employees employed by it.

                  (b) There are no liabilities of Sellers related to any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA) of the Sellers (collectively, the "Plans") or any liabilities of such Plans, including without limitation any withdrawal liability related to any "multiemployer plan" (as that term is defined in Section 3(37) of ERISA), which encumber, attach to, or impair the value of, any of the Acquired Assets.

            5.18 AFFILIATE TRANSACTIONS. Except as disclosed on SCHEDULE 5.18 attached hereto (the "Affiliate Transactions Schedule"), to the Sellers' knowledge, no officer, director, or Affiliate of the Sellers or any individual in such officer's or director's immediate family (collectively, the "Insiders") is a party to any agreement, contract, commitment or transaction with any of the Sellers or has any interest in any property used by any of the Sellers.

            5.19 COMPLIANCE WITH LAWS. The Sellers are in compliance in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.

            5.20  ENVIRONMENTAL MATTERS.

                  (a) Except as set forth on SCHEDULE 5.20, each of the Sellers is in compliance with all Environmental Requirements and has no liability for the violation of any Environmental Requirements.

                  (b) Each of the Sellers has obtained and is in compliance with all permits, licenses, and other authorizations required by Environmental Requirements for the occupation of its Facilities and the operation of its business.

                  (c) None of the Sellers has received any written notice or report regarding any actual or alleged violation of any Environmental Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them, or any of their Facilities arising under Environmental Requirements, except for any such notice the subject matter of which has been substantially resolved.

                  (d) The Sellers have made available to Buyer true and correct copies of all environmental assessment reports relating to any of the Sellers or any of their Facilities that are in the possession, custody or control of Sellers.

                  (e) This SECTION 5.20 contains the sole and exclusive representations and warranties of the Sellers with respect to any environmental matters including, without limitation, any matters arising under any Environmental Requirements.

                  (f) For the purposes of this SECTION 5.20, "Environmental Requirements" shall mean all federal, state, local and foreign statutes, common law, regulations, ordinances and court orders concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation, as such requirements are enacted and in effect on or prior to the Closing Date.

            5.20A SOLVENCY. The Sellers and Parent are, and immediately following the Closing Date will be, Solvent. "Solvent" means that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of the Sellers and/or Parent, as applicable, will as of such date exceed the amount of all liabilities of the Sellers and/or Parent, as applicable, (b) the Sellers and/or Parent, as applicable, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and
(c) the Sellers and Parent will be able to pay their debts as they mature.

            5.21  DISCLOSURE.

                  (a) No representation or warranty of Sellers in this Agreement and no statement in the schedules attached hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) No notice given pursuant to SECTION 3.1(h) will contain any untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

            5.22 UNDISCLOSED LIABILITIES. The Sellers have no liabilities or obligations of the type required to be reflected on the face of a balance sheet prepared in accordance with GAAP that were not fully reserved against in the Latest Balance Sheet or the Closing Balance Sheet, except (x) matters specifically identified and described in the Schedules attached hereto, (y) obligations arising under contracts or commitments described on the Contracts Schedule and (z) liabilities and obligations reflected on the Latest Balance Sheet, the Closing Balance Sheet or incurred in the ordinary course of business since the date of the Latest Balance Sheet which are usual and normal in amount in relation to the Sellers' past experience. Notwithstanding the foregoing, the preceding sentence shall not apply with respect to any liability or obligation to the extent the subject matter giving rise to such liability or obligation is addressed in another representation or warranty set forth in this ARTICLE V.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      As a material inducement to Sellers to enter into this Agreement, Buyer hereby represents and warrants to Sellers that:

            6.1 CORPORATE ORGANIZATION AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Buyer is a party and perform its obligations hereunder and thereunder.

            6.2 AUTHORIZATION. The Buyer has full corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to which Buyer is a party and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the board of directors of Buyer and by all other necessary corporate action. This Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. Upon the execution and delivery by Buyer at the Closing of all documents to be executed by Buyer at Closing pursuant to this Agreement (the "Buyer Closing Documents"), the Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Buyer Closing Documents and to perform its obligations under this Agreement and the Buyer Closing Documents.

            6.3   ABSENCE OF  CONFLICTS.  Neither  the  execution,  delivery  or performance of this Agreement and the other documents contemplated hereby to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, (b) result in a breach of any of the provisions of, (c) constitute a default under, (d) result in the violation of,
(e) give any third party the right to terminate or to accelerate any obligation under, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, the provisions  of the  certificate  of  incorporation  or  by-laws  of  Buyer,  any resolutions adopted by the board of directors or shareholders of Buyer, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Buyer is subject. Except for HSR Approval, no notice to, filing with or authorization, consent or approval of any government or governmental agency by Buyer is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which Buyer is a party.

            6.4 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

            6.5   [INTENTIONALLY OMITTED.]

            6.6 BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            6.7 FINANCING. Buyer has and shall have at the Closing sufficient cash and available credit facilities (and has provided evidence thereof satisfactory to Sellers) to pay the full consideration payable to Sellers hereunder, to make all other necessary payments by it in connection with the purchase of the Acquired Assets and to pay all of its related fees and expenses.

                                  ARTICLE VII

                                   TERMINATION

            7.1 TERMINATION. This Agreement may be terminated at any time prior to the

Closing:

                  (a)   by mutual written consent of Buyer and Sellers;

                  (b) by either Buyer or Sellers if there has been a material misrepresentation or breach on the part of the other party of the representations, warranties or covenants set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby, unless such terminating party's willful breach of this Agreement has caused the condition to be unsatisfied; or

                  (c) by either Buyer or Sellers if the Closing has not occurred on or prior to October 8, 2001; provided that neither Buyer nor Sellers will be entitled to terminate this Agreement pursuant to this subsection (c) if such person's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time; or

                  (d) by Sellers if the board of directors of any of the Sellers determines, based on the advice of its counsel, that it is required by law to terminate the Agreement in order to comply with its fiduciary duties; or

                  (e) by either Buyer or Sellers if this Agreement is deemed to be unenforceable in any bankruptcy or similar insolvency proceeding in which any of the Sellers is the debtor.

            7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Sellers as provided in SECTION 7.1, this Agreement shall forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its stockholders or directors or officers in respect thereof, except for the obligations of the parties hereto in SECTIONS 9.3, 9.5(b) and 9.6 and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

            7.3   TERMINATION   FEE.  Sellers  agree  to  pay  Buyer  a  fee  in
immediately available funds equal to 2% of the Purchase Price plus all reasonable documented, third party expenses incurred in connection with the transactions contemplated by this Agreement not to exceed $500,000.00 (the "Termination Fee") if this Agreement is terminated by Sellers pursuant to (i)
SECTION 7.1(c) but solely because of the failure of the closing condition regarding the approval by Sellers' shareholders of the transactions contemplated by this Agreement, or (ii) SECTION 7.1(d) and, within 360 days of such termination, Sellers consummate or enter into an agreement to consummate (including without limitation any agreement in principle or any oral agreement) a sale of the Sellers or Parent (as long as the Sellers remain subsidiaries of Parent) to a third party pursuant to a tender or exchange offer, a merger, a stock purchase, or a sale of substantially all or any significant portion of the assets of the Sellers or the Parent (which includes without limitation the equity interests in Sellers) (a "Transaction"). The Termination Fee shall be paid immediately prior to the earlier of the consummation of a Transaction or the entry into an agreement with respect to a Transaction. Any amounts due under this SECTION 7.3 that are not paid when due shall bear interest at the lower of fourteen percent (14%) per annum or the highest rate permitted by law from the date due through and including the date paid.

                                  ARTICLE VIII

                       INDEMNIFICATION AND RELATED MATTERS

            8.1 SURVIVAL. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby.

            8.2   INDEMNIFICATION.

                  (a) Parent and Sellers, jointly and severally, agree to indemnify Buyer, its officers, directors and stockholders (the "Buyer Group") and hold them harmless from and against any penalties, fines, costs, amounts paid in settlement, obligations, expenses, fees, loss, liability, deficiency, damage or claim, including court costs and reasonable attorneys' fees and expenses (a "Loss") which the Buyer Group may suffer, sustain or become subject to, as a result of (i) the breach by Parent or Sellers of any representation or warranty made by Parent or Sellers contained in ARTICLE V of this Agreement,
(ii) the breach by Parent or Sellers of any covenant or agreement made by Parent or Sellers contained in this Agreement, any exhibit hereto or any certificate delivered by the Parent or Sellers to Buyer in connection with the Closing,
(iii) any claims of any brokers or finders claiming by, through or under Parent or Sellers or by, through or under the Parent or Sellers in respect of the transactions contemplated herein and (iv) any Excluded Liabilities.

                  (b) With respect to claims for breaches of representations and warranties referred to in SECTION (a)(i) above and taking into account any disclosures made in the Updated Schedules pursuant to SECTION 3.1(g) hereof, (i) Parent and Sellers will not be liable to the Buyer Group with respect to any individual Loss unless (x) such Loss exceeds $50,000.00 (the "Threshold Amount") and (y) together with all other Losses (which are above the Threshold Amount) exceeds $1,600,000.00 in the aggregate, in which case Parent and Sellers will be liable only for such excess, and (ii) Parent and Sellers' liability to the Buyer Group for such Losses shall not exceed 10% of the Purchase Price; provided, that, the foregoing shall not apply in respect of any Loss with respect to the breach by Parent or Sellers of any representation or warranty made by Sellers in
SECTION 5.2.

                  (c) Parent and Sellers will be liable to the Buyer Group with respect to claims referred to in SECTION 8.2(a) above only if Buyer gives Parent or Sellers written notice thereof within 1 year after the Closing Date, except for claims arising from breaches of the representations and warranties set forth in SECTION 5.2 as to which claims may be made at any time.

                  (d) Buyer agrees to indemnify Parent and Sellers and hold Parent and Sellers harmless from and against any Loss which Parent or Sellers may suffer, sustain or become subject to, (i) as the result of a breach of any
(a) representation or warranty, or (b) covenant or agreement by Buyer contained in this Agreement, (ii) for Assumed Liabilities (whether or not accrued, whether arising before, on or after the Closing Date, regardless of when asserted), or
(iii)

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


as a result of Buyer's conduct of the Business or use of the Acquired Assets and or the sale of any product on or after the Closing Date; provided that Buyer will be liable to Parent or Sellers with respect to claims referred to in clause
(i)(a) in the preceding sentence only if (x) Sellers give Buyer written notice thereof within 1 year after the Closing Date and (y) only to the extent that the aggregate amount of all such claims exceeds $1,600,000 and does not exceed 10% of the Purchase Price.

                  (e)   If a  party  hereto  seeks  indemnification  under  this
SECTION 8.2, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this
SECTION 8.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if it so elects (except that the Indemnifying Party may not so elect without the Indemnified Party's consent unless (i) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, (ii) the suit, action, claim, liability or obligation does not seek to impose any liability or obligation upon the Indemnified Party other than for money damages, and (iii) such suit, action, claim, liability or obligation does not relate to the Indemnified Party's relationship with its customers or employees), shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses. If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (y) the employment thereof has been specifically authorized by the Indemnifying Party in writing or
(z) the Indemnifying Party has failed to assume the defense and employ counsel. The Indemnifying Party shall not be liable for any settlement of any action or proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any action or proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

                  (f) The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) any Tax Benefit inuring to Buyer, the Sellers or any of their Affiliates on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses) received or receivable by Buyer, the Sellers and, its Subsidiaries on account of such Loss. If Buyer, the Sellers or any of their Affiliates receives a Tax Benefit after an indemnification payment is made, Buyer shall promptly pay to the Sellers the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized. For purposes hereof, "Tax Benefit" shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates. Buyer and the Sellers shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance recovery is made by Buyer, the Sellers or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Sellers.

                  (g) All indemnification payments made hereunder shall be treated by all parties as an adjustment to the Purchase Price.

                  (h) Notwithstanding anything to the contrary contained in this SECTION 8.2, there shall be no recovery for any Loss by Buyer under this
SECTION 8.2, and the Loss shall not be included in meeting the stated thresholds hereunder, to the extent such item has been included in the calculation of Actual Closing Working Capital as determined pursuant to SECTION 1.2 hereof.

            8.3   EXCLUSIVE REMEDY.

                  (a) Following the Closing, except with respect to claims based upon intentional misrepresentation, the indemnification provided by
SECTION 8.2 shall be the sole and exclusive remedy to the exclusion of all other remedies and recourse at law or otherwise under or in connection with this Agreement and the transactions contemplated herein, including without limitation, for any Losses of the Buyer Group or the Sellers Group with respect to any alleged misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by Buyer or Sellers in this Agreement or in any Exhibit, Schedule or Updated Schedule attached hereto or any certificate delivered hereunder. Except as provided in SECTION 8.2, no claim shall be brought or maintained by Buyer or Sellers or their respective successors or permitted assigns against any officer, director or employee (present or former) of Sellers, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of Sellers set forth or contained in this Agreement or any certificate delivered hereunder, except to the extent that the same shall have been the result of fraud by any such person (and in the event of such fraud, such recourse shall be brought or granted solely against the person or persons committing such fraud), and provided that without limiting the foregoing, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek consequential damages or any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. In no event shall any officer, director or employee of any of the Sellers have any shared or vicarious liability for the actions or omissions of any other person.

                  (b) Buyer, the Sellers and their respective successors and permitted assigns, hereby waive any right to seek contribution or other recovery from any officer, director or employee (present or former) of any of the Sellers, that any of them may now or in the future have under any Environmental Requirements, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, any analogous state law, and any common law providing for any remedy or right of recovery with respect to environmental matters. Buyer, the Sellers and their respective successors and permitted assigns, hereby release all officers, directors or employees (present or former) of any of the Sellers from any and all such claims, demands, and causes of action, that any of them may now or in the future have under such Environmental Requirements.

            8.4 DISCLOSURE GENERALLY. If and to the extent any information required to be furnished in any schedule is contained in this Agreement or in any Schedule (or Updated Schedule) attached hereto, such information shall be deemed to be included in all Schedules (or Updated Schedules) in which the information is required to be included (but only to the extent such information can reasonably be determined to relate to the other Schedules). The inclusion of any information in any Schedule (or Updated Schedule) attached hereto shall not be deemed to be an admission or acknowledgment by the Sellers that such information is material to or outside the ordinary course of the business of the Sellers.

            8.5 ACKNOWLEDGMENT BY BUYER. THE REPRESENTATIONS AND WARRANTIES BY SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE SCHEDULES (AND UPDATED SCHEDULES) ATTACHED HERETO, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE SELLERS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH HEREIN) ARE SPECIFICALLY DISCLAIMED BY SELLERS.

            8.6   ARBITRATION PROCEDURES.

                  (a) The parties hereto agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of this Agreement (the "Disputes"), except as otherwise provided by SECTION 1.2 above. Nothing in this
SECTION 8.6 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in subsection (e) below) or availing itself of the other remedies set forth in SECTIONS 9.5(c) and 9.9(d) below. The parties hereto hereby agree and acknowledge that, except as otherwise provided in this
SECTION 8.6 or in the Commercial Arbitration Rules of the American Arbitration Association, as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act of the State of Florida.

                  (b) In the event that any party hereto asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten (10) business days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within forty-five (45) business days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of

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


Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association, as in effect from time to time, to be included therein, if any.

                  (c) Buyer and Sellers shall each select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Buyer's Arbitrator" and "Sellers' Arbitrator," respectively). In the event that either party fails to select an independent arbitrator as set forth herein within twenty (20) days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Sellers' Arbitrator and Buyer's Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this SECTION 8.6. If Sellers' Arbitrator and Buyer's Arbitrator are unable to agree on a third arbitrator within twenty (20) days after their selection, Sellers' Arbitrator and Buyer's Arbitrator shall each prepare a list of three independent arbitrators. Sellers' Arbitrator and Buyer's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Sellers' Arbitrator and Buyer's Arbitrator.

                  (d) The arbitrator(s) selected pursuant to subsection (c) above will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000, and if Sellers contest only $500 of the amount claimed by Buyer, and if the arbitrator(s) ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 / 500) to Sellers and 40% (i.e. 200 / 500) to Buyer.

                  (e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all parties. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than the later of ninety (90) business days after the delivery of the Notice of Arbitration and ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and except to correct manifest clerical errors.

                  (f) Buyer and Sellers may enforce any Final Determination in any state or federal court having jurisdiction over the Dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in any inconvenient forum.

                  (g) If any party shall fail to pay the amount of any damages, if any, assessed against it within ten (10) days of the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) the prime rate, as declared by Citibank, N.A. from time to time (which rate shall be adjusted on the effective date of each change in such rate) (the "Prime Rate") plus 300 basis points and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semiannually, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall promptly reimburse the other party for all reasonable costs or expenses of any nature or kind whatsoever (including but not limited to reasonable attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

            9.1   TAX  MATTERS.   The  following  provisions  shall  govern  the
allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

                  (a) ALLOCATION OF PURCHASE PRICE. The Parties agree that the Purchase Price and the liabilities of the Sellers (plus other relevant items) will be allocated to the assets of the Sellers for all purposes (including Tax and financial accounting purposes) in a manner consistent with the fair market values of such assets as determined by mutual agreement of the parties hereto and set forth in SCHEDULE 9.1(a) attached hereto. Buyer and Sellers will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

                  (b)   COOPERATION ON TAX MATTERS.

                        (i) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of, or which include, the Sellers and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers agree (A) to retain all books and records with respect to Tax matters and pertinent to the Sellers relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Sellers shall allow the other party to take possession of such books and records.

                        (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (c) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sellers will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

            9.2 EMPLOYEE AND EMPLOYEE BENEFIT MATTERS. Effective as of the Closing Date, the employees of the Sellers (the "Continued Employees") shall cease to be covered under the employee benefit plans of Sellers and shall participate under the employee benefit plans, programs and policies established by the Buyer. To the extent permitted under the Buyer's' employee benefit plans, the Continued Employees shall be covered under the employee benefit plans without any exclusion for pre-existing conditions and shall recognize the employees' service with Sellers for purposes of vesting and eligibility under such plans.

            9.3 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of the Sellers will be issued without the mutual approval of all parties hereto, except for any public disclosure which any party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Sellers and Buyer). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Sellers will be issued without Buyer's consent (which shall not be unreasonably withheld).

            9.4 FURTHER TRANSFERS. Sellers will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Acquired Assets and any other transactions contemplated hereby.

            9.5   INVESTIGATION AND CONFIDENTIALITY.

                  (a) Prior to the Closing Date, Buyer may make or cause to be made such investigation of the business and properties of the Sellers as it deems necessary or advisable to familiarize itself therewith; provided that such investigation shall be (i) reasonably related to the transactions contemplated thereby and (ii) conducted in a manner as not to interfere unreasonably with the normal business operations of the Sellers. Prior to the Closing Date, Sellers will cause their officers, directors and employees to permit Buyer, its employees and authorized representatives and representatives of the financial institutions which are considering participation in the financing of this transaction to (i) have full access to the premises, books and records of the Sellers at reasonable hours, (ii) visit and inspect any of the properties of the Sellers, and (iii) discuss the affairs, finances and accounts of the Sellers with the directors, officers, key employees of the Sellers.

                  (b) If the transactions contemplated by this Agreement are not consummated, Buyer will not disclose or use at any time any information and materials reasonably designated by Sellers as confidential (except that confidential information shall not include (i) information which is publicly available through no fault of Buyer, or (ii) information already known to Buyer or obtained by Buyer from a third party not bound by any duty of confidentiality to Sellers), and Buyer and its representatives will return to Sellers originals of and destroy copies of all memoranda, notes, plans, records, documentation and other materials obtained from Sellers in connection with the transactions contemplated by this Agreement which Buyer may then possess or have under its control. Whether or not the transactions contemplated hereby are consummated, Sellers will maintain the confidentiality of all information and materials regarding Buyer and its affiliates reasonably designated by Buyer as confidential. If the transactions contemplated by this Agreement are consummated, Sellers will maintain the confidentiality of, and will not use for any purpose, all proprietary and other non-public information regarding the Sellers (including, without limitation, any of same included in the Intellectual Property), except as necessary to file tax returns and other reports to governmental agencies, and to turn over to Buyer at the Closing copies of all such materials it has in its possession. In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this SECTION 9.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any information to any tribunal or else stand liable for contempt, Sellers may disclose the information to the tribunal; provided, however, that Sellers shall use their commercially reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Buyer shall designate. This SECTION
9.5 shall survive any expiration or termination of this Agreement.

                  (c) The parties hereto acknowledge and agree that in the event of a breach by any party of any of the provisions of this SECTION 9.5, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, any non-breaching party and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

            9.6 EXPENSES. Sellers will pay the cost of the title commitments required to be delivered to Buyer pursuant to SECTION 2.1(i), and Buyer shall pay the premiums for any title insurance policies that Buyer elects to obtain. Sellers and Buyer will each pay one-half of the costs of any surveys obtained by Sellers in order to obtain the title commitments required to be delivered to Buyer pursuant to SECTION 2.1(i). Except as set forth in the preceding sentences of this SECTION 9.6 and as otherwise provided in this Agreement, Buyer and Sellers will pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

            9.7 EXCLUSIVITY. Except as provided in this SECTION 9.7 and subject to the fiduciary duties of the boards of directors of Sellers, until this Agreement is terminated by its terms, Sellers will not (and Sellers will not cause or permit any affiliate, director, officer, employee or agent of the Sellers or their affiliates to), (a) solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation, (iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving, the Sellers or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. Until this Agreement is terminated by its terms, Sellers shall notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

            9.8 BOOKS AND RECORDS. Unless otherwise consented to in writing by Sellers or Buyer (as the case may be), Buyer and Sellers will not, for a period of seven (7) years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Sellers acquired by Buyer hereunder or retained by Sellers without first offering to surrender to Sellers or Buyer such books and records or any portion thereof of which Sellers or Buyer may intend to destroy, alter or dispose of. Buyer and Sellers will allow the other party's representatives, attorneys and accountants access to such books and records, upon reasonable request and during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.

            9.9 ACCOUNTS RECEIVABLE. In the event that any of the accounts receivable on the Closing Balance Sheet remain uncollected for more than 120 days following the Closing Date, Buyer at its option may re-assign those accounts receivable to Sellers, and Sellers shall pay to Buyer the face amount of such accounts receivable less the amount of any reserves as set forth on the Closing Balance Sheet.

                                   ARTICLE X

                                  MISCELLANEOUS

            10.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer and Sellers. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

            10.2 NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, delivered by express courier service or telecopied. Notices, demands and communications to the Sellers and Buyer will, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

      Notices to Sellers:

      SRM Aggregates, Inc.
      U.S. Aggregates, Inc.
      147 West Election Road, Suite 110
      Draper, Utah  84020
      Attention:  Chief Executive Officer


      with a copy to:

      Kirkland & Ellis
      200 East Randolph Drive
      Chicago, Illinois 60601
      Attention:  John A. Schoenfeld
      Telecopy:  (312) 861-2200

      and

      Baker, Donelson, Bearman & Caldwell
      1800 Republic Centre
      Chattanooga, Tennessee  37450
      Attention:  Louann Prater Smith
      Telecopy:  (423) 752-9570

      Notices to Buyer:


      Florida Rock Industries, Inc.
      155 East 21st Street
      Jacksonville, Florida 32206-2104
      Attention:  John D. Baker II
      Telecopy:  (904) 355-0817

      with a copy to:

      McGuireWoods LLP
      50 North Laura Street
      Suite 3300
      Jacksonville, FL 32202

      Attention:  Lewis S. Lee
      Telecopy:  (904) 798-3207

            10.3 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of Sellers, except that Buyer may assign all or a portion of its rights (but not its obligations) hereunder to one or more wholly-owned subsidiaries of Buyer.


            10.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

            10.5 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

            10.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

            10.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

            10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

            10.9 GOVERNING LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

            10.10 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

            10.11 KNOWLEDGE. As applied to the Sellers in this Agreement, the terms "knowledge" or "aware" shall mean and include the actual knowledge or awareness of Morris Bishop, Sam Reed, Rowan Smith and Ted Reynolds.

            10.12 TIME FOR ACCEPTANCE. If this Agreement is not executed by and delivered to all parties by facsimile transmission on or before 5:00 p.m. Eastern Time on July 11, 2001, this offer will be null and void. The date of this Agreement will be the date when the last one of Buyer and Sellers have executed this Agreement.

                                     * * * *

      IN WITNESS WHERE OF, the parties hereto have executed this Agreement as of the date first written above.

                                              SELLERS:

                                              SRM AGGREGATES, INC.


                                              By: /s/ C.S. REED, JR.
                                              ----------------------------

                                              Its: President


                                              BRADLEY STONE & SAND, INC.


                                              By: /s/ C.S. REED, JR.
                                              ----------------------------

                                              Its: President


                                              BHY READY MIX, INC.


                                              By: /s/ C.S. REED, JR.
                                              ----------------------------

                                              Its: President


                                              DEKALB STONE, INC.


                                              By: /s/ C.S. REED, JR.
                                              ----------------------------

                                              Its: President


                                              MULBERRY ROCK CORPORATION


                                              By: /s/ C.S. REED, JR.
                                              ----------------------------

                                              Its: President

                                              BAMA CRUSHED CORPORATION


                                              By: /s/ C.S. REED, JR.
                                              ----------------------------

                                              Its: President


                                              GROVE MATERIALS CORPORATION


                                              By: /s/ C.S. REED, JR.
                                              ----------------------------

                                              Its: President


                                              PARENT:


                                              U.S. AGGREGATES, INC.


                                              By: /s/ S. SPRINGEL
                                              ----------------------------

                                              Its: Chief Executive Officer

                                              BUYER:

                                              FLORIDA ROCK INDUSTRIES, INC.


                                              By: /s/ JOHN D. BAKER, II
                                              ----------------------------

                                              Its: Chief Executive Officer

                                LIST OF SCHEDULES*

Schedule 1.3(f)            Assumed Indebtedness Schedule
Schedule 2.1(i)(v)         Title Commitments Schedule
Schedule 2.1(k)            Ore Reserves Schedule
Schedule 5.1               Qualifications Schedule
Schedule 5.5               Subsidiary Schedule
Schedule 5.6               Restrictions Schedule
Schedule 5.8               Developments Schedule
Schedule 5.9(a)            Real Property Schedule
Schedule 5.9(b)            Leases Schedule
Schedule 5.9A              Equipment Lease Schedule
Schedule 5.10              Personal Property Liens Schedule
Schedule 5.11              Tax Returns Schedule
Schedule 5.12              Contracts Schedule
Schedule 5.13              Intellectual Property Schedule
Schedule 5.14              Litigation Schedule
Schedule 5.16(a)           Licenses Schedule
Schedule 5.16(b)           Governmental Consent Schedule
Schedule 5.17(a)           Employee Schedule
Schedule 5.18              Affiliate Transactions Schedule
Schedule 5.20              Environmental Matters Schedule
Schedule 9.1(a)            Allocation of Purchase Price

* Schedules omitted.

ANNEX C

                                                  DEUTSCHE BANK

                                                  Deutsche Banc Alex, Brown Inc.
                                                  Mergers, Acquisitions and
                                                  Corporate Advisory Group
                                                  130 Liberty Street, NYC02-3301
DEUTSCHE BANC ALEX, BROWN                         New York, NY 10006

                                                  Tel  212 250 6000
July 11, 2001                                     Fax  212 250 6440


Board of Directors
U.S. Aggregates, Inc.
400 South El Camino Real, Suite 500
San Mateo, CA 94402

Members of the Board:

Deutsche Banc Alex. Brown Inc. ("DBAB") has acted as financial advisor to U.S. Aggregates, Inc. ("U.S. Aggregates") in connection with the sale (the "Transaction") of the assets of SRM Aggregates, Inc., Bradley Stone & Sand, Inc., BHY Ready Mix, Inc., Dekalb Stone, Inc., Mulberry Rock Corporation, Bama Crushed Corporation and Grove Materials Corporation ("the Sellers") to Florida Rock Industries, Inc. (the "Buyer") for $150 million in cash, less the amount at closing of certain operating and financial leases, plus the assumption of certain liabilities (the "Consideration"), pursuant to the Asset Purchase Agreement, dated July 11, 2001, among the Buyer, U.S. Aggregates and the Sellers (the "Asset Purchase Agreement"). The terms and conditions of the Transaction are more fully set forth in the Asset Purchase Agreement.

You have requested DBAB's opinion, as investment bankers, as to the fairness, from a financial point of view, to U.S. Aggregates of the Consideration to be received in connection with the Transaction.

In connection with DBAB's role as financial advisor to U.S. Aggregates, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning the Sellers and certain internal analyses and other information furnished to it by U.S. Aggregates. DBAB has also held discussions with members of the senior management of the Sellers and U.S. Aggregates regarding the business and prospects of the Sellers. In addition, DBAB has (i) compared certain financial information for the Sellers with certain financial and stock market information for certain companies whose securities are publicly traded, (ii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iii) reviewed the terms of the Asset Purchase Agreement and certain related documents, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Board of Directors
U.S. Aggregates, Inc.
July 11, 2001
Page 2



DBAB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Sellers, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Sellers. With respect to the financial forecasts and projections made available to DBAB and used in its analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Sellers and U.S. Aggregates, as the case may be, as to the matters covered thereby. In rendering its opinion, DBAB expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. DBAB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of the Sellers, U.S. Aggregates, and the Buyer contained in the Asset Purchase Agreement are true and correct.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of U.S. Aggregates. This opinion is limited to the fairness, from a financial point of view, to U.S. Aggregates of the Consideration in connection with the Transaction to be received, and DBAB expresses no opinion as to the merits of the underlying decision by U.S. Aggregates to engage in the Transaction. DBAB expresses no opinion on the impact of the Transaction on the financial position, prospects, or solvency of U.S. Aggregates, or the price at which the common stock of U.S. Aggregates will trade following the Transaction.

DBAB will be paid a fee for its services as financial advisor to U.S. Aggregates in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. DBAB is an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to U.S. Aggregates for which it has received compensation, including acting as lead manager and underwriter in connection with U.S. Aggregates' August 1999 initial public offering of common stock. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of U.S. Aggregates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Board of Directors
U.S. Aggregates, Inc.
July 11, 2001
Page 3



Based upon and subject to the foregoing, it is DBAB's opinion as investment bankers that the Consideration to be received in connection with the Transaction is fair, from a financial point of view, to U.S. Aggregates.

                                            Very truly yours,


                                            /s/  Deutsche Banc Alex, Brown

                                            DEUTSCHE BANC ALEX. BROWN INC.